UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)
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April 16, 2012
Dear Stockholder,
I am pleased to invite you to the 2012 Annual Meeting of Stockholders of MetroPCS Communications, Inc., a Delaware corporation (the “Company”), to be held on Thursday, May 24, 2012, at 10:00 a.m. Central Daylight Time (“CDT”), in the Bank of America Theater at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082 (“Annual Meeting”).

At this year's Annual Meeting, you will be asked to:

•	Elect two Class II directors named in the Proxy Statement to our Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

Attached you will find a notice of Annual Meeting and Proxy Statement that contain further information about the Annual Meeting, including the time, date and location of the Annual Meeting, a description of the matters to be voted on at the Annual Meeting, the different methods that you may use to vote, and how to obtain an admission card if you plan to attend the Annual Meeting in person.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please read the Proxy Statement and then cast your vote as instructed in the Proxy Card, as promptly as possible. Since the voting cut-off varies by voting method, I encourage you to review the Proxy Card for when you must cast your vote in order for it to be counted at the Annual Meeting. In any event, we encourage you to vote before the date of the Annual Meeting, or the Voting Cut-off Date so that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person. We encourage you to cast your vote by using the telephone or Internet as it is easier and more efficient, will help us reduce our impact on the environment and will save the Company printing and postage costs. Additionally, the proxy materials you will receive by mail will contain our Annual Report to Stockholders for 2011 that contains information about our Company and its financial performance. We encourage you to read the Annual Report as it describes our business, strategy, regulatory environment, risks associated with an investment in the Company and with the business, financial condition and operating results and our financial performance for fiscal year 2011.
Thank you for your continued interest in and support of the Company.

Sincerely yours,
Roger D. Linquist
Chairman of the Board of Directors and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on May 24, 2012
Your Participation and Vote are Important
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.

Voting your shares is important to ensure that you have a say in the governance of the Company. Your vote is important to us. Please review the proxy materials and follow the instructions detailed on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in the Company.
Whether or not you expect or plan to attend the Annual Meeting in person, we would encourage you to please promptly mark, date and return your proxy as instructed, or vote by telephone or using the Internet as instructed, on the proxy card so that a quorum at the Annual Meeting may be reached, the business before the Annual Meeting can be conducted, and your shares may be voted.
Available Information
We are providing you access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of this Proxy Statement, along with MetroPCS Communications, Inc.'s Annual Report to Stockholders for 2011 and other proxy materials, on the Internet at http://www.allianceproxy.com/metropcs/2012. These documents are also posted on the Company's website at www.metropcs.com under the “About Us” tab and then selecting “Investor Relations” and “SEC Filings and Reports.”
Broker Voting Information
Your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions by completing and returning the proxy card or following the voting instructions provided to you from your broker. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the Voting Cut-off Date.
Attendance at Annual Meeting
In accordance with our security procedures, all stockholders attending the Annual Meeting will be require to show a valid, government-issued, picture identification which must match the name on the admission ticket or legal proxy or confirming documentation from your broker before being admitted to the Annual Meeting.

Notice of 2012 Annual Meeting of Stockholders

Date:	May 24, 2012
Time:	10:00 a.m. CDT
Place:	Eisemann Center, Bank of America Theater
2351 Performance Drive
Richardson, Texas 75082

At the MetroPCS Communications, Inc. 2012 Annual Meeting of Stockholders, or Annual Meeting, you will be asked to:

1. Elect two Class II Directors named in the Proxy Statement to the Company's Board of Directors;
2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2012 fiscal year; and
3. Consider any other business that is properly brought before the Annual Meeting or any continuation, adjournment or postponement of the Annual Meeting.

The Board of Directors has established the close of business on April 9, 2012 as the record date, or Record Date, for the determination of holders of MetroPCS Communications, Inc.'s common stock, par value $0.0001 per share, or Common Stock, entitled to notice of, and to vote at, the Annual Meeting, and any continuation, adjournment or postponement thereof.
Your vote is very important to us. You may vote on the items to be considered at the Annual Meeting in person, by mailing a Proxy Card, by voting over the Internet or by toll-free telephone as described in the Proxy Card, or by returning the voter information form provided by your bank or broker. Please carefully review the instructions for the various voting options available to you detailed on the Proxy Card. If you have questions, please review our questions and answers about the Annual

Meeting and the voting options for additional information, including when you must vote, how to revoke your proxy and how to vote your shares in person.
You also are cordially invited to attend the Annual Meeting in person. Only stockholders with an admission ticket and valid, government-issued, picture identification that matches the admission ticket will be admitted to the Annual Meeting. If your shares are registered in your name, an admission ticket is attached to your Proxy Card. If your shares are not registered in your name, you should ask the broker, bank or other institution that holds your shares to provide you with a legal proxy authorizing you to vote your shares of the Company's Common Stock as of our Record Date, whether in person, via the Internet or telephone. You also can obtain an admission ticket to the Annual Meeting by presenting this legal proxy, or confirming documentation of your account from your broker, bank or other institution, at the Annual Meeting. All stockholders will be required to show a valid, government-issued, picture identification which must match the name on the admission ticket or legal proxy or confirming documentation from your broker before being admitted to the Annual Meeting.
Your vote matters and you are encouraged to vote. Whether or not you attend the Annual Meeting in person you are urged to mark, date and sign the enclosed Proxy Card and return it to the Company or use an alternate voting option described in the Proxy Card before the Annual Meeting to ensure your shares are voted. We encourage you to vote electronically by using the Internet or to vote by telephone as it is easy and efficient and will help us reduce our impact on the environment and reduce the costs associated with the postage and distribution of these materials.

By Order of the Board of Directors,

Roger D. Linquist Chairman of the Board of Directors and Chief Executive Officer

Richardson, Texas
April 16, 2012

PROXY STATEMENT

We are furnishing proxy materials to our stockholders by mailing paper copies of the materials (including our Annual Report to Stockholders for 2011) to each stockholder at the address we, your bank, broker or other institution holding your shares, may have. The Board of Directors, or the Board, began mailing this Proxy Statement and the Proxy Card of MetroPCS Communications, Inc., or the Company, via the United Stated Postal Service, on or about April 16, 2012 to stockholders of record as of the close of business on April 9, 2012, the Record Date, to solicit proxies in connection with the election of Class II directors to the Company's Board, to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2012 fiscal year, and to vote on any other business properly brought before the 2012 Annual Meeting of Stockholders, or the Annual Meeting, and at any continuation, adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on May 24, 2012 in the Bank of America Theater at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082 commencing at 10:00 a.m. Central Daylight Time, or CDT. We refer to MetroPCS Communications, Inc., a Delaware corporation, and its subsidiaries herein as the “Company,” “our Company,” “MetroPCS,” “we,” “our,” “ours,” or “us.”

Each holder of record of the Company's common stock, par value $0.0001, or Common Stock, at the close of business on the Record Date is entitled to notice of, to attend, and to vote at the Annual Meeting, or at any continuation, adjournment or postponement of the Annual Meeting. Each holder of record on the Record Date is entitled to one vote for each share of Common Stock held by such holder. As of February 29, 2012 there were 362,969,581 shares of our Common Stock outstanding. We need a majority of the shares of our Common Stock outstanding on the Record Date and entitled to vote at the Annual Meeting present, in person or by proxy, to constitute a quorum and transact business at the Annual Meeting.

The Board encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting. The Company's Annual Report to Stockholders for 2011, which contains the consolidated audited financial statements for the fiscal year ended December 31, 2011, accompanies this Proxy Statement. You may also obtain, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 that was filed with the Securities and Exchange Commission, or the SEC, on February 29, 2012, by writing to MetroPCS Communications, Inc., 2250 Lakeside Boulevard, Richardson, Texas 75082, Attention: Investor Relations, or by telephoning our Investor Relations department at (214) 570-4641. This Proxy Statement, the Company's Annual Report to Stockholders for 2011, and Annual Report on Form 10-K also are available, without charge, on the Company's website at www.metropcs.com under the “About Us” tab, then selecting the “Investor Relations,” tab then “SEC Filings and Reports.”

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2012 PROXY STATEMENT SUMMARY INFORMATION
To assist you in reviewing the Company's performance for 2011 and in evaluating the proposals we are seeking your vote on at the Annual Meeting, we would like to call your attention to certain key elements of our Proxy Statement. The following description is only a summary. For additional information about these topics, please review the Company's Annual Report on Form 10-K filed with the SEC on February 29, 2012 and the entire Proxy Statement.

Annual Meeting of Stockholders

Time and Date:	10:00 a.m., CDT, Thursday, May 24, 2012
Place:	The Bank of America Theater at the Eisemann Center, 2351 Performance Drive, Richardson, Texas 75082
Record Date:	Close of business on April 9, 2012
Voting:	Stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Attendance:
If you plan to attend the Annual Meeting in person, please bring the admission ticket (which is attached to the Proxy Card) or, if your shares are not registered in your name, you will need a legal proxy from the broker, bank or other institution that holds your shares. You will also need a valid government-issued picture identification that matches your admission ticket or legal proxy.

Business Review

“We reported solid financial and operating results for 2011, marked by record Adjusted EBITDA[1] for the full year and the fourth quarter as well as strong full year subscriber growth. Adjusted EBITDA both for the fourth quarter and the full year 2011 was the highest in
Company history at $362 million and $1.3 billion, respectively. These Adjusted EBITDA results represent strong year over year growth rates of 15% and 13%, respectively. Operationally, during the fourth quarter, we effectively balanced growth with profitability, recorded sequential 80 basis point decline in churn and recorded a 300 basis point sequential increase in Adjusted EBITDA margin.”

Roger D. Linquist Chairman and CEO
During the year ended December 31, 2011, under the leadership of our executive team, the Company had a number of substantial accomplishments, including the following:

•	Total subscriber growth of 15% in 2011 to over 9.3 million subscribers

•	Approximately 1.2 million net subscriber additions and the sixth consecutive year of over 1 million net subscriber additions

•	Total gross subscriber additions of more than 5.3 million, an increase of 11% over 2010

•	Consolidated total revenues of $4.8 billion, an increase of 19% over 2010

•	Record Adjusted EBITDA of $1.3 billion, an increase of 13% over 2010, and the highest Adjusted EBITDA in Company history

•	Eighth straight consecutive year of 30% or greater Adjusted EBITDA margins

•	Increased Average Revenue Per User (ARPU) $0.78 from 2010 to $40.57[1]

•	Record unlevered free cash flow (Adjusted EBITDA less Capital Expenditures) of $442 million, an increase of 15% over 2010[1]

•	Completed amendment and expansion of senior secured credit facility and completed an additional $1 billion of borrowing

•	Completed launch of 4G LTE in each of MetroPCS' major metropolitan areas

•	Expanded MetroPCS unlimited wireless service to selected portions of Connecticut and Massachusetts

•	Launched Android For All service plans

•
Launched a number of 3G CDMA and 4G LTE smartphones, including the world's first dual mode CDMA/4G LTE Android smartphone, the Samsung Galaxy Indulge, and also launched the Samsung Admire, Huawei M835, LG Esteem and HTC Wildfire S

•	Added content from Disney/ABC Television Group and ESPN to MetroSTUDIO Video on Demand application for 4G LTE handsets

•	Launched Rhapsody music service, which offers an unlimited mobile music experience with access to more than 12 million songs

•	Partnered with USA Basketball and became the exclusive wireless provider for The Ultimate Fighting Championship® in the U.S. and Puerto Rico
________________________
1 For reconciliation to GAAP, please see "Reconciliation of non-GAAP Financial Measures" beginning on page 75 of the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, except for unlevered free cash flow which is presented beginning on page 7 of this Proxy Statement, under "Reconciliation of non-GAAP Financial Measures."

During 2011, the Company focused on increasing revenue, increasing Adjusted EBITDA and maintaining its low cost structure. We accomplished these goals. For the year, our revenues increased 19% over 2010 to $4.8 billion, driven primarily by the continued growth of our subscriber base as well as the success of our Wireless For All service plans. Our Adjusted EBITDA was over $1.3 billion, up 13% over 2010, and our operating income grew to $748 million. During the year we maintained our low cost structure, while also bearing the costs of our 4G LTE network. For 2011, our Cost Per Gross Addition (CPGA) of $1732 was among the lowest of any other facilities based pay-in-advance wireless broadband mobile provider, and was well below the four largest national postpaid wireless providers. This is particularly impressive given the higher subsidy we incurred with the introduction of the Android smartphones. We believe the increased handset subsidy for smartphones is a prudent investment because our customers have demonstrated a tremendous appetite for Android smartphones and the services, applications and data enabled by these devices. During 2011, our Cost Per User (CPU) totaled $19.562, again, among the lowest of any facilities based wireless broadband mobile provider. This level of CPU includes the costs associated with running our 4G LTE network as well as upgrading approximately 54% of our subscriber base during the year.
We also believe it is important as a growth company to maintain a strong balance sheet. In March 2011, we expanded our senior secured credit facility with a new $500 million term loan. In May 2011, we also completed an additional $1 billion term loan. A portion of the total proceeds from the additional term loan were used to repay $536 million in outstanding principal that would have matured in November 2013. The remaining net proceeds from both of these borrowings are available for general corporate purposes, including possible spectrum acquisitions. These financings, combined with two bond offerings we undertook in 2010, we believe put the Company in a strong position from a balance sheet perspective, and provide us with flexibility to continue to invest and grow the business. Further, we have no significant debt maturities until 2016.
Our strategy has been and remains the same. We predominately target underserved customer segments, offer simple, predictable, affordable and flexible service plans focused on increasing the value provided to our customers. We plan to remain one of the lowest cost wireless broadband mobile service providers in the United States by controlling our costs, expanding in and around the major metropolitan areas we currently serve, continuing to invest in our networks in order to offer our customers competitive and technologically advanced services, and offering nationwide voice, text and web services on an all tax and regulatory fee included basis.
The Company's strong performance in 2011 was the result of our employees' passion, hard work and dedication to our business. Our ability to attract, motivate and retain a highly talented team of employees that fit our unique Company culture is critical to the execution of our long-term strategy. We are confident that we have the team in place to accomplish our future objectives.

Key Financial Metrics

Subscriber Growth

•	Total subscriber growth of 15% in 2011 to over 9.3 million subscribers
•	Approximately 1.2 million net subscriber additions and the sixth consecutive year of over 1 million net subscriber additions
•	Total gross subscriber additions of more than 5.3 million, an increase of 11% over 2010
•	Approximately 38% Compounded Annual Growth Rate, or CAGR, over last 9 years
•	Increased penetration of 9.3%, up from 8.4% a year ago

________________________
2 For reconciliation to GAAP, please see "Reconciliation of non-GAAP Financial Measures" beginning on page 75 of the Company's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012.

Adjusted EBITDA3

•	Record Adjusted EBITDA of $1.3 billion, an increase of 13% over 2010, and the highest Adjusted EBITDA in Company history
•	Eighth straight consecutive year of 30% or greater Adjusted EBITDA margins
•	40% CAGR over last 8 years

Cost Position4

•	Industry leading Cost Per Gross Addition (CPGA) of $166 for the fourth quarter 2011.
•	Low Cost Per User (CPU) of $20.00 for the fourth quarter 2011.
•	Industry low cumulative capital expenditures per ending subscriber of $57 for 2011

————————————
3 CAGR measures 2003 – 2011 growth.
4 Industry averages include AT&T Mobility, Verizon Wireless, T-Mobile, Leap Wireless and Sprint Nextel for 4Q11. Information based on publicly reported metrics and Wall St. research and estimates. MetroPCS’ metrics based on 4Q11 results.

Proxy Peer Comparison
Compensation Highlights

Overview

In 2011, we did not make any material changes to our compensation structure for our Named Executive Officers as defined in the section captioned "Compensation Discussion and Analysis - Overview". Our compensation program emphasizes pay for performance and consists of a base salary component, an annual cash performance award and a long-term equity incentive award. The annual cash performance award focuses our executives' compensation on certain key metrics which are taken from the Company's annual business plan and are designed to drive the Company's goals of growing the Company's revenues, subscribers, and the Company's Adjusted EBITDA while balancing capital expenditures. These measures take a balanced approach to drive profitable growth which means that overachievement on one may reduce the other unless it leads to profitable growth. Our long-term equity incentive awards are balanced between stock options and restricted stock and generally vest over a four year period. We believe this vesting schedule is appropriate as it focuses our executives on long-term profitable growth.

Non-binding, Advisory Executive Compensation Vote

At our 2011 Annual Meeting of Stockholders, we submitted a non-binding, advisory proposal to our stockholders seeking approval of our executive compensation, or the Non-Binding Resolution on Executive Compensation, and over 94% of our stockholders voted in favor of the Non-Binding Resolution on Executive Compensation. After taking into consideration, among other things, the prior vote in favor of the Non-Binding Resolution on Executive Compensation, our Compensation Committee did not make any material changes to the executive compensation for 2012.

Executive Compensation Elements

Type	Form		Terms
Equity	Stock Options	•	Generally vest over 4 years
		•	25% vests after 12 months
		•	1/36 vests each month thereafter

	Restricted Stock	•	Generally vest over 4 years
		•	25% vests after 12 months
		•	1/12 vests each quarter thereafter
		•	Time based vesting only
Cash	Salary	•	Generally eligible for increase annually
		•	Targeted at market median
		•	Based on assessment of performance by Board on quantitative and qualitative goals

	Annual Cash Performance Award	•	Target at market median with higher payout for exceptional performance
		•	Payout 0-200% of target
		•	Weighted 70% Company performance, 30% individual performance
		•	Company performance against key metrics from annual business plan
Other	Perquisites	•	No structured perquisites

Other Key Compensation Features
•	Performance based	•	No employment contracts	•	No material changes in 2012 to major compensation elements
•	"Clawback" policy	•	No excise tax gross-ups	•	Use of same peer group
•	Annual risk assessment of our pay practices	•	No supplemental pension, health or death benefits	•	Independent compensation consultant, Mercer
•	Target market median for base pay, annual cash performance award, and long-term incentives with ability to achieve higher for exceptional performance.	•
Compensation policies and practices designed to discourage excessive risk taking, including, assessment of performance against multiple metrics, equity vesting over multiple years, and "Clawback" policy

The percentage of our executive compensation for 2011, and particularly the percentage thereof allocable to annual cash performance awards and long-term equity incentive awards, shown below reflects that the Company met its goals for the year (refer to the section captioned “Compensation Discussion and Analysis” beginning on page 34 for a more detailed discussion on our compensation programs).

Name & Principal Position	2011 Salary	2011 Stock Awards	2011 Option Awards	2011 Non-Equity Incentive Plan Compensation	2011 All Other Compensation	2011 Total
Roger D. Linquist CEO	$871,608	$3,168,000	$3,336,216	$1,560,900	$2,450	$8,939,174

The total direct compensation of our other Named Executive Officers below reflects our strong 2011 results and demonstrates our commitment to provide competitive compensation that is aligned with Company performance and stockholder returns. The pay “at risk” for our four other Named Executive Officers is 85% for their total reported direct compensation and more than 70% of their reported total direct compensation for 2011 was in the form of long-term equity incentive awards. Please refer to the “2011 Summary Compensation Table” beginning on page 50 for a more detailed description of our Named Executive Officers' 2011 compensation.

Name & Principal Position	2011 Salary	2011 Stock Awards	2011 Option Awards	2011 Non-Equity Incentive Plan Compensation	2011 All Other Compensation	2011 Total
Thomas C. Keys President and COO	$554,688	$1,440,000	$1,504,568	$602,900	$2,450	$4,104,606

J. Braxton Carter Vice Chairman/CFO	$510,299	$1,296,000	$1,373,736	$489,400	$2,450	$3,671,885

Mark A. Stachiw Vice Chairman/General Counsel and Secretary	$416,061	$792,000	$850,408	$399,000	$2,450	$2,459,919

Dennis T. Currier SVP Human Resources	$287,043	$432,000	$607,802	$209,600	$—	$1,536,445

Frequency of Non-binding, Advisory Executive Compensation Vote

Our next vote on a non-binding, advisory proposal to approve executive compensation will be at the 2014 Annual Meeting of Stockholders. At our 2011 Annual Meeting of Stockholders we submitted a non-binding, advisory proposal on the frequency of the non-binding, advisory vote to approve executive compensation. At our 2011 Annual Meeting of Stockholders, our Board recommended to our stockholders that they vote to hold the non-binding, advisory vote to approve executive compensation once every three years. A majority of the votes cast (excluding abstentions) were in favor of holding the non-binding, advisory vote on executive compensation once every three years, or the Stockholder Vote. After taking into consideration, among other factors, the Stockholder Vote, the Board, consistent with the prior recommendation to stockholders, has determined to hold the non-binding, advisory vote to approve executive compensation once every three years.

Our Governance Practices

We believe that good corporate governance will serve our stockholders well. In that vein, we have adopted a number of corporate governance practices, including the following:

•	Adoption of written Corporate Governance Guidelines.
•	With the exception of our CEO, our directors are independent.
•	All independent Committee members - our Board Committees are composed entirely of independent directors
•	Our directors have a substantial stake in our Common Stock - the directors own or are associated with funds that own approximately 11% of our Common Stock as of December 31, 2011.
•	The creation of a Presiding Director role with a substantive list of duties intended to provide independent Board leadership.
•	Regular Executive Sessions of the Board and selected Board Committees.
•	Emphasizing Pay for Performance -
¡
For our Named Executive Officers, a very substantial portion of their total compensation is in Company Common Stock and is contingent upon Company performance and appreciation in the market price of the Company's Common Stock.

¡ The long-term equity incentive awards generally vest over 4 years and 25% cliff vests after the first year.
•	No Employment Agreements with our Named Executive Officers.
•	No Internal Revenue Code Section 280G Excise Tax Gross-Up Payments.
•
A “Clawback” Policy which allows the Company to seek repayment of any annual cash performance awards if performance measures upon which they are based are materially restated or otherwise adjusted in a manner that will reduce the size of an award or payment.

•	No Named Executive Officer Perquisites - We have no structured executive perquisite benefits for any executive officer.
•
An Insider Trading Policy that prohibits our executive officers and directors from purchasing or selling puts or calls to sell or buy our Common Stock, engaging in short sales with respect to our Common Stock and buying our Common Stock on margin.

•	A comprehensive Related Persons Transactions Policy.

2011 Board and Committee Meetings

Board/Committee	Number of Meetings
Board	11
Audit Committee	11
Compensation Committee	6
Nominating and Corporate Governance Committee	4
Finance and Planning Committee	20

Highlights of Requested Stockholder Actions

Agenda and Voting Recommendations

Proposal	Description	Board Recommendation	Page
1	Election of two Class II Directors	"FOR" each Nominee	14-15
2	Ratification of the Appointment of Deloitte & Touche LLP As Our Independent Registered Public Accounting Firm	"FOR"	65

Re-elect two Class II Directors (Proposal No. 1 begins on page 14 of our Proxy Statement)

Our Board consists of six directors and our directors are divided into three classes with staggered three-year terms. Messrs. W. Michael Barnes and John (Jack) F. Callahan, Jr. are our current Class II directors. Our Class II directors are standing for election at the Annual Meeting, each of which was unanimously recommended by the Nominating and Corporate Governance Committee based on their expertise, qualifications, attributes and skills, and each of whom was unanimously determined to qualify as independent by the Board. Information regarding each of our Class II directors is set forth on page 14-15 of our Proxy Statement. The Board recommends that you vote FOR the election of Messrs. W. Michael Barnes and John (Jack) F. Callahan, Jr. as the Company's Class II directors.

Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2012 (Proposal No. 2 begins on page 65 of our Proxy Statement)

The Audit Committee of the Board has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year ending December 31, 2012, subject to ratification by the stockholders of the Company. Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since 2005 and is considered by management to be well qualified. We are asking our stockholder to vote FOR the ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year ending December 31, 2012.

2013 Annual Meeting

Deadline for stockholder proposals under 14a-8	December 17, 2012
Deadline for Business Proposals and Nominations under Bylaws	No earlier than January 24, 2012 and no later than February 23, 2013

Other

Percent of stockholders approving executive compensation in 2011	Over 94%
Frequency of Advisory, Non-Binding vote to approve executive compensation	3 Years
Next Advisory, Non-Binding vote to approve executive compensation	2014
Next Advisory, Non-Binding vote on the frequency of the vote to approve executive compensation	2017
Reconciliation of non-GAAP Financial Measures
The following tables illustrate the calculation of unlevered free cash flow, which is defined as Adjusted EBITDA less purchases of property and equipment, and reconciles Adjusted EBITDA to net income and cash flows from operating activities, which we consider to be the most directly comparable GAAP financial measures to Adjusted EBITDA.

	Year Ended December 31,
	2011	2010
	(in thousands)
Calculation of unlevered free cash flow:
Net income	$301,310	$193,415
Adjustments:
Depreciation and amortization	538,835	449,732
Loss (gain) on disposal of assets	3,619	(38,812)
Stock-based compensation expense	41,791	46,537
Interest expense	261,073	263,125
Interest income	(2,028)	(1,954)
Other (income) expense, net	(699)	1,807
Loss on extinguishment of debt	9,536	143,626
Provision for income taxes	178,346	118,879
Purchases of property and equipment	(889,769)	(790,385)
Unlevered free cash flow	$442,014	$385,970

	Year Ended December 31,
	2011	2010
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to unlevered free cash flow:
Net cash provided by operating activities	$1,061,808	$994,500
Adjustments:
Interest expense	261,073	263,125
Non-cash interest expense	(6,595)	(13,264)
Interest income	(2,028)	(1,954)
Other (income) expense, net	(699)	1,807
Other non-cash expense	—	(1,929)
Provision for uncollectible accounts receivable	(518)	(2)
Deferred rent expense	(18,828)	(21,080)
Cost of abandoned cell sites	(1,099)	(2,633)
Gain on sale and maturity of investments	493	566
Accretion of asset retirement obligations	(5,224)	(3,063)
Provision for income taxes	178,346	118,879
Deferred income taxes	(174,617)	(115,478)
Changes in working capital	39,671	(43,119)
Purchases of property and equipment	(889,769)	(790,385)
Unlevered free cash flow	$442,014	$385,970

Questions and Answers about the Annual Meeting and Voting

Why did I receive these materials?

As a holder of Common Stock of the Company at the close of business on the Record Date, you are entitled to vote at the Company's Annual Meeting to be held at the Eisemann Center, Bank of America Theater, 2351 Performance Drive, Richardson, Texas 75082, or the Annual Meeting Location, on May 24, 2012 at 10:00 a.m. CDT. This Proxy Statement provides notice of the Annual Meeting, describes the two proposals to be voted on by the holders of record of the Company's Common Stock on the Record Date at the Annual Meeting, and includes information required to be disclosed to all of our stockholders.

What is the purpose of this meeting?

The purpose of this Annual Meeting of the Company's stockholders is to vote upon:

•	The election of our Class II directors whose terms expire as of the Annual Meeting date;

•	The ratification of the Audit Committee's appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2012; and

•	Any other business that may be properly brought before the Annual Meeting, or any continuation, adjournment or postponement thereof.

Who may vote at the Annual Meeting?

If you are a holder of record of the Company's Common Stock as of the Record Date - that is you hold shares of our Common Stock registered in the Company's records in your own name - you may vote your shares of the Company's Common Stock on the matters to be voted on at the Annual Meeting. You will receive only one Proxy Card for all the shares of Common Stock you hold in certificate and book-entry form.

If you hold shares of Common Stock in a “street name” - that is through an account with a bank, broker or similar institution, where the institution is shown as the “registered holder” of your shares of the Company's Common Stock on the Company's stock register as of the Record Date, you may direct the registered holder how to vote your shares at the Annual Meeting by following the instructions that you will receive from the registered holder. When a bank, broker or other similar institution (the registered holder) holds shares for someone else, it informs the Company of how many clients it has who are beneficial owners of the Company's Common Stock and the Company then provides the registered holder, or its agent, with that number of proxy materials as requested. Each registered holder or its agent must then forward the proxy materials to you to obtain your direction on how to vote your shares. When you receive proxy materials from the registered holder, they will instruct you to return your executed Proxy Card to them. The bank, broker or similar institution will then total the votes it receives and submit a Proxy Card reflecting the aggregate votes of all the beneficial owners for which it serves as the registered holder. See "How are the votes recorded? And, what is the effect if I do not vote?" for further explanation regarding voting through the registered holder.

If you are an employee of the Company, you may only vote the shares of the Company's Common Stock in which you have voting rights. Any unvested shares attributable to the Company's compensation plans in which you do not have voting rights will be voted by the Company for the matters brought before the Annual Meeting in the same proportion as the rest of the shares of Common Stock of the Company that are voted.

How do proxies work?

While we encourage all holders of the Company's Common Stock to attend the Annual Meeting and vote in person using the admission card included in the proxy materials, we also have included a Proxy Card, which provides the holders of our Common Stock with a means to vote on the two proposals to be considered at the Annual Meeting without having to attend the Annual Meeting in person.

Our Board of Directors is asking for your proxy to be voted at the Annual Meeting. This means you may vote by designating the person selected by us as your proxy to vote the Company Common Stock you hold at the Annual Meeting in the way you instruct, and with regard to any other business that may properly come before the Annual Meeting, as those designated persons think best. We have designated two of our executive officers as proxies for the Annual Meeting: J. Braxton Carter, our Vice Chairman and Chief Financial Officer, and Thomas C. Keys, our President and Chief Operating Officer, or collectively, the Proxies.

How do I vote?

You may vote in the following ways:

By Internet. Go to www.voteproxy.com 24 hours a day, 7 days a week, and follow the on-screen instructions. You will need to have your Proxy Card available and use the Company number and account number shown on your Proxy Card to cast your vote. This method of voting will be available until 11:59 p.m. Eastern Daylight Time, or EDT, on May 23, 2012, or the date immediately before any date that the Annual Meeting may be continued, postponed or adjourned. Internet voting procedures are designed to authenticate holders' identities, to allow holders to vote their shares, and to confirm that their voting instructions have been properly recorded.

By Mail. You may vote by written Proxy Card, either through direct submission to the Company of your executed Proxy Card if you are the holder of record of such shares on the Company's stock register, or through execution of your Proxy Card promptly returned to your broker/registered holder for submission to the Company. In either circumstance, you should sign your Proxy Card exactly in the same name as it appears on the card and date your Proxy Card and indicate your voting preference on each Proposal. You should mail your Proxy Card in plenty of time to allow delivery prior to the Annual Meeting. Proxy Cards received by the Company after May 24, 2012 at 10:00 a.m. CDT may not be considered unless the Annual Meeting is continued, postponed or adjourned and then only if received before the date and time the continued, postponed or adjourned Annual Meeting is held.

By Phone. You also may vote by touchtone phone from the U.S. and Canada, using the toll-free number on the Proxy Card, using the procedures and instructions described on the Proxy Card. The deadline for voting at the Annual Meeting by touchtone phone is 11:59 p.m. EDT on May 23, 2012. Note that the telephone voting procedures are designed to authenticate holders' identities, to allow holders to vote their shares, and to confirm that their voting instructions have been properly recorded. Telephone voting will be considered at the Annual Meeting if completed prior to 11:59 p.m. EDT on May 23, 2012, or the date immediately before any date that the Annual Meeting may be continued, postponed or adjourned.

In Person. You also may vote in person at the Annual Meeting. See “What is required for a quorum at the Annual Meeting?” below.

How are the votes recorded? And, what is the effect if I do not vote?

If the Company receives a valid Proxy Card from you by mail (e.g., signed by the holder of record or registered holder and dated) or receives your vote by phone or Internet, your shares will be voted by the Proxies as indicated in your voting preference selection. As a holder of record, if you return your signed and dated Proxy Card without indicating your voting preference on one or more of the proposals to be considered at the Annual Meeting, or you otherwise do not indicate your voting preference via phone or Internet on one or more of the proposals to be considered at the Annual Meeting, those shares on which you did not indicate your voting preference will be voted in accordance with the recommendations of the Board.

If you hold your shares in a street name (through a registered holder) and do not provide voting instructions to the registered holder at least ten days prior to the Annual Meeting, the registered holder will not be permitted to vote your shares in the election of directors. If you want your shares to be voted, you must instruct your broker how to vote such shares. The New York Stock Exchange (NYSE) rules no longer permits brokers and banks to vote your shares on a discretionary basis for non-routine corporate governance matters, such as the election of directors, absent your specific instruction, but your shares can be voted on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. See “How many votes are required to approve each Proposal?” below.

If you indicate that you wish to withhold authority or abstain from voting on a proposal, your shares will not be voted on that proposal and will have no direct effect on the outcome of either the election of directors or the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Your vote, however, will count towards the quorum necessary to hold the Annual Meeting.

If you are a registered holder of our Common Stock and do not send in your Proxy Card or otherwise do not elect to vote via phone or Internet, your vote will not be counted toward the proposals or for the purpose of establishing the quorum at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes, you may change or revoke your Proxy Card at any time prior to the vote on the matters at the Annual Meeting or, if the Annual Meeting is continued, postponed or adjourned, the time and date of such continued, postponed or adjourned meeting. If you are a holder of record of our Common Stock you may revoke your Proxy Card at any time prior to the voting deadlines referred to in "How do I vote?" above by (1) delivering to the Company's Corporate Secretary at our principal executive office located at 2250 Lakeside Boulevard, Richardson, Texas 75082, a written revocation that must be received by the Company prior to the date and time of the Annual Meeting, or, if the Annual Meeting is continued, postponed or adjourned, the date and time of such continued, postponed or adjourned meeting, (2) submitting another valid Proxy Card with a later date by mail, (3) voting by phone or Internet, or (4) by attending the Annual Meeting in person and giving the Company's Inspector of Elections notice of your intent to vote your shares in person. If your shares are held in a street name, you must contact your broker/registered holder in order to revoke your Proxy Card. If you intend to revoke your Proxy Card, you must ensure that such revocation is received by the Company's Corporate Secretary prior to the date and time of the Annual Meeting, or by the date and time at which the Annual Meeting may be continued, postponed or adjourned. Any revocation received as of or after that date and time will not be effective. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

What is required for a quorum at the Annual Meeting?

In order to transact business at the Annual Meeting, a majority of the outstanding shares of the Company's Common Stock that are entitled to vote on the Record Date, or a quorum, must be represented in person or by proxy at the Annual Meeting. In addition, certain restricted stock granted to employees of the Company which remain unvested as of the date of the Annual Meeting will count towards quorum as such shares shall be voted for the Proposals in the same proportion as the votes by the other holders of the Company's Common Stock. If a quorum is not present at the Annual Meeting, no business can be transacted at that time and the meeting will be continued, postponed or adjourned to a later date.

A stockholder's instruction to “withhold authority,” “abstentions,” and “broker non-votes” will be counted as present and entitled to vote for purposes of determining quorum. “Withhold authority” is a stockholder's instruction to withhold his authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors, including the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. A “broker non-vote” occurs when a bank, broker or other registered holder holding shares for a beneficial owner does not vote on a proposal because the registered holder has not received voting instructions on the proposal from the beneficial owner, and the subject matter of the proposal is one upon which such registered holder is not permitted under NYSE rules to vote uninstructed shares in their discretion. See “Discretionary voting” in “How many votes are required to approve each Proposal?” below.

How many votes are required to approve each Proposal?

Holders of record as of the Record Date will be entitled to one vote per share of Common Stock held by such holder on all matters to be voted upon.

Proposal	Vote Required	Withhold Votes/Abstentions Counted as a "No" Vote	Discretionary Vote Allowed?
1. Election of Class II Directors	Plurality	No	No
2. Ratification of independent registered public accounting firm	Majority	No	Yes

A “plurality” means for the election of directors that the two nominees for directors receiving the highest number of “for” votes from our holders entitled to vote will be elected. Under our Bylaws, our directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. Withheld votes and broker non-votes will have no direct effect on the outcome of the election of directors.

A “majority” means, in most cases, for any matter or proposal presented, that such will be approved, if it receives a number of “FOR” votes that is a majority of the votes cast by the holders of our shares of Common Stock. Neither an abstention nor a broker non-vote will count as a vote cast “for” or “against” the proposal. Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the proposal. Under our Bylaws, the ratification of our independent registered public accounting firm is decided by the vote of a majority of the votes cast in person or by proxy at the Annual Meeting by the holders of our shares of Common Stock.

“Discretionary voting” occurs when a bank, broker or other registered holder does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal that the NYSE rules permit such bank, broker or other registered holder to vote. As noted above, when banks, brokers and other registered holders are not permitted under the NYSE rules to vote for the beneficial owners without specific instructions, they are referred to as “broker non-votes.”

How does the Board recommend I vote on the Proposals?

The Board recommends you vote as follows:

Proposal	Recommended Vote
1. Election of Class II Directors	"FOR" the election of John (Jack) F. Callahan, Jr. and W. Michael Barnes
2. Ratification of independent registered public accounting firm	"FOR" the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012

What do I need in order to attend the Annual Meeting?

If you are a holder of record of our Common Stock, an admission ticket is attached to your Proxy Card. However, if you hold your shares of the Company's Common Stock in a street name, you should ask the broker, bank or other institution (registered holder) that holds your shares to provide you with a legal proxy, a copy of your account statement, or a letter from your firm confirming that you beneficially own or hold the Company's Common Stock as of the close of business on April 9, 2012. You can obtain an admission ticket by presenting this confirming documentation from your broker, bank or other institution at the Annual Meeting along with a valid government-issued, picture identification that matches your confirming documentation.

All attendees of the Annual Meeting will be required to show valid government-issued, picture identification which matches their admission ticket and/or account documentation to gain admission to the Annual Meeting.

For safety and security purposes, we do not permit any stockholder to bring cameras, video or audio recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the Annual Meeting. We also ask that all stockholders attending the Annual Meeting not bring cell phones into the Annual Meeting or otherwise turn off all cell phones, pagers, and other electronic devices during the Annual Meeting. We reserve the right to inspect any bags, purses or briefcases brought into the Annual Meeting.

Are the votes confidential?

Yes, all votes remain confidential except as necessary (1) to tabulate the votes and allow an independent inspector to certify the results of the vote, (2) to meet applicable legal requirements, (3) to assert or defend claims for or against the Company, (4) in the case of contested proxy solicitation, and (5) if a stockholder makes a written comment or requests disclosure on the Proxy Card that such vote be communicated to management of the Company.

Who will tabulate and count the votes?

Votes will be counted and certified by the Inspector of Elections, who is an employee of American Stock Transfer & Trust Company, or AST, the Company's independent Transfer Agent. Your Proxy Card will be returned directly to Broadridge Investor Communication Solutions who will report your vote to AST.

What is the cost of the proxy solicitation?

The Company bears all of the cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of all proxy materials. The Company also reimburses brokers, fiduciaries, custodians and other institutions for their costs in forwarding the proxy materials to the beneficial owners or holders of our Common Stock. The Company and its directors, officers, and regular employees also may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition, we have retained Alliance Advisors LLC to aid in the solicitation of proxies by mail, personally, by telephone, e-mail or other appropriate means. For these services, we will pay Alliance Advisors LLC $6,000, plus reasonable out-of-pocket expenses.

Where can I find the voting results for each Proposal?

Voting results will be available shortly after the conclusion of the Annual Meeting on the Company's website at www.metropcs.com under the “About Us” tab, then selecting “Investor Relations” and then “SEC Filing and Reports.” We intend to file a Current Report on Form 8-K within four (4) days after the Annual Meeting, announcing the official results of voting. If the official results are not available at that time, we intend to provide preliminary voting results in the Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they become available.

Can I access the proxy materials and the Company's Annual Report on the Internet?

Yes, the Proxy Statement, the Annual Report to Stockholders for 2011 and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available free of charge on the Internet at http://www.allianceproxy.com/metropcs/2012 for viewing and on the Company's website at www.metropcs.com under the “About Us” tab, then selecting “Investor Relations,” and then “SEC Filing and Reports.”

What is householding and how does it affect me?

The SEC rules permit us to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and our Annual Report to Stockholders for 2011 to any household at which two or more holders reside unless we have received contrary instructions from the affected holders prior to the mailing date. This procedure, referred to as householding, reduces the volume of duplicate mailings and information you receive and helps us reduce our impact on the environment and our cost and expenses.

In order to take advantage of this cost saving opportunity, we have delivered only one set of proxy materials and our Annual Report to Stockholders for 2011 to holders of our Common Stock who share an address, unless we have received contrary instructions from the affected holders prior to the mailing date. If you would like to request additional copies or otherwise request reduced copies be sent, please see “Duplicate Mailings” in “Other Information and Business” at the back of these materials.

Proposal 1
Election of Class II Directors

Board of Directors

MetroPCS' Third Amended and Restated Certification of Incorporation, or Certificate of Incorporation, provides that the number of directors that shall constitute the entire Board shall be fixed in a manner provided by our Fourth Amended and Restated Bylaws, or our Bylaws. Under our Bylaws, the Board sets the number of directors constituting the full Board by resolution of the Board. Currently, our Board consists of six members and our directors are divided into three classes with staggered three-year terms. Currently and through the date of the Annual Meeting, we will have two Class II directors, two Class III directors and two Class I directors.

The three year term of our Class II directors will expire at the Annual Meeting. Messrs. John (Jack) F. Callahan, Jr. and W. Michael Barnes, both Class II directors, have indicated their desire to stand for re-election. Messrs. Callahan and Barnes, or collectively, the Nominees, have both been recommended to be nominated by our Nominating and Corporate Governance Committee and found to be qualified based on their experience, attributes and skills and independent by the Board. Each Nominee has been nominated by our Board for election at the Annual Meeting to serve as our Class II directors for a three-year term which would end at the 2015 Annual Meeting of Stockholders.

The Nominees have consented to stand for re-election and, if elected, each Nominee has indicated he plans to serve and will hold office until the later of the 2015 Annual Meeting of Stockholders or until the successor of each is elected and qualified, unless the Nominee earlier resigns, retires, passes away or otherwise no longer serves as a director.

Required Vote

Under our Bylaws, directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. Shares represented by executed proxies received by the Company will be voted, unless otherwise marked withheld or excepted, “FOR” John (Jack) F. Callahan, Jr. and “FOR” W. Michael Barnes. In the event that Messrs. Callahan or Barnes should be unavailable for election as a result of an unexpected occurrence, such shares may be voted for the election of such substitute nominee as the Board may nominate. In the alternative, if a vacancy remains, the Board may fill such vacancy at a later date or reduce the size of the Board. Messrs. Callahan and Barnes have agreed to be named in the Proxy Statement and to serve if elected and we have no reason to believe that either of the Nominees will be unable or unwilling to serve if elected.

The following biographies provide certain information on each Nominee's occupation and business experience, age and other directorships held in public companies as of March 15, 2012.

John (Jack) F. Callahan, Jr.

John (Jack) F. Callahan, Jr., 53, has served as a director of our Company since November 2008 and is a Class II director. Mr. Callahan serves on the Audit Committee. In December 2010, Mr. Callahan became the Executive Vice President and Chief Financial Officer of the McGraw-Hill Companies, a New York Stock Exchange listed company and leading global financial information and education company. Previously, Mr. Callahan was the Executive Vice President and Chief Financial Officer of Dean Foods Company, a New York Stock Exchange listed company and leading food and beverage company. Mr. Callahan joined Dean Foods in May 2006. Before joining Dean Foods, he held a number of positions with PepsiCo and Frito Lay, including Senior Vice President of Corporate Strategy and Development for PepsiCo, Chief Financial Officer for Frito Lay International, and Senior Vice President of Strategy and Planning at Frito Lay North America. Before joining PepsiCo, he held various positions at The General Electric Company and McKinsey & Company.

W. Michael Barnes

W. Michael Barnes, 69, has served as a director of our Company since May 2004, is a Class II director, and is the Chairman of the Audit Committee of the Board and also serves on the Compensation Committee. Mr. Barnes held several positions at Rockwell International Corporation (now Rockwell Automation, Inc.) between 1968 and 2001, including Senior Vice President, Finance & Planning and Chief Financial Officer from 1991 through 2001. Mr. Barnes has served as a director of Advanced Micro Devices, Inc. since 2003.

The Board of Directors recommends that you vote
FOR
the election of the above named Nominees

Directors

Our directors are divided into three classes with staggered three-year terms: Class II directors' terms expire at this 2012 Annual Meeting of Stockholders in which each such director nominee is standing for re-election; Class I directors' terms expire at the 2014 Annual Meeting of Stockholders; and Class III directors' terms expire at the 2013 Annual Meeting of Stockholders.

Name	Age	Position
Roger D. Linquist	73	Chairman of the Board of Directors and Class I Director
Arthur C. Patterson	68	Class I Director
W. Michael Barnes	69	Class II Director
John (Jack) F. Callahan, Jr.	53	Class II Director
C. Kevin Landry	67	Class III Director
James N. Perry, Jr.	51	Class III Director

Roger D. Linquist co-founded our Company and has served as our Chairman of the Board of Directors since our inception. Mr. Linquist is a Class I director. Mr. Linquist also serves as a director of all of the Company's corporate subsidiaries and as a member of the management committee of each of our limited liability companies. Prior to forming our Company, in 1989, Mr. Linquist founded PageMart, Inc. (a wholly-owned subsidiary of PageMart Wireless, Inc., which changed its name to Weblink Wireless, Inc. and is now known as USA Mobility), a domestic paging company, and served as PageMart's Chief Executive Officer from 1989 to 1993, and as Chairman from 1989 through March 1994, when he resigned to form our Company. Mr. Linquist also served as a director of PageMart Wireless, Inc. from June 1989 to September 1997, and was a founding director of the Cellular Telecommunications and Internet Association. Mr. Linquist also served as CEO of PacTel Personal Communications (spun out from Pacific Telesis Group as AirTouch Communications) and as CEO of Communications Industries.

Arthur C. Patterson, a director of our Company since its inception, our Presiding Director, and Chairman of our Finance and Planning Committee, was reclassified as of May 2011 from a Class III director to a Class I director, and currently serves as a Class I director. Mr. Patterson is a founding Partner of Accel Partners, a venture capital firm established in 1983, located in Palo Alto, California and previously started in venture capital at Citicorp Venture Capital and was on the equity committee of Citicorp's Investment Management Group. Mr. Patterson also serves as a director of Actuate Corporation and several privately held companies, and served as a director of iPass Inc. until June 2009.

W. Michael Barnes has served as a director of our Company since May 2004, is a Class II director, and is the Chairman of the Audit Committee of the Board. Mr. Barnes held several positions at Rockwell International Corporation (now Rockwell Automation, Inc.) between 1968 and 2001, including Senior Vice President, Finance & Planning and Chief Financial Officer from 1991 through 2001. Mr. Barnes has served as a director of Advanced Micro Devices, Inc. since 2003.

John (Jack) F. Callahan, Jr. has served as a director of our Company since November 2008 and is a Class II director. Mr. Callahan became the Executive Vice President and Chief Financial Officer of the McGraw-Hill Companies, a New York Stock Exchange listed company and leading global financial information and education company, in December 2010. Previously, Mr. Callahan was the Executive Vice President and Chief Financial Officer of Dean Foods Company, a New York Stock Exchange food and beverage company. Mr. Callahan joined Dean Foods in May 2006. Before joining Dean Foods, he held a number of positions with PepsiCo and Frito Lay, including Senior Vice President of Corporate Strategy and Development for PepsiCo, Chief Financial Officer for Frito Lay International, and Senior Vice President of Strategy and Planning at Frito Lay North America. Before joining PepsiCo, he held various positions at The General Electric Company and McKinsey & Company.

C. Kevin Landry, a director of our Company since August 2005, a Class III director, and Chairman of our Compensation Committee, currently serves as the Vice Chairman of the Board of Directors of TA Associates, L.P., which through its funds, is an investor in our Company. TA Associates, founded in 1968, is one of the oldest and largest private equity firms in the world and focuses on investing in private companies and helping management teams build their businesses. Mr. Landry served on the board of directors of Ameritrade Holding Corporation from 2002 to 2005 and additionally served on the board of directors of Alex Brown Incorporated, Biogen, Continental Cablevision, Instinet Group, Keystone Group, SBA Communications, Standex International Corporation and the National Venture Capital Association.

James N. Perry, Jr., a director of our Company since November 2005, a Class III director, and the Chairman of our Nominating and Corporate Governance Committee, is a Managing Director of Madison Dearborn Partners, LLC, a Chicago-based private equity investing firm, where he specializes in investing in companies in the communications industry. Prior to co-founding Madison Dearborn Partners, LLC in 1992, Mr. Perry was with First Chicago Venture Capital for eight years. An affiliate of Madison Dearborn Partners, LLC is an investor in our Company. Mr. Perry also presently serves on the boards of the following private companies and non-profit organizations: New Asurion Corporation, Sorenson Communications, Inc., The Topps Company, Inc., Univision Communications, Inc., NextG Networks, Inc., the Chicago Public Media board and the School Board of the Archdiocese of Chicago. Mr. Perry previously served on the board of directors of Nextel Partners from July 2003 to June 2006.
Executive Management
The following table sets forth information concerning the executive officers of the Company, including their ages, as of March 15, 2012. The executive officers of MetroPCS Communications, Inc. also serve as the executive officers of all of our corporate subsidiaries and limited liability companies. Roger D. Linquist, J. Braxton Carter and Thomas C. Keys also serve as directors of MetroPCS, Inc., a direct wholly-owned subsidiary of the Company, and MetroPCS Wireless, Inc. and MetroPCS Michigan, Inc., both indirect subsidiaries of the Company. Messrs. Linquist, Carter and Keys also serve on and constitute the management committee of each of our wholly-owned limited liability company subsidiaries.

Name	Age	Position
Roger D. Linquist	73	Chief Executive Officer
Thomas C. Keys	53	President and Chief Operating Officer
J. Braxton Carter	53	Vice Chairman and Chief Financial Officer
Mark A. Stachiw	50	Vice Chairman, General Counsel and Secretary
Dennis T. Currier	43	Senior Vice President, Human Resources
Christine B. Kornegay	48	Senior Vice President, Controller and Chief Accounting Officer
Malcolm M. Lorang	78	Senior Vice President and Chief Technology Officer

Roger D. Linquist co-founded our Company and has served as our Chairman of the Board of Directors and Chief Executive Officer since our inception, our President from inception through June 2007 and from December 2007 through May 2011, and our Secretary from inception until October 2004. Mr. Linquist is a Class I director. Mr. Linquist also serves as a director of all of the Company's corporate subsidiaries and as a member of the management committee of each of our limited liability companies. Prior to forming our Company, in 1989, Mr. Linquist founded PageMart, Inc. (a wholly-owned subsidiary of PageMart Wireless, Inc., which changed its name to Weblink Wireless, Inc. and is now known as USA Mobility), a domestic paging company, and served as PageMart's Chief Executive Officer from 1989 to 1993, and as Chairman from 1989 through March 1994, when he resigned to form our Company. Mr. Linquist also served as a director of PageMart Wireless, Inc. from June 1989 to September 1997, and was a founding director of the Cellular Telecommunications and Internet Association. Mr. Linquist also served as CEO of PacTel Personal Communications (spun out from Pacific Telesis Group as AirTouch Communications) and as CEO of Communications Industries.

Thomas C. Keys became President in May 2011, in addition to his current position as Chief Operating Officer in which he has served as since June 2007. Mr. Keys also served as our President from June 2007 to December 2007. Previously, Mr. Keys served as our Senior Vice President, Market Operations, West, from January 2007 until June 2007, and as our Vice President and General Manager, Dallas, from April 2005 until January 2007. Mr. Keys also serves as a director of all of the Company's corporate subsidiaries and as a member of the management committee of each of our limited liability companies. Prior to joining our Company, Mr. Keys served as the President and Chief Operating Officer for VCP International Inc., a Dallas-based wholesale distributor of wireless products, from July 2002 to April 2005. Prior to joining VCP International Inc., Mr. Keys served as the Senior Vice President, Business Sales for WebLink Wireless, Inc. (formerly PageMart Wireless, Inc., the surviving entity upon merger with PageMart, Inc. that is now known as USA Mobility) from March 1999 to June 2002, which included leading and managing the national sales and distribution efforts, and in other senior management positions with WebLink Wireless, Inc. from January 1993 to March 1999.

J. Braxton Carter became one of our Vice Chairmen in May 2011 and continues to serve as our Chief Financial Officer. Mr. Carter served as Executive Vice President and Chief Financial Officer from February 2008 until May 2011. From March 2005 to February 2008, Mr. Carter served as Senior Vice President and Chief Financial Officer. Mr. Carter served as Vice President, Corporate Operations from February 2001 to March 2005. Mr. Carter also serves as a director of all the Company's corporate subsidiaries and as a member of the management committee of each of the limited liability companies. Previously, Mr. Carter served as a director of MetroPCS Wireless, Inc. and its wholly-owned subsidiaries from July 2001 to December 2004. Prior to joining MetroPCS Communications, Mr. Carter was Chief Financial Officer and Chief Operating Officer of PrimeCo PCS, the successor entity of PrimeCo Personal Communications formed in March 2000. He held various senior management positions with PrimeCo Personal Communications, including Chief Financial Officer and Controller, from 1996 until March 2000. Mr. Carter also has extensive senior management experience in the retail industry, spent ten years in public accounting and is also a certified public accountant. Mr. Carter presently serves on the board of directors of e-Rewards, Inc. and serves as Chairman of the Audit Committee and also serves on the Board of Advisors of Amdocs Limited.

Mark A. Stachiw became one of our Vice Chairmen in May 2011 and continues to serve as our General Counsel and Secretary which he has served as since October 2004. From February 2008 to May 2011, Mr. Stachiw served as Executive Vice President, General Counsel and Secretary. From January 2006 to February 2008, Mr. Stachiw served as Senior Vice President, General Counsel and Secretary. Previously, Mr. Stachiw served as our Vice President, General Counsel and Secretary from October 2004 until January 2006. Mr. Stachiw also previously served as director of MetroPCS Wireless, Inc. and its wholly-owned subsidiaries from December 2004 until December 2005. Prior to joining our Company, Mr. Stachiw served as Senior Vice President and General Counsel, Allegiance Telecom Company Worldwide for Allegiance Telecom, Inc. from September 2003 to June 2004 when it initiated bankruptcy proceedings in May 2003, and as Vice President and General Counsel, Allegiance Telecom Company Worldwide from March 2002 to September 2003. Mr. Stachiw has significant experience in the telecommunications and wireless telecommunications industry since 1985 and has held senior or chief legal positions since 1990. Mr. Stachiw presently serves on the board of directors of Sky Titan International, Inc. and as the Chairman of its Compensation Committee. Mr. Stachiw also serves on the board of directors of the Rural Cellular Association and on its Executive and Compensation Committee, and on the board of directors of the Metroplex Technology Business Council, on its Executive Committee and as it Second Vice Chairman.

Dennis T. Currier became our Senior Vice President of Human Resources in May 2011. Mr. Currier served as Vice President of Human Resources from April 2009 to May 2011. Prior to joining our Company, Mr. Currier served as Vice President of Corporate Human Resources for Tenet Healthcare Corporation, an investor-owned health care delivery systems company, from December 2007 to April 2009. Prior to joining Tenet, Mr. Currier was Global Director of Total Rewards at Celanese Corporation, a technology and special materials company, from December 2006 to December 2007. Before joining Celanese, Mr. Currier held several leadership positions in Human Resources and Operations with Capital One Financial Corp.

Christine B. Kornegay became Senior Vice President, Controller and Chief Accounting Officer of MetroPCS Communications, Inc. in March 2009. Ms. Kornegay served as Vice President, Controller and Chief Accounting Officer from January 2005 to March 2009. Previously, Ms. Kornegay served as Vice President of Finance and Controller for Allegiance Telecom, Inc. from January 2001 to June 2004. Ms. Kornegay served as Vice President of Finance and Controller of Allegiance Telecom, Inc. when it initiated bankruptcy proceedings in May 2003. Prior to joining Allegiance Telecom, Inc. in January 2001, Ms. Kornegay held various accounting and finance management positions at AT&T Wireless Services from June 1994 through January 2001 and is also a certified public accountant.

Malcolm M. Lorang co-founded our Company and became our Senior Vice President and Chief Technical Officer in January 2006. Previously, Mr. Lorang served as our Vice President and Chief Technical Officer from our inception to January 2006. Prior to joining our Company, Mr. Lorang served as Vice President of Engineering for PageMart Wireless, Inc. (formerly PageMart, Inc. which became a wholly-owned subsidiary of PageMart Wireless, Inc. upon merger and changed its name to Weblink Wireless, Inc., which is now known as USA Mobility) from 1989 to 1994.

Corporate Governance

The Board is elected by the stockholders to exercise its business judgment to oversee, advise and monitor the strategy, management and the business of the Company. To assist the Board in carrying out its duties and responsibilities, the Board, among other things, has established Corporate Governance Guidelines, a Code of Ethics, and created and delegated certain authority to several committees of the Board.
Corporate Governance Guidelines and Code of Ethics

Our Board has adopted Corporate Governance Guidelines, which set forth the framework within which the Board, together with its committees, directs the affairs of the Company. The Corporate Governance Guidelines provide for, among other things, the role and function of the Board, director qualifications, director independence and compensation. The Corporate Governance Guidelines also provide that any director who reaches 75 years of age must tender his resignation to the Board; however, the Board may request in certain circumstances that a director remain on the Board after age 75. None of our directors will reach 75 years of age this year, including the directors nominated as Class II directors. The Board has also adopted a Code of Ethics, which establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The Code of Ethics addresses, among other things, competition and fair dealing, financial matters and external reporting, protection of Company funds and assets, confidentiality and corporate opportunity requirements, insider trading, employee misconduct, conflicts of interest, compliance with laws or other violations and the process for reporting violations of the Code of Ethics. Our Corporate Governance Guidelines and the Code of Ethics are publicly available under the “About Us” tab, then selecting “Investor Relations” and then “Corporate Governance” on our website at www.metropcs.com. Any waiver of our Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer, controller or persons performing similar functions, may be authorized only by our Audit Committee and will be disclosed on our website within the timeframe required by SEC rules.
Board's Role in Risk Management

Management of the Company, including the Chief Executive Officer and the other executive officers of the Company, are primarily responsible for managing the risks associated with the operation, financial and disclosure controls, and business of the Company. The financial, strategic, operational, compliance, and reputational risks to the Company are considered annually by management in the enterprise-wide risk assessment, and are reviewed and updated quarterly, and regularly in connection with the operational, financial, and business activities of the Company.

The Board manages its risk oversight function primarily through the Audit Committee of the Board. As such, the Audit Committee has primary responsibility for overseeing the Company's enterprise risk assessment. The Company annually undertakes an enterprise-wide risk assessment through the internal audit department that includes interviewing or seeking information from the senior leadership of the business, internal audit, other officers and employees, and all directors of the Company. The senior leadership reviews the enterprise-wide risk assessment quarterly and updates the risks to reflect the current risks facing the Company's business and financial conditions. The senior leadership of the Company addresses the various risks described in the enterprise-wide risk assessment and institutes actions necessary to address such risks. The internal audit department of the Company reports to the Audit Committee, has regular meetings with the Audit Committee without the participation of management of the Company, and provides the enterprise-wide risk assessment to the Audit Committee which reviews and provides feedback to the Company and also shares the enterprise-wide risk assessment with the Board. Discussions of individual risk areas and matters arise throughout the year in the meetings of the Audit Committee, as well as the annual and quarterly enterprise-wide risk assessment. The Audit Committee also has certain responsibilities with respect to the Company's ethics and compliance programs. In addition, the Compensation Committee of the Board annually assesses the risks associated with the compensation structure of the Company. The Finance and Planning Committee also assesses any risks associated with financings, potential business combinations and acquisitions as part of their review and recommendation to the Board of any such transactions. Finally, a report of all committee meetings, including those of the Audit Committee, Compensation Committee, and Finance and Planning Committee are presented to the Board on a regular basis.

In 2009, we implemented a policy as part of the annual review and approval of the executive compensation program to review and assess whether our compensation policies and practices, including total compensation, annual cash performance awards, and any long-term equity incentive awards may encourage the executive officers to take unnecessary or excessive risks such that the risks would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee designs the total compensation program and its elements for executive officers to align its compensation policies and practices, to the extent possible, with the Company's strategy, objectives and goals, corporate best practice, the interests of the Company's stockholders and to increase the value of the Company. Our management, in consultation with the Compensation Committee, performed the annual assessment of the risks associated with our current compensation program.

The assessment and discussions concluded the following:

•	We have an appropriate pay philosophy and market positioning for our executive compensation programs to support our business objectives.

•
Our compensation programs appropriately balance fixed compensation with short-term and long-term variable compensation such that no single pay element would motivate employees to engage in excessive risk taking.

•	The characteristics of our annual incentive program design do not lend themselves to excessive risk taking because we base annual incentive awards on:

◦
Corporate, business unit and individual performance goals, with a variety of pre-established performance conditions in each category, thus diversifying the risk associated with any single indicator of performance; and

◦	Financial and non-financial performance targets that are objectively determined by measureable and verifiable results.

•
Our long-term incentive program encourages employees to focus on our long-term success by providing a mix of restricted stock and options, each of which only reward employees if we meet specified performance goals or our stock price increases. These awards also incorporate pre-established caps to prevent over-payment.

We also have established a “clawback” policy that allows the Board to recoup incentive compensation received by a senior executive for misconduct resulting in a material financial restatement. The “clawback” policy is discussed in more detail in the Compensation Discussion and Analysis section under the caption “Annual Cash Performance Awards” below. We believe that our compensation policies and practices provide the necessary balance and focus for the Company and its executives and rewards the executives if the Company grows and succeeds, while at the same time providing a balanced competitive compensation package and are not reasonably likely to have a material adverse effect on the Company.
Board Leadership
Chairman and Chief Executive Officer. The Company has a combined Chairman of the Board and Chief Executive Officer leadership structure with Roger D. Linquist, the Company's founder, serving in that role. The Board also has elected a Presiding Director, Arthur C. Patterson. In considering its leadership structure, the Board has taken a number of factors into account. The Board - which consists of almost all independent Directors who are highly qualified and experienced and several of which are affiliated with significant holders of the Company's Common Stock - exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board's Committees are comprised entirely of independent Directors. In addition, the Company believes that a combined Chairman/CEO leadership is appropriate for the Company because:

•	The Chairman/CEO is the founder of the Company and has considerable experience in the combined role having served in that role at the Company and at prior companies for over 20 years;

•	The combined Chairman/CEO role unifies the Company's strategy and allows the Board to hold a single individual responsible for the strategy and performance of the Company;

•
The Company has separated the President and Chief Operating Officer role from the Chairman so as to allow the Chairman to focus on the strategy of the Company rather than the day-to-day management of the Company;

•	The Company believes its controls and the checks and balances provided by the Board prevent unethical actions and other misdeeds which a separated Chairman/CEO position is intended to prevent;

•	The combined Chairman/CEO role allows the Company to reduce compensation costs which is necessary as a relatively smaller carrier in the Company's highly competitive industry;

•	The Company needs a close link between the leadership of the Board and the day-to-day leadership of Company stemming from the Company's need to remain the low cost provider in the wireless industry;

•	The combined leadership structure streamlines the decision-making process and allows the Company to be nimble in response to competition from larger, more well-financed telecommunications competitors;

•	The combined role reduces conflict between the Board and management;

•
The Company's Presiding Director is an independent director and a founding Board member, has served for over 15 years as a director of the Company, holds a significant equity interest in the Company, and is involved in shaping the Board's agenda, presides over all executive sessions of the Board, and acts as a conduit for communications and guidance from the Board to the Chairman/CEO;

•	The Presiding Director serves on the Compensation Committee acting as a check on compensation recommendations for management and the CEO;

•
The Presiding Director serves as the Chairman of the Finance and Planning Committee, and is on the Compensation and Nominating and Corporate Governance Committees, giving him extensive breadth of information, access to all committees and committee members, and exposure to the strategy of the Company and its corporate governance;

•
All compensation for all officers is reviewed and approved by the entire Board after being recommended by the Compensation Committee, limiting potential abuses which might result from a combined Chairman/CEO role;

•
The Board, which is composed almost entirely of independent directors and includes a significant number of members affiliated with large investors in the Company, acts as a check and balance on the Chairman/CEO;

•	There are few personal or other ties between the Chairman/CEO and the other Board members, so Board members can and do modify or veto recommendations of management; and

•	The independent members of the Board meet regularly in executive session without the Chairman/CEO present.

Presiding Director.  The Presiding Director assists the Chairman of the Board in setting the Board's agenda and the quality, quantity and timeliness of information presented to the Board by consulting with the rest of the Directors of the Board to determine the agenda for Board meetings. The Presiding Director also presides over the executive sessions of the Board and is responsible for sharing any feedback from such executive sessions with the Chairman of the Board. The Presiding Director also consults with the Chairman in evaluating strategic issues facing the Company. These responsibilities allow the Presiding Director to have meaningful input into the agenda of the Board and in leading the Company. The Presiding Director also serves on the Compensation, Finance and Planning and Nominating and Corporate Governance Committees which also meet in executive session.
Mr. Arthur C. Patterson was elected by the Board in November 2008 as the Presiding Director for all executive sessions of the Board and is responsible for presiding over each executive session of the Board, selecting the principal subject matters to be discussed at each executive session, and acting as the liaison between the independent directors and the Chairman and Chief Executive Officer of the Company and other members of management. If Mr. Patterson is unavailable or unable to attend an executive session of the Board, those directors present at the executive session elect a person to act as Presiding Director for that executive session.
The Board reviews the performance of our Chief Executive Officer and approves the compensation of our Chief Executive Officer in executive session. The Audit Committee meets regularly in executive session with the independent registered public accounting firm and internal audit personnel. The Compensation Committee additionally meets in executive session to discuss the compensation of the executive officers, including the Chief Executive Officer, and to receive advice from its independent compensation consultant. The chairman of each committee presides at these executive sessions of the committees.
Communications with Chairman, Presiding Director and Directors.  The Board has approved procedures to facilitate communications among the directors, employees, stockholders and other interested third parties. Any person wishing to contact the Chairman of the Board, the Board as a whole, the Presiding Director, or any individual director may do so in writing addressed to the Company as follows:
MetroPCS Communications, Inc.
The Board of Directors c/o Corporate Secretary
2250 Lakeside Boulevard
Richardson, Texas 75082

Upon receipt, the communication will be distributed to the Chairman, the Presiding Director, or any director, in each case depending on the facts and circumstances outlined in the communication. Letters and e-mails directed to the Board or any director are reviewed by the Company to determine whether a response on behalf of the Board is appropriate. While the Board oversees management, it does not participate in day-to-day management functions or business operations and is not normally in the best position to respond to inquiries related to those matters. Accordingly, we will direct those types of inquiries to an appropriate officer or employee of the Company for a response. In addition, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam, and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded. Responses to letters or e-mails, or any communication that is excluded, is maintained by the Company and is available to any director upon request.

If a response on behalf of the Board, the Presiding Director, the directors, or any director is appropriate, the Company gathers any information and documentation necessary for answering the inquiry and provides the information and documentation, as well as the proposed response, to the appropriate director or directors. The Company may also attempt to communicate with the stockholder or interested party for any necessary clarification. Of course, certain circumstances may require that the Board depart from the procedures outlined above.
Executive Sessions of Directors

Executive sessions, or meetings of outside (non-management) directors without management present, are held at each regularly scheduled face-to-face Board meeting. There were four face-to-face Board meetings in 2011. At these executive sessions, the outside directors review, among other things, the criteria upon which performance of the Chief Executive Officer and the other executive officers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other executive officers of the Company, and such other matters as the Presiding Director or the other members of the Board may raise, including strategic, operational, or financial issues and management succession.
Board Composition

The number of directors constituting the full Board is fixed by resolution of the Board under our Bylaws and the Board may fill any vacancies that occur on the Board. Our Board of Directors currently consists of six members. The directors currently are divided into three classes serving staggered three-year terms. Class I and Class III directors will serve until our Annual Meeting of Stockholders in 2014 and 2013, respectively. Class II directors will serve until our upcoming Annual Meeting to be held May 24, 2012. Currently, Messrs. Linquist and Patterson are Class I directors, Messrs. Barnes and Callahan are Class II directors, and Messrs. Landry and Perry are Class III directors.

Should Messrs. Callahan and Barnes be elected as Class II directors at the Annual Meeting, both would constitute all of the Class II directors, Messrs. Linquist and Patterson would remain as Class I directors, and Messrs. Perry and Landry would remain as Class III directors.

Upon expiration of the term of a class of directors, all directors in that class will be eligible to be re-elected for a new three-year term at the annual meeting of stockholders in the year in which their terms expire. This classification of directors could have the effect making it more difficult to change the composition of a majority of our Board. We received a stockholder proposal made pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, asking the Board to take steps to declassify the Board. The Nominating and Corporate Governance Committee and the Board reviewed and discussed the proposal and we intend to present to stockholders at the 2013 Annual Meeting of Stockholders a charter amendment to declassify our Board with the first annual election of directors to then be held at the 2014 Annual Meeting of Stockholders for the election of Class I directors and for each class of directors at each successive annual meeting of stockholders. As a result of our commitment, the stockholders proposal was withdrawn.

The Board has nominated the two Nominees listed in this Proxy Statement to stand for election as Class II directors to serve a three year term ending in 2015. Each of the Nominees is a prior incumbent director and is recommended for re-election by the Nominating and Corporate Governance Committee as described below.
Nomination Process, Director Candidate Selection and Qualifications

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board for nomination to the Board. The Nominating and Corporate Governance Committee may consider director candidates from numerous sources, including stockholders, directors and officers. All candidates are evaluated in the same manner. The Board is responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur.

Qualifications and Diversity.  The Board does not have a formal policy with respect to diversity on the Board and does not narrowly define diversity to gender and race. We look at the breadth of experience, background and viewpoints of each candidate. In its assessment of each candidate, the Nominating and Corporate Governance Committee considers, among other things, the prior industry experience of a potential nominee, the operational, strategic, financial, regulatory and business background of the nominee, the nominee's experience in the telecommunications industry or other industries, the strategic contacts and involvement in business and civic affairs of each nominee, whether the nominee has experience as a director of a public company, the number of boards that the nominee has served or currently serves on, whether such person would be independent, the ethnic background and gender of a nominee, and the integrity, honesty and reputation of each candidate. All decisions to recommend the nomination of a new nominee for election to the Board or for re-election for a Director are within the sole discretion of the Nominating and Corporate Governance Committee, which is comprised entirely of outside and independent directors. All director nominations are evaluated and made based solely on Company and work-related factors and not with regard to candidates' or Directors' inclusion in any protected class or group identified in the Company's anti-discrimination policy. The selection process for candidates is intended to be flexible and the Nominating and Corporate Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach. One member of the Nominating and Corporate Governance Committee has had or is associated with private equity funds that may own more than five percent of the outstanding Common Stock of the Company. Any participation by him in the nomination process was considered to be in his capacities as a member of the Board and was not considered to be recommendations from the private equity funds which may beneficially own more than five percent of the outstanding Common Stock of the Company.

Nomination Process. The Nominating and Corporate Governance Committee considers a number of sources of possible director candidates, including those recommended by stockholders, directors, or officers. In addition, the Committee may engage the services of outside consultants and search firms to garner director nominees and the fees paid to such consultants and search firms may be contingent on the Board selecting a nominee proposed by such consultant or search firm. Members of the Nominating and Corporate Governance Committee interview all nominees. If a candidate is recommended by the Nominating and Corporate Governance Committee, he or she may then be interviewed by other current members of the Board. If appropriate, a candidate may also be interviewed by other members of the Company's executive management. The full Board will approve all final nominations after considering the recommendations of the Nominating and Corporate Governance Committee.

With regard to the incumbent directors whose terms are set to expire and are being nominated for re-election to the Board, the Nominating and Corporate Governance Committee reviewed each director's expertise, qualifications, attributes and skills, his overall service during the director's term, including the number of meetings attended, his level of participation, the quality of his performance and whether he meets the independence standards set forth under applicable laws, regulations and the NYSE listing standards. Each nominee for re-election as a director must consent to stand for re-election. Messrs Barnes and Callahan consented to stand for re-election and have indicated each would serve if elected.

Stockholder Nomination Procedures. The Nominating and Corporate Governance Committee also will consider director candidates recommended by the Company's stockholders. The stockholder must provide prior written notice of a candidate to be considered as a nominee to our Secretary at our executive offices prior to the deadline before our annual meeting, as described in our Bylaws. The stockholder must also provide the information set forth in our Bylaws for each such proposed nominee of the stockholder: the written consent of each proposed nominee to serve as director if so elected, the name, age, citizenship, residence and addresses of the proposed nominee and the stockholder, the principal occupation of each nominee with the name, type of business and address of such nominee's employment, the qualifications of such proposed nominee to serve as a director, the class and number of shares of the Company's Common Stock beneficially held, either directly or indirectly, by the stockholder, a description of any arrangement between the proposed nominee and the person making the nomination regarding future employment or any future transaction to which the Company may be a party, and all information required by the Company's director questionnaire then in use by the Company. The stockholder making the nomination (individually and on behalf of those with whom such nomination is made) must also provide the name and address of such stockholder as they appear on the Company's books and records, the class and number of shares of Common Stock which are owned by such stockholder(s), the voting rights of such stockholder(s), and the hedging and derivative positions of such stockholder(s), if any, in the Company's Common Stock. We may also require additional information as may reasonably be required regarding a proposed nominee or proposing stockholder to determine the eligibility of such proposed nominee to serve as a director or that could be material to a reasonable stockholder's understanding of independence, or lack thereof, of such nominee and such nominee's relationship to the proposing stockholder.

All candidates nominated by a stockholder and recommended to the Board will be submitted to the Nominating and Corporate Governance Committee for its review, which may include an analysis of the candidate's qualifications prepared by our Company's management and may include interviewing such candidate.

Director Qualifications.  Each Board member of the Company, including the Nominees for election this year, brings a wide variety of expertise, qualifications, attributes and skills to the Board. The expertise, qualifications, attributes and skills include corporate governance and board service, executive management, finance and accounting, private equity, operations, strategy, technology, investor relations, telecommunications industry experience, and public service, and are applicable to our directors as follows:

Director	Corporate Governance	Executive Management	Accounting	Private Equity	Finance	Operations	Strategy	Technology	Investor Relations	Telecommunications Industry Experience	Public Service
W. Michael Barnes	X	X	X		X			X			X
John (Jack) F. Callahan, Jr.		X	X		X		X		X
C. Kevin Landry	X			X	X			X
Roger D. Linquist	X	X			X	X	X	X		X
Arthur C. Patterson	X			X	X			X		X	X
James N. Perry, Jr.	X			X	X			X		X	X

The Board believes that this expertise and these qualifications, attributes and skills are important to the Board, a director's service on the Board and the Company as follows:

•
Corporate Governance: allows the Board to get the benefit of a director's experience on other public boards of directors, assists in the Company having its corporate governance practices be aligned with other public companies, and assists the Board in making sure that the Board undertakes the responsibilities required of a public company board;

•
Executive Management: provides the director with the knowledge and experience of running a company which assists the Board in its decision process and ensuring that the Board provides the appropriate oversight and guidance to Company management;

•	Accounting: assists the Board in understanding complex accounting and finance issues which may occur when the Company is required to comply with new accounting standards and rules;

•	Private Equity: allows directors to bring to the Board a wealth of experience related to the challenges and opportunities of growth companies, like the Company;

•	Finance: assists the Board in evaluating strategic transactions, capital formation and financing activities proposed by management of the Company;

•
Operations: gives the director a perspective on how businesses are run from an operational perspective and the execution challenges of various strategic options, and allows the Board to better evaluate strategic and operational initiatives of the Company and the Company's operations;

•	Strategy: assists the Board in establishing the Company's strategy and overseeing the Company's execution of the Company's strategy;

•
Technology: allows the Director to understand the complex technologies involved in the Company's business and assists the Board in evaluating the Company's technology and technology choices and in setting the Company's strategy;

•	Investor Relations: assists the Board in understanding the needs of stockholders of a public company and in responding to stockholder contacts;

•
Telecommunications Industry Experience: allows the Director to understand the unique challenges and opportunities in the wireless telecommunications industry, to provide input on trends in the industry, to evaluate strategic options, to formulate strategy, and to understand the unique business model of the Company; and

•
Public Service: assists the Board and the Company in working with government regulators, in evaluating strategic options which may require governmental approvals, and allows the Director to understand the regulations in which the Company is required to operate.

Set forth below are the specific expertise, qualifications, attributes and skills that each member of our Board, including the current Nominees standing for re-election at the Annual Meeting, brings to our Board which have led the Board to conclude that such member should serve on our Board.

W. Michael Barnes was initially elected to the Board in May 2004 to serve, among other things, as the Chairman of the Company's Audit Committee and the audit committee financial expert, as such term is defined in SEC rules, and he brings considerable expertise, qualifications, attributes and skills in the accounting, finance, executive management, technology, corporate governance, and public service areas to the Company. Mr. Barnes received a PhD in Engineering and gained his accounting and finance, executive management and technology experience from his 33 years with Rockwell International Corporation, a diversified industrial manufacturing company with major businesses in aerospace, defense electronics, semiconductor systems, factory automation products, automotive components and graphics systems, and Telecommunications Products and Systems, which included serving as Vice President and General Manager of Rockwell's Communications Switching Systems Division, ten years serving as a Senior Vice President and Chief Financial Officer and his holding a number of management positions with Rockwell International Corporation over his career. Mr. Barnes has gained his corporate governance and board service expertise from serving on the boards of two publicly listed NYSE companies other than the Company: A.O. Smith Corporation (AOS) and Advanced Micro Devices (AMD). Mr. Barnes currently serves as a director and is Chairman of the Audit and Finance Committee and a member of the Nominating and Corporate Governance Committee for Advanced Micro Devices. Mr. Barnes' public service experience comes from serving on Texas A&M University's chancellor's Century Council, the university's Engineering Advisory Board, as a member of the Orange County Business Council, his appointment to the governorship of Town Hall of Los Angeles, serving on the Board of the Independent Colleges of Southern California, and being elected as chairman of Conference Board's Counsel of Financial Executives.

John (Jack) F. Callahan, Jr. was initially elected to the Board in November 2008 to serve, among other things, on the Company's Audit Committee, and he brings considerable expertise, qualifications, attributes and skills in the accounting, finance, strategy, investor relations, and executive management areas to the Company. Mr. Callahan gained his accounting and finance expertise both from his positions as the Executive Vice President and Chief Financial Officer of McGraw-Hill Companies, a NYSE listed financial information and education company and the Executive Vice President and Chief Financial Officer of Dean Foods Company, a NYSE listed food and beverage company, and as the Chief Financial Officer of Frito Lay International, a NYSE listed convenient snacks, food and beverage company. Mr. Callahan qualifies as an audit committee financial expert under SEC guidelines. Mr. Callahan has experience in strategy and executive management through his employment as the Senior Vice President of Corporate Strategy and Development at PepsiCo, Inc., and Vice President of Strategy and Planning at Frito Lay North America. Mr. Callahan has investor relations experience both through his recent position at Dean Foods, and through his prior employment as Senior Vice President of Investor Relations for PepsiCo, a NYSE listed convenient snacks, food and beverage company.

C. Kevin Landry was initially elected to our Board in August 2005 pursuant to a provision in a stockholder agreement in connection with the closing of an investment in the Company by certain private equity funds, with which he is affiliated, which provision terminated in 2007 upon consummation of our initial public offering. Mr. Landry brings considerable expertise, qualifications, attributes and skills in the private equity, finance, technology, and corporate governance areas. Mr. Landry is the Vice Chairman of TA Associates, or TA, and has four decades of experience in offering its portfolio companies financial support, strategic guidance, and a significant network of contacts. Mr. Landry has assisted TA portfolio companies in navigating the complicated paths of public offerings, debt financings, and mergers and acquisitions, and, since 1995, TA has helped them raise more than $15 billion. Some of TA's investments in wireless telecommunications include Bachtel Cellular Liquidity, Idea Cellular, Ltd., and Weather Investment S.p.A. Mr. Landry's experience in corporate governance comes from serving as a director of a number of publicly traded companies, including Ameritrade Holdings Corporation, Alex Brown Incorporated, Instinet Group, Keystone Group, SBA Communications, Standex International Corporation, and Continental Cablevision. Mr. Landry previously served, among other things, on the Audit Committees of Ameritrade Holdings Corporation and Standex International Corporation and on the Compensation Committee of SBA Communications.

Roger D. Linquist founded the Company and brings considerable expertise, qualifications, attributes and skills in corporate governance, executive management, finance, operations, strategy, technology, and telecommunications business to the Company. Mr. Linquist's corporate governance experience arises from his current position as Chairman of the Company for 17 years and previously as the Chairman of PageMart Wireless, Inc. (which changed its name to Weblink Wireless, Inc. and is now known as USA Mobility) for 5 years. Mr. Linquist also has significant executive management, finance, operations, technology, and strategy experience in the communications and manufacturing businesses gained as a founder and Chief Executive Officer of the Company and PageMart Wireless, Inc., and from his years as an executive with Pacific Telesis Group, President of PacTel Personal Communications, President and Chief Executive Officer of Communications Industries and as a manager at Texas Instruments, each a publicly traded company. Mr. Linquist has been in the wireless telecommunications business for over 25 years. Mr. Linquist also honed his strategic skills while serving as a consultant with McKinsey & Company.

Arthur C. Patterson was one of the initial investors in the Company, has been on its Board since the Company's founding in 1994, and was initially elected pursuant to a provision in a stockholder agreement in connection with the closing of the investment in the Company by certain private equity funds, with which he is affiliated, which provision terminated in 2007 upon consummation of our initial public offering. Mr. Patterson brings considerable expertise, qualifications, attributes and skills in the private equity, finance, technology, telecommunications industry, corporate governance, and public service areas to the Company. Mr. Patterson brings his considerable expertise in private equity to the Company which he acquired as the co-founder of Accel Partners, which invests in a number of private companies in the technology and telecommunications industries, and previously he started in venture capital at Citicorp Venture Capital and was on the equity committee of Citicorp's Investment Management Group. Mr. Patterson's finance, technology and telecommunications industry experience comes from his investments and service on the boards of companies his firm has taken public such as Actuate, PageMart Wireless, Portal Software, UUnet/MCI-Worldcom, and Veritas Software Corp. Mr. Patterson has considerable corporate governance experience as a director of a number of start-up technology companies. Mr. Patterson also has considerable public service experience from his work in the International Office of the U.S. Treasury Department - International Monetary, Trade and Development Policy. Mr. Patterson also serves as a director of Actuate Corporation and several privately held companies, and served as a director of iPass Inc. until June 2009.

James N. Perry, Jr. was initially elected to our Board in November 2005 pursuant to a provision in a stockholder agreement in connection with the closing of an investment in the Company by certain private equity funds, with which he is affiliated, which provision terminated in 2007 upon consummation of our initial public offering. Mr. Perry brings considerable expertise, qualifications, attributes and skills in the private equity, finance, technology, wireless telecommunications, corporate governance, and public service areas to the Company. Mr. Perry has managed investments in the telecommunications industry for Madison Dearborn Partners or its predecessor, First Chicago Venture Capital, for 25 years. His experience in corporate governance and finance comes from his past service on the board of Nextel Partners, where he served as a member of the finance committee and the special committee, Omnipoint Corporation, Madison River Telephone Company, LLC, Focal Communications Corp., and Allegiance Telecom, Inc. He currently serves on the boards of NextG Networks, Inc., New Asurion Corporation, The Topps Company, Inc., Sorenson Communications, Inc., and Univision Communications, Inc. Mr. Perry also provides public service through his service on the Chicago Public Media board and the School Board of the Archdiocese of Chicago.
Director Independence

The Board evaluates the independence of each director in accordance with applicable laws and regulations, the listing standards of the NYSE, and the Company's Corporate Governance Guidelines. The Board considers all relevant facts and circumstances in making an independence determination, including among other things, making an affirmative determination that the director has no material relationship with the Company directly or as an officer, stockholder, or partner of an entity that has a material relationship with the Company.

Under the Company's Corporate Governance Guidelines, the following circumstances will not be considered material in the determination of independence:

•
A director who serves as an Interim or acting Chairman and/or Interim or acting Chief Executive Officer of the Company will not be deemed a former employee for the purpose of determining independence and as such, the director will retain his independent status when his service as Interim or acting Chairman or Interim or acting Chief Executive Officer ends;

•
An otherwise material relationship that is based on having an immediate family member of the director serving as an officer of the Company or an officer of a Company affiliate will be deemed immaterial upon the death or incapacitation of that immediate family member;

•
An otherwise material relationship that is based on the director's or the director's immediate family member's connection to a significant customer, supplier or provider of the Company or its affiliates, will be deemed immaterial if the Board, in its business judgment, determines that the commercial transactions between the Company or one of its affiliates and the significant customer, supplier or provider were conducted at arm's length in the ordinary course of business and that such a relationship is immaterial in light of all circumstances; or

•	An otherwise material relationship that is based on the director's immediate family member when the family member is no longer considered an immediate family member.

Other material relationships that will cause the director to be deemed not independent include:

•
The director or an immediate family of the director is a director, officer, general partner or large equity holder of a significant customer of or supplier to the Company and/or its affiliates of nonprofessional services and goods;

•
The director or an immediate family member of the director is a director, officer, general partner or large equity holder of a significant paid adviser, paid consultant or other paid provider of professional services to the Company or its affiliates, or to any senior management member of the Company; or

•
The director or an immediate family member of the director is a director, officer or trustee of a charitable or tax-exempt organization to whom the Company, one of its affiliates or any senior management member of the Company or its affiliates makes substantial charitable contributions.

The Board has determined that Messrs. Barnes, Callahan, Landry, Patterson and Perry are independent under the NYSE listing standards and the Company's Corporate Governance Guidelines. In addition, each member of the Audit Committee meets the heightened independence criteria applicable to audit committee members under the NYSE listing standards. The

Board previously determined that Richard A. Anderson, who resigned from the Board on May 26, 2011, was independent. Mr. Linquist is not considered an independent Director because of his employment as Chief Executive Officer of the Company.

In making its director independence determinations, the Board considered, among other things, the following relationships and concluded that they are not material and therefore, do not preclude a finding of independence:

•
Mr. Perry is a managing director of Madison Dearborn Partners, LLC, a private equity firm, or Madison Dearborn, one of our greater than 5% stockholders, and a general partner of various investment funds affiliated with Madison Dearborn, and Mr. Landry is the vice chairman and a managing director of a private equity firm, TA Associates, that until January 2011 was one of our one of our greater than 5% stockholders.

•
Messrs. Landry, Perry and Patterson are managing directors of private equity funds with portfolio investments that include companies that do business with the Company in the ordinary course of business and pursuant to agreements that were negotiated at arms-length and we believe include market terms.

•
Mr. Callahan is an executive officer at McGraw-Hill Companies, and in fiscal 2011 the Company paid McGraw-Hill subsidiaries standard fees in connection with ratings of its debt securities (approximately $0.3 million) and for market research data (approximately $0.1 million).

Board and Board Committees

Directors are expected to attend all meetings of our Board and each committee on which they serve. In 2011, our Board met 11 times. During 2011, each director attended at least 91% of the total number of Board meetings and at least 75% of all committee meetings on which each director served. Directors also may attend any committee meeting even if they do not serve on that committee. Directors are invited, but not required, to attend the Annual Meeting. Mr. Linquist attended our Annual Meeting of Stockholders in 2011.

The standing committees of our Board consist of an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. We also maintain a Finance and Planning Committee of the Board and the Board also, from time to time, can and has created ad hoc committees of the Board which have a specific purpose.

The current members of each committee of the Board are listed below:

Audit Committee	Compensation Committee	Finance and Planning Committee	Nominating and Corporate Governance Committee

W. Michael Barnes, Chairman	C. Kevin Landry, Chairman	Arthur C. Patterson, Chairman	James N. Perry, Jr., Chairman
John (Jack) F. Callahan, Jr.	W. Michael Barnes	C. Kevin Landry	C. Kevin Landry
James N. Perry, Jr.*	Arthur C. Patterson	James N. Perry, Jr.	Arthur C. Patterson

* Mr. Perry replaced Mr. Richard A. Anderson on the Audit Committee as of May 26, 2011.
Audit Committee.    The current members of our Audit Committee are Messrs. W. Michael Barnes, as Chairman, James N. Perry, and John (Jack) F. Callahan, Jr. Each of the members of the Audit Committee has been affirmatively determined by our Board to be independent in accordance with applicable laws and regulations, the listing standards of the NYSE and our Corporate Governance Guidelines. Each member of the Audit Committee meets the standards for financial knowledge for listed companies. No member of the Committee is, or has been, associated with the Company's auditors or accountants, or has performed “field work,” and no member of the Audit Committee is, or has been, a full-time or part-time employee of the Company. Our Board has determined that W. Michael Barnes and John (Jack) F. Callahan, Jr., are “audit committee financial experts,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K, because Mr. Barnes previously served as the Chief Financial Officer of Rockwell International Corporation and Mr. Callahan is the Chief Financial Officer of McGraw-Hill Companies. The applicable securities laws and regulations provide that an Audit Committee member who is designated as an Audit Committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an “audit committee financial expert” pursuant to Item 407 of Regulation S-K.

The responsibilities of the Audit Committee include, among other responsibilities:

•
overseeing, reviewing and evaluating our financial statements, the audits of our financial statements, our accounting and financial reporting processes, the integrity of our financial statements, our disclosure controls and procedures and our internal audit functions;

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	pre-approving permissible audit, audit-related, and non-audit services to be performed by our independent registered public accounting firm, if any, and the fees to be paid in connection therewith;

•	providing oversight of the Company's management of risks associated with the Company and its operations;

•
reviewing and recommending to the Board whether to approve material related party transactions involving, or related to or with a director and reviewing and approving all other non-material related party transactions;

•	overseeing our compliance with legal and regulatory requirements and compliance with ethical standards adopted by us;

•	establishing and maintaining whistleblower procedures;

•	evaluating periodically our Code of Ethics;

•	evaluating periodically the charter for the Audit Committee and recommending changes to the Board; and

•	conducting an annual self-evaluation.

The Audit Committee is authorized by its charter to retain, compensate and evaluate consultants and outside counsel necessary to carry out its duties without consulting with or obtaining the approval of the Board or any officer of the Company. In 2011, the Audit Committee did not retain any consultants or outside counsel. The Audit Committee relies on the information provided by management and the independent registered public accounting firm. The Audit Committee does not have the duty to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate.

Audit Committee Pre-Approval Policy. To provide for the independence of our independent accountants and to comply with applicable securities laws, the NYSE's listing standards, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by our independent registered public accounting firm. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our Company's independent registered public accounting firm, or the Pre-Approval Policy.

The Pre-Approval Policy provides that our Company's independent registered public accounting firm may not perform any audit, audit-related, or non-audit service for the Company, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) the Company engaged the independent registered public accounting firm to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by our Company's independent registered public accounting firm by applicable securities laws.

The Audit Committee may designate one or more member of the Audit Committee to whom it delegates its pre-approval responsibilities and such designate(s) must present any pre-approval decisions to the Audit Committee at the next meeting. The Audit Committee or the delegate(s) shall make certain that any such approved non-audit services are appropriately disclosed in the Company's periodic reporting with the SEC as required by applicable law. During 2011, the Audit Committee did not delegate its pre-approved responsibilities.

The Audit Committee met eleven times in fiscal year 2011. A copy of the Audit Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the “About Us” tab, then selecting “Investor Relations” and then “Corporate Governance."
Audit Committee Report
In the performance of its oversight responsibilities, the Audit Committee (1) reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 31, 2011; (2) discussed with the Company's independent registered public accounting firm the matters required by the auditing standards of the Public Company Accounting Oversight Board, or PCAOB, including those required by PCAOB AU 380, Communications with Audit Committees; (3) received the written disclosures and the letter from the Company's independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committee Concerning Independence; and (4) discussed with the Company's independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the firm's independence.

As part of its responsibilities for oversight of the Company's enterprise-wide risk assessment process, the Committee has reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas as well as an annual summary of the overall process.
The Committee has discussed with the Company's Internal Audit Department and independent registered public accounting firm the overall scope of and plans for their respective audits. The Committee meets with the head of the Company's Internal Audit Department, and representatives of the independent registered public accounting firm, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting and compliance programs.
Management is responsible for the Company's financial reporting process, including establishing and maintaining adequate internal financial controls and the preparation of the Company's financial statements. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The Company's independent registered public accounting firm also is responsible for performing an independent audit of the effectiveness of the Company's internal controls over financial reporting and issuing a report thereon. We rely, without independent verification, on the information provided to us and on the representations made by management and the Company's independent registered public accounting firm. Based on the review and discussion and the representations made by management and the Company's independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. We also appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2012 and are presenting the appointment to the stockholders of the Company for ratification at the Annual Meeting of Stockholders.
The Audit Committee:
W. Michael Barnes, Ph.d., Chairman
John (Jack) F. Callahan, Jr.
James N. Perry, Jr.

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.
Nominating and Corporate Governance Committee.    The members of our Nominating and Corporate Governance Committee are Messrs. James N. Perry, Jr. as Chairman, C. Kevin Landry, and Arthur C. Patterson, each of whom has been affirmatively determined by our Board to be independent in accordance with applicable rules and laws, our Corporate Governance Guidelines, and the listing standards of the NYSE. The responsibilities of the Nominating and Corporate Governance Committee include, among other responsibilities:

•
assisting in the process of identifying, recruiting, evaluating, qualifying and nominating candidates for membership on our Board and the committees thereof consistent with criteria approved by the Board;

•	annually presenting to the Board a list of nominees recommended for election to the Board at the annual meeting of stockholders;

•	developing processes regarding the consideration of director candidates recommended by stockholders and stockholder communications with our Board;

•
reviewing certain material related party transactions involving or related to a director and recommending to the Board whether approval of such transaction would cause a director not to be independent or not to be an outside director under our Corporate Governance Guidelines, the listing standards of the NYSE, or applicable law;

•	reviewing and recommending to the Board the formation or dissolution of any committee of the Board and developing, reviewing, and recommending charters for committees of the Board;

•	to recommend to the Board the annual voting and record date for the annual meeting of stockholders of the Company;

•	conducting an annual self-evaluation and assisting our Board and our other committees of the Board in the conduct of their annual self-evaluations; and

•	developing and recommending corporate governance principles.

The Nominating and Corporate Governance Committee is authorized by its charter to retain, compensate, evaluate and terminate consultants, including search firms retained to identify candidates for the Board and outside counsel necessary to carry out its duties without consulting with or obtaining the approval of the Board or any officer of the Company, but did not do so in 2011. It may also form and delegate authority to subcommittees of the Nominating and Corporate Governance Committee, but did not do so in 2011.

The Nominating and Corporate Governance Committee met four times in fiscal year 2011. A copy of the Nominating and Corporate Governance Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the “About Us” tab, then selecting “Investor Relations” and then “Corporate Governance.”
Compensation Committee.  The members of our Compensation Committee are Messrs. C. Kevin Landry, as Chairman, W. Michael Barnes, and Arthur C. Patterson. Each of the members of the Compensation Committee has been affirmatively determined by our Board to be independent in accordance with applicable rules and laws, our Corporate Governance Guidelines, and the listing standards of the NYSE and to be “outside directors” under section 162(m) of the Code. The responsibilities of the Compensation Committee include, among other responsibilities:

•	developing and reviewing general policy relating to compensation and benefits;

•	reviewing and evaluating the compensation discussion and analysis prepared by management and recommending its adoption by the Board;

•
reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Company's Chief Executive Officer and reviewing and making recommendations to our Board concerning the agreements, plans, benefits, policies and programs of the Company to compensate our Chief Executive Officer, our non-employee directors and our other corporate officers, including the named executive officers;

•
administering our long-term incentive plans, including awarding options to acquire Common Stock of the Company, or options, and restricted stock for non-officers subject to guidelines approved by the Board and recommending the award of options and restricted stock to the Company's officers and directors;

•
act as plan administrator for the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Compensation Plan, or 2004 Plan, and the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, or 2010 Plan;

•	preparing an executive compensation report for publication in our annual Proxy Statement;

•	establishing and administering a policy to ensure that compensation consultants and other advisors are independent; and

•	conducting an annual self-evaluation.

The Compensation Committee is authorized by its charter to retain, compensate, evaluate and terminate consultants, including compensation consultants, and outside counsel necessary to carry out its duties without consulting with or obtaining the approval of the Board or any officer of the Company. It also may form and delegate authority to subcommittees of the Compensation Committee, but did not do so in 2011. In 2011, the Compensation Committee employed Mercer (a wholly owned subsidiary of Marsh & McLennan Companies, Inc.), a well recognized employee benefits and compensation consulting firm, to assist the Committee in evaluating executive compensation and benefits. At the request of the Compensation Committee, a consultant from Mercer attended the Compensation Committee meetings where executive officer compensation was discussed and provided information, research and analysis pertaining to executive compensation and benefits as requested by the Compensation Committee. Mercer also updated the Compensation Committee on market trends and made recommendations for establishing the market values of compensation for the executives of our Company. Mercer was the compensation consultant used by the Compensation Committee to evaluate and recommend the compensation and benefits provided to the Chairman and Chief Executive Officer and the Named Executive Officers for fiscal year 2011. Mercer did not perform any services for the Company during 2011 other than providing services to the Compensation Committee.

The Compensation Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account the market rates recommended by its compensation consultant and the compensation recommendations by the Chief Executive Officer, except with respect to his own position. The Compensation Committee believes that input from both management and its consultant provides useful information and points of view to assist the Compensation Committee in determining the appropriate compensation.

The Compensation Committee met six times in fiscal year 2011. A copy of the Compensation Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the “About Us” tab, then selecting “Investor Relations” and then “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation.  During the fiscal year ended December 31, 2011, the Compensation Committee was composed of C. Kevin Landry, as Chairman, W. Michael Barnes, and Arthur C. Patterson. During 2011, there were no compensation committee interlocking relationships or interlocking directorships.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and in the Company's Annual Report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.
Submitted by the Compensation Committee of the Board of Directors:
C. Kevin Landry, as Chairman
W. Michael Barnes
Arthur C. Patterson

The material contained in this Compensation Committee Report does not constitute soliciting material, is not to be deemed filed with the SEC, and is not incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.
Finance and Planning Committee.  The members of our Finance and Planning Committee are Messrs. Arthur C. Patterson, as Chairman, C. Kevin Landry and James N. Perry, Jr. The responsibilities of the Finance and Planning Committee include, among other responsibilities:

•	overseeing the financial matters of importance to the Company, including monitoring our present and future capital requirements and business opportunities;

•
reviewing and making recommendations relating to the Company's annual and long term financial plans and the Company's performance against its annual cash performance award criteria, the Company's financial objectives, strategies, and capital structures, major investments, restructurings, joint ventures and mergers, the offering of debt or equity securities for the borrowings of the Company;

•	reviewing and providing guidance to the Board and Company management about all proposals regarding major financial policies of the Company;

•
advising senior management on the organizational structure and human resource matters for the Company, including making recommendations to our Board regarding appointments of persons to be officers of the Company and evaluating and designing management succession plans of the Company; and

•	conducting an annual self-evaluation.
The Finance and Planning Committee is authorized to retain outside counsel, advisors, or other experts or consultants, as it deems appropriate in its sole discretion without consulting with or obtaining the approval of any officer of the Company, but it did not do so in 2011. It may also form and delegate authority to subcommittees of the Finance and Planning Committee, but did not do so in 2011.
The Finance and Planning Committee met 20 times in fiscal year 2011. A copy of the Finance and Planning Committee Charter adopted by the Board can be found on our website at www.metropcs.com under the “About Us” tab, then selecting “Investor Relations” and then “Corporate Governance.”

Compensation of Directors

Non-employee independent members of our Board are eligible to participate in our Third Amended and Restated Non-employee Director Remuneration Plan, or non-employee director remuneration plan, under which such directors receive compensation for serving on our Board. Directors who are employees do not receive any additional compensation in respect of their services as directors. The objectives for our director compensation are to remain competitive with the compensation paid to directors of comparable publicly held and traded companies while adhering to corporate governance best practices with respect to such compensation, and to reinforce our practice of encouraging stock ownership.

The Company's non-employee director remuneration plan provides:

•
an annual retainer of $40,000, plus $10,000 if such member serves as Chairman of the Finance and Planning, Compensation or the Nominating and Corporate Governance Committee of the Board, and $30,000 if such member serves as the Chairman of the Audit Committee of the Board, which amounts shall be paid in cash;

•
an initial grant of 33,600 options to purchase our Common Stock upon becoming a member of the Board, with an exercise price equal to the Common Stock's closing price on the NYSE on the date of grant, which vests over three years in a series of 36 successive equal monthly installments beginning after the date of grant;

•
an annual grant of 16,800 options to purchase our Common Stock, with an exercise price equal to the Common Stock's closing price on the NYSE on the date of grant, which vests over three years in a series of 36 successive equal monthly installments beginning after the date of grant;

•
an annual grant of 6,000 shares of restricted stock that vests over three years with such restricted stock award vesting upon completion of each quarter of service, in a series of twelve (12) successive equal quarterly installments beginning three months after the grant date; and

•	$2,000 for each Board meeting and committee meeting attended in-person and $1,000 for each telephonic meeting of the Board and committee meeting attended telephonically.

The following table sets forth certain information with respect to our non-employee director compensation during the fiscal year ended December 31, 2011.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(1)(2)	Total
Richard A. Anderson	$54,000	$86,400	$109,899	$250,299
W. Michael Barnes	$109,000	$86,400	$109,899	$305,299
John (Jack) F. Callahan, Jr.	$68,000	$86,400	$109,899	$264,299
C. Kevin Landry	$91,000	$86,400	$109,899	$287,299
Arthur C. Patterson	$91,000	$86,400	$109,899	$287,299
James N. Perry, Jr.	$89,000	$86,400	$109,899	$285,299
————————————

(1)
The value of the option awards is determined using the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718 (Topic 718, “Compensation – Stock Compensation”). These amounts reflect the Company's accounting expense and do not correspond to the actual value that will be realized by the directors. See Note 12 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

(2)
The following summarizes the grant date fair value of each award granted during 2011, computed in accordance with ASC 718, as well as the aggregate shares under stock awards, and the aggregate shares underlying option awards held by each non-employee director as of December 31, 2011:

Name	Grant Date	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($)
Richard A. Anderson(a)	2/28/2011		16,800	$14.40	$109,899
	2/28/2011	6,000		—	$86,400
W. Michael Barnes(b)	2/28/2011		16,800	$14.40	$109,899
	2/28/2011	6,000		—	$86,400
John (Jack) F. Callahan, Jr.(c)	2/28/2011		16,800	$14.40	$109,899
	2/28/2011	6,000		—	$86,400
C. Kevin Landry(d)	2/28/2011		16,800	$14.40	$109,899
	2/28/2011	6,000		—	$86,400
Arthur C. Patterson(e)	2/28/2011		16,800	$14.40	$109,899
	2/28/2011	6,000		—	$86,400
James N. Perry, Jr.(f)	2/28/2011		16,800	$14.40	$109,899
	2/28/2011	6,000		—	$86,400

(a)	Mr. Anderson elected not to stand for reelection at the Annual Meeting of Stockholders held on May 26, 2011. All awards that were outstanding at that time were forfeited or were sold.

(b)	Mr. Barnes held options to purchase 309,687 shares of Common Stock and 7,000 shares of restricted stock subject to vesting as granted under our Equity Plans.

(c)	Mr. Callahan held options to purchase 84,000 shares of Common Stock and 7,000 shares of restricted stock subject to vesting as granted under our Equity Plans.

(d)	Mr. Landry held options to purchase 31,268 shares of Common Stock and 7,000 shares of restricted stock subject to vesting as granted under our Equity Plans.

(e)	Mr. Patterson held options to purchase 208,824 shares of Common Stock and 7,000 shares of restricted stock subject to vesting as granted under our Equity Plans.

(f)	Mr. Perry held options to purchase 262,200 shares of Common Stock and 7,000 shares of restricted stock subject to vesting as granted under our Equity Plans.

Compensation Discussion and Analysis
Executive Summary
Overview
This Compensation Discussion and Analysis, or CD&A, describes our executive compensation program for 2011. We use this program to attract, motivate, and retain the executives who lead our business. In particular, this CD&A explains how the Compensation Committee of the Board made its compensation decisions for our executives, including our named executive officers, or Named Executive Officers or NEOs, for 2011. Our NEOs are: our Chairman and Chief Executive Officer, Mr. Roger D. Linquist; our President and Chief Operating Officer, Mr. Thomas C. Keys; our Vice Chairman and Chief Financial Officer, Mr. J. Braxton Carter; our Vice Chairman, General Counsel and Secretary, Mr. Mark A. Stachiw; and our Senior Vice President, Human Resources, Mr. Dennis T. Currier.
Our Business

We are the fifth largest facilities-based wireless broadband mobile communications provider in the United States based on the number of customers served, providing a variety of wireless broadband mobile communications services to our customers on a no long-term contract, paid-in-advance basis. As of December 31, 2011, we had over 9.3 million customers. We offer our services under the MetroPCS® brand in selected major metropolitan areas in the United States, including the Atlanta, Boston, Dallas/Fort Worth, Detroit, Las Vegas, Los Angeles, Miami, New York, Orlando/Jacksonville, Philadelphia, Sacramento, San Francisco, and Tampa/Sarasota metropolitan areas.

We pioneered unlimited services and, today, we are a leader in the no annual contract wireless broadband segment. Our success has come from providing our customers with simple, predictable, affordable and flexible service plans while maintaining and controlling our costs to allow us to remain one of the lowest cost providers of wireless broadband mobile services in the United States. In January 2010, we introduced a new family of unlimited wireless broadband mobile service plans that include all applicable taxes and regulatory fees for a flat-rate. In January 2011, we introduced new 4G LTE wireless broadband mobile service plans that allow customers to enjoy voice, text and web access services at fixed monthly rates, including all applicable taxes and regulatory fees, starting as low as $40 per month. On a no annual contract basis, we continue to sell what was once only available in a postpaid environment and at unmatched value to consumers.

We plan to maintain our entrepreneurial spirit and also are committed to provide value for our customers, employees and our stockholders. Although competition is intense we have sought to maintain our low cost position as well as being an industry leader by staying ahead of technology, including introducing the first commercial 4G LTE service in the United States in our Las Vegas and Dallas/Fort Worth metropolitan areas in September 2010 and, at that time, launched the world's first dual mode 4G LTE/CDMA handset. We pioneered the transformation to 4G LTE. Building on this legacy of innovation, we believe 4G LTE puts the Internet in the palm of our customers' hands - most of which rely on MetroPCS as their primary access to the Web, video and social networking.

As we enter 2012, we believe 4G LTE will help us to build on our leadership position as a low cost operator in a rapidly evolving data-centric world. We provide our customers the latest Android smartphones on a 3G CDMA network, and in 2012, we will push the capabilities of the 4G LTE network with more affordable smartphones. We also believe there is an opportunity to reach a growing segment of consumers who demand more value from their service, the latest smartphones, and a quality network. The amount of innovation currently taking place in our industry is unprecedented. This is an exciting time for our Company, stockholders, and for our customers.

For summary information highlighting the Company results for 2011, see the sections captioned "Key Financial Metrics" and "Compensation Highlights" in the 2012 Proxy Statement Summary Information above.
Our Compensation Highlights for 2011

In 2011, we did not make any material changes to our compensation structure for our Named Executive Officers. For example, the Company did not change its executive compensation philosophy of paying for performance; we retained the same group of peer companies as a guide in establishing our executive compensation programs; the Compensation Committee used the same compensation consultant as in 2010; the Compensation Committee used the same annual cash performance award criteria in 2011 as 2010 and the same percentage of base salary for our annual cash performance awards targets in 2011 as 2010; and we retained the same Company/Team and individual component breakdown for our annual cash performance awards. In addition, we made long-term equity grants based on the same criteria for the Named Executive Officers in 2011 as 2010. In 2011, we increased the base salary of our CEO by 9.0% and the three next highest NEOs by 8.6%, effective February 12, 2011.

In May 2011, we also promoted Mr. Dennis T. Currier to Senior Vice President, Human Resources from our Vice President, Human Resources and as a result he became a NEO replacing Mr. Malcolm Lorang, our Senior Vice President, Chief Technical Officer.
The following table shows the percentage of change of each element of our compensation mix for each of our Named Executive Officers from 2010 to 2011. See more detailed discussion below regarding the basis for these changes and the “2011 Summary Compensation Table” above for the corresponding amounts attributable to each element for each of the Named Executive Officers.
Percentage Change in Compensation from 2010 to 2011

Element	CEO	President & COO	Vice Chairman/CFO	Vice Chairman/General Counsel and Secretary	SVP/HR
Salary(1)	9%	8.6%	8.6%	8.6%	12%
Stock Awards(2)	103%	3%	85%	78%	352%
Option Awards(2)	84%	88%	225%	219%	NA
Non-equity Incentive Plan Compensation(3)	(26)%	(27)%	(27)%	(27)%	8.6%
All Other Compensation(4)	0%	0%	0%	0%	0%
Total Compensation	42%	16%	62%	50%	182*
 * Mr. Currier was promoted to Senior Vice President, Human Resources in May 2011 and received a 3.5% promotional increase and additional increase in his attributable annual cash performance award and long-term equity incentive award as a result of such promotion.

(1)	The merit based increase to base salary for 2011 was effective February 12, 2011, except for Mr. Currier who also received a promotional increase in May 2011.

(2)	The percentages are reflective of the Company's stock price being significantly higher on the grant date in 2011 versus the grant date in 2010. See "2011 Total Compensation Mix Analysis" below.

(3)
The Company/Team performance criteria payout percentage used in calculating non-equity incentive plan compensation was significantly lower for 2011 at 106.0% versus 192.9% for 2010. See "Annual Cash Performance Awards" below.

(4)	Consists of the Company's 401(k) matching contribution for each NEO that elects to participate in the 401(k) Plan.

At our 2011 Annual Meeting of Stockholders, we submitted two non-binding, advisory proposals to our stockholders. The first was a proposal seeking approval of our executive compensation, or the Non-Binding Resolution on Executive Compensation. Over 94% of our stockholders voted in favor of a Non-Binding Resolution on Executive Compensation. After taking into consideration, among other things, the vote in favor of the Non-Binding Resolution on Executive Compensation, our Compensation Committee continued its objectives in the same manner as 2011 and did not make any material changes to the compensation program or the executive compensation program for 2012. The second non-binding, advisory proposal was on the frequency of the non-binding, advisory vote on executive compensation, or Frequency Vote. At our 2011 Annual Meeting of Stockholders, our Board recommended to our stockholders that they vote to hold the non-binding, advisory vote to approve executive compensation once every three years. A majority of the votes cast (excluding abstentions) for the Frequency Vote were in favor of holding the non-binding, advisory vote on executive compensation once every three years. After taking into consideration, among other factors, the resulting vote of the stockholders, the Board, consistent with the recommendation to stockholders, has determined to hold the non-binding, advisory vote to approve executive compensation once every three years. Accordingly, the next non-binding advisory vote to approve executive compensation for the Company's named executive officers will be held at the Company's 2014 Annual Meeting of Stockholders. The next Frequency Vote will be held on or before the Company's 2017 Annual Meeting of Stockholders.
The Objectives of Our Executive Compensation Program
Our compensation program is designed to attract and retain highly skilled executives with an emphasis on pay for performance that is aligned with our stockholders' interests. Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers, including our Named Executive Officers. Our

Compensation Committee is composed entirely of non-employee independent and outside directors. See “Corporate Governance - Board Committees - Compensation Committee.”
Our executive compensation programs are designed to achieve the following objectives:

•	Emphasize pay for performance;

•	Attract, retain and motivate talented and experienced executives in the highly competitive and dynamic wireless telecommunications industry;

•	Recognize, compensate and reward executives whose knowledge, skills and performance are critical to our success;

•
Align the interests of our executive officers with our stockholders by motivating executive officers to increase stockholder value and reward such executive officers when specific, measurable milestones are achieved;

•
Provide a competitive compensation package which is weighted heavily towards pay for performance, and in which total compensation is primarily determined by the achievement of specific, measurable Company/Team goals and individual goals, and the creation of stockholder value;

•	Ensure fairness among the executive officers by recognizing the contribution each executive officer makes to our success;

•	Encourage appropriate risk taking while discouraging behavior that may result in unnecessary or excessive risk;

•	Foster a shared commitment among executive officers by coordinating their Company/Team and individual performance goals in a meaningful and collaborative manner; and

•	Appropriately compensate our executives to manage our business to meet or exceed our long-range objectives and business goals.
Our Compensation Principles and Practices
Use of Competitive Data
The primary principle and objective of our compensation program is to align strategic goals of management and stockholders by motivating and rewarding executive officers on a pay for performance basis through a market-competitive pay package, which is derived from short and long term targeted performance measurements and objectives of the Company. Our Compensation Committee is responsible for developing and reviewing our compensation policies and program and in doing so utilizes external resources as well as a compensation consultant. For benchmarking purposes, our Compensation Committee has established a peer group of public companies to evaluate the competitiveness of the Company's compensation for its executive officers and to be used as a guide in setting compensation for newly hired executive officers. As a check against, and to supplement the peer group data, the Company also reviews each executive officer position with respect to the compensation databases of telecommunications companies and for comparable positions in comparably sized organizations, as well as the relationship, duties, and importance of each officer to the Company. We believe a competitive total compensation package is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.
The Compensation Committee uses the market data derived from the peer group and the compensation databases as a guide in establishing the total compensation for each executive officer. However, we use the market data only as a check and guide and we independently view the total compensation of each executive officer against other officers and the relative duties and importance of the executive officer to the Company. We benchmark the total compensation for each of our executive officers, which consists of base salary, annual cash performance awards and long-term equity incentive awards, as well as our performance results, in relation to other companies in our industry of similar size in terms of revenue and market capitalization. The management of the Company, the Company's compensation consultant and the Compensation Committee's independent compensation consultant review the total compensation of both our peer group and a select database of additional representative companies to establish the market compensation for our executive officers. Mercer provided consultation services solely to and for the Compensation Committee in 2011, with Towers Watson assisting the Company.

We used the following market data as a guide in establishing our total compensation program for 2011. The market data was derived from the available Proxy Statement filings as of October 2010 from the listed public wireless telecommunications companies, representing our 2011 peer group, which we believe are comparable to us based on an estimated median full year gross revenue of $2.7 billion for 2009 and a median market capitalization of $5.0 billion as of October 11, 2010:

•	Centennial Communications Corporation (acquired by AT&T in 2009);

•	CenturyLink, Inc., formerly CenturyTel;

•	Charter Communications, Inc.;

•	Clearwire Corporation;

•	Frontier Communications Corporation;

•	Leap Wireless International Inc.;

•	Liberty Global, Inc.;

•	NII Holdings, Inc.;

•	NTELOS Holdings Corporation ;

•	TW Telecom Inc.;

•	United States Cellular Corporation; and

•	Windstream Corporation.

We believe that it is important to compare to a peer group of companies that are in the same industry as the Company and have revenue, three year revenue and Adjusted Earnings Before Interest, Depreciation and Amortization, or EBITDA, and Compounded Annual Growth Rate, or CAGR, comparable to the Company and to maintain it year over year to retain comparability. The industry, however, has been consolidating so there are fewer companies each year to use as a comparison and many of the companies in the industry have significantly larger revenues than the Company, are not publicly traded, or are not growing. We believe that the companies we use in establishing our total compensation for our executive officers are appropriate for the following reasons:

•	These companies are in the telecommunications and media industry;

•	The Company had revenues of $3.5 billion for 2009 and each company in the group represents a blend of revenues for the most recent fiscal year as of October 11, 2010;

•
The Company has three year revenue CAGR of 31% and almost all of the companies have positive three year revenue CAGR and several have a revenue CAGR ranging from 14 to 27% for the most recent fiscal year as of October 11, 2010; and

•
As of August 2010, the Company has a three year EBITDA CAGR for 2010 of 34% and almost all of the companies have positive three year EBITDA CAGR and a number have a three year CAGR of EBITDA between 9-28%.

Based on this peer group, the Company has annual revenues of 54% of the peer group, and has the highest three year revenue and EBITDA CAGR.

Company versus Peer Group Metric Comparison1

	Revenue for the FYE as of 10/11/2010 ($000)	Market Cap Value as of 10/11/2010 ($000)

Peer Group Median	$2,690,000	$4,955,000
Company	$3,481,000	$3,818,000

Peer Group Percentile Positioning	Between 50th - 75th percentile	Between 25th - 50th percentile
________________________
1 Information included in Mercer's report "Review of Executive Compensation" dated October 15, 2010.

One of the goals of the Compensation Committee is to retain a consistent peer group from year to year. Maintaining a consistent peer group (excluding companies which no longer report) assists the Compensation Committee in making comparable analysis from year to year and avoiding anomalies which are introduced through changing peer groups. For 2011, the peer group was substantially the same as the peer group for the last two years. As Centennial Communications Corporation was acquired by AT&T in 2009, it will be removed for the 2012 peer group.

We believe using a public peer group along with the select databases of other companies to evaluate the competitiveness of the Company's total compensation for executive officers provides the best approach in making sure that our compensation is competitive in the wireless telecommunications industry and is a best practice for setting incentive compensation. We believe that the public peer group of companies provides an appropriate reference point because they consist of similar organizations with similar revenues and enterprise valuations against which we compete for executive talent and from which we are most likely to draw new executives. Further, since the Company believes that the NEOs' total compensation is linked to Company revenue, having a peer group where the Company is at or near the median is important. We do not attempt to quantify or otherwise assign any relative weightings to any of our peer companies when benchmarking against them. We annually review the companies in our peer group and add or remove companies as necessary to ensure that our peer group comparisons are meaningful.

Published survey data includes surveys focused on the communications industry, including Mercer Benchmark Survey and Mercer Telecom Industry Survey, and was used primarily for those executive officer positions with insufficient peer proxy data. A sample list of telecommunications companies in such surveys include:

ALLTEL Wireless	Intelsat Global Service Corp.
Applied Signal Technology	Level 3 Communications
Asurion Corporation	NTELOS
AT&T, Inc.	Qualcomm, Inc.
Brightstar Corporation	Qwest Communications International, Inc.
Broadview Networks, Inc.	Radio One, Inc.
CableVision Systems Corp.	Samsung Telecommunications America
Caci International, Inc.	Singapore Telecom USA, Inc.
CenturyLink, Inc.	Sirius XM Radio, Inc.
Charter Communications	Sprint Nextel Corp.
Comcast Cable	TDS TelecomTelltabs
Cox Enterprises Inc.	Tellabs
Crown Castle International Corp	Time Warner Cable
DIRECTV, Inc.	T-Mobile USA
Dish Network Corporation	United States Cellular Corporation
Echostar Corporation	Verizon Communications
FPL Fibernet, LLC	Verizon Wireless
Integra Telecom. Inc.	Vonage Holdings Corporation

For 2011, in order to properly analyze the industry data, the Company analyzed for each executive the compensation data gathered by the Company and the compensation consultants. Market comparisons for the NEOs focused on peer group comparisons that were supplemented with published survey data only when there was insufficient peer group comparison data.

We believe our executive compensation program is appropriate when considering our business strategy, our compensation philosophy, the competitive market pay data, the competitiveness of the wireless industry and the significant growth that we have achieved year over year. Further, many of our executive officers have a number of years of experience in both the communications industry and in senior management, which requires us to ensure that our executive compensation program is competitive with other companies that may try to recruit our executive officers.

The Decision Making Process

For each executive officer, we consider the following factors when establishing the executive's total compensation:

•
The nature of our business, the regulatory, legal and financial environment in which we operate and our business need for the executive officer's skills, as well as the business need for the executive by our peer group of companies;

•	The value of the overall experience and professional expertise that the executive officer affords to the broader goals and long-term objectives of our business;

•	The contributions that the executive officer has made relative to our success;

•	The relationship and contributions of our executive officers working together as a team to execute our overall business strategy;

•
The relationship of our executive officers' pay to the median pay for their position with a view toward having executives reach the median for their pay within several years of being in the position commensurate with individual performance;

•	The transferability of the executive officer's experience and managerial skills to other potential employers, particularly in the communications industry; and

•	The readiness of the executive officer to assume a more significant role with our Company or another potential employer.

We believe these factors are appropriate because they allow the Company to balance the experience, talent and skills of the executive with other factors in order to attract and retain the executives needed to be successful.

The Company uses a performance evaluation system established at the beginning of the fiscal year to determine the executive officer's performance against established target performance goals and criteria, which is used to determine an executive's total compensation for the year. The Company performance goals and criteria are based on the Company's strategic and operational business plan. Our compensation program places significant emphasis on pay for performance against these annually established performance goals. Further, the Board establishes for the CEO, and the CEO establishes for each executive officer, other than himself, individual goals and objectives throughout the year as business needs dictate which the Compensation Committee then reviews. Based on the executive's individual performance for the year against these individual performance goals, his supervisor or the Board determines an appropriate base salary within a base salary range designated for such executive's position based on a number of factors outlined in “Base Salary” below, which salary range is targeted to be centered around the market median for base salary. An executive's individual performance rating also is used to determine the amount paid in connection with the individual component of his annual cash performance award. If an executive officer exceeds his individual goals, he could be compensated up to twice the target payment amount for the individual component, and for performance which meets his individual goals, he could be paid an amount in a range centered on the target payment amount for the individual component, and for performance under his individual goals, he could be paid nothing. Along with various other factors noted in “Long-term Equity Incentive Compensation” below, an executive's individual performance rating for the prior year also is used to determine the amount of an executive's annual long-term equity incentive award. Such annual long-term equity incentive award is targeted at median of market for performance that meets an executive's individual goals and up to an award at the 90th percentile level for exceptional performance. Although in all established programs setting forth compensation philosophy, objectives and guidelines, the actual resulting compensation realized by an executive from year to year remains subject to varying factors that could result in a shift, either up or down, in the resulting compensation to such employees, including the NEOs. In addition to other relevant factors that the Compensation Committee reviews in its assessment and approval of compensation each year, such as seeking to balance executive compensation among all the executive management team based on the resulting compensation for the year, some of these factors, such as current market fluctuations, economic conditions, industry trends, increased competition and future regulatory rulings or changes in regulation, are outside the control of the Company and our executives. Since 2009 the Company has utilized at the Compensation Committee's request a Shareholder Value Transfer methodology, or SVT, whereby the Company reserves 2% of average outstanding shares (the “equity pool”) for annual equity grants, new hire and promotion equity grants and any off-cycle equity grants approved by the Board for all employees, including all officers (including the NEO's), directors, employees and new hires. Further, the Compensation Committee has established a goal of granting the equity pool of the Company to all employees with only up to 30% being awarded to the four highest compensated NEOs. While the Compensation Committee can depart from these targets, and has done so in some instances, these targets can cause the total compensation to vary widely from year to year based on the price of the Company's Common Stock. We believe that our pay philosophy provides the necessary balance and focus for the Company and its executives and incents and rewards the executives if the Company grows and succeeds as measured against its strategic, operational and financial plans, while at the same time providing a balanced competitive compensation package.

Based in part on this process and the recommendations from our Chief Executive Officer and other considerations discussed below, the Compensation Committee reviews and recommends to the Board the annual total compensation package of our executive officers. The Compensation Committee evaluates our Chief Executive Officer's performance in light of the compensation goals and objectives established for the Chief Executive Officer. The Compensation Committee also reviews the annual performance of each officer related to the Chief Executive Officer and considers the recommendations of the related person's direct supervisor with respect to their individual performance rating, their base salary, targets for and payments under our annual cash performance awards, and grants of long-term equity incentive awards. The Compensation Committee reviews and approves these recommendations with modifications as deemed appropriate by the Compensation Committee. Based on its evaluation, the Compensation Committee recommends to our Board the performance rating for such executive officer's base salary, annual cash performance and long-term equity incentive awards for each executive officer and the amount of the individual performance component for the prior year's annual cash performance award based on its assessment of their performance of such executives individual performance goals with input from the Compensation Committee's consultants.
2011 Total Compensation Mix Analysis
As a result of our corporate philosophy that our compensation program be aligned with stockholders' interest, a significant portion of our executives' total compensation is in the form of long-term equity incentive awards. The 2011 compensation mix for the CEO and the other named executive officers is as follows:
* Target pay is defined as the midpoint of each executive's base salary range plus each executive's target annual cash performance award plus the market 50th percentile long-term incentive award.

For 2011, our Chief Executive Officer received total compensation of approximately $8.94 million, which consisted of a base salary of $0.87 million, long-term equity incentive compensation with a value of approximately $6.50 million, including stock option awards valued as of the grant date using a Black Scholes valuation model, and an annual cash performance award payout of approximately $1.56 million. This is an increase of $2.64 million, or 42%, from total compensation of approximately $6.30 million from 2010. This increase reflects a significant increase in the value of long-term incentive equity awards of 93% over 2010. This increase in the value of long-term equity is primarily because the Company utilizes a SVT methodology that sets aside a certain percentage of an equity pool for annual equity grants, and while the number of shares was approximately 12% lower in 2011, the market value of the equity granted was higher in 2011. Because the number of shares in the equity pool is capped at 2% each year the value of each individual's equity grant is highly dependent on the Company's stock price on the date of grant. The increase, therefore, is a result of the Company's stock price being significantly higher on the annual long-term equity incentive grant date in 2011 than the annual long-term equity incentive grant date in 2010. Specifically, the per share price in 2010 was $6.37 and in 2011 was $14.40 representing a 126% increase. Based on our market analysis, the base salary paid to our Chief Executive Officer for 2011 was below the market median base salary level for other telecommunications companies of comparable size, total cash compensation was between the market median and 75th percentile, and the long-term equity incentive award for our Chief Executive Officer for 2011 was above the market 75th percentile.

For 2011, our other four Named Executive Officers, as a group, received total compensation of approximately $11.77 million, which consisted of base pay of $1.77 million, long-term equity incentive compensation with a value of approximately $8.30 million, including stock option awards valued as of the grant date using a Black Scholes valuation model, and annual cash performance compensation of approximately $1.70 million. This reflects an increase of $3.78 million, or 47%, from total compensation of approximately $7.99 million for 2010, which consisted of base salaries of $1.63 million, long-term equity incentive compensation with a value of approximately $4.13 million, and annual cash performance awards of approximately $2.23 million. Just like the CEO, the value of the equity of the other NEOs was higher in 2011 than 2010 because of the appreciation of our Common Stock between the 2010 grant date and the 2011 grant date. The total compensation and elements thereof paid to each of our other Named Executive Officers during 2011 is set forth below in the 2011 Summary Compensation Table and the table entitled “2011 Grants of Plan-Based Awards.” See “Summary of Compensation - 2011 Summary Compensation Table and 2011 Grants of Plan-Based Awards.”
We also believe that our executive compensation meets our compensation philosophy of having a market-competitive pay package which is targeted at market median and pays out up to the 90th percentile for exceptional performance. Based against our peer group of companies, our 2011 executive compensation is as follows:

Target Compensation compared against Market 50th Percentile (Median)
	Peer Group Median Base Salary	Peer Group Median Total Annual Cash Compensation (1)	Peer Group Median Total Direct Compensation (2)
CEO	(4.6)%	16%	(3.9)%
Other 4 NEO's	(2.4)%	5.5%	(10.4)%

(1) Base Salary plus payouts of annual cash performance awards.
(2) Total Cash Compensation plus Black Scholes value of options granted in 2011 plus market value of restricted stock granted in 2011.
Our Executive Compensation Program
Overview of Elements of Our Executive Compensation Program
The elements of our executive compensation program are summarized in the table below, followed by a more detailed discussion of each element of our executive compensation program.

Element	Characteristics	Purpose
Base salary
Fixed annual cash compensation; all executives are eligible for periodic increases in base salary based on individual performance; targeted at the median market pay level of companies of comparable size in the communications industry.
Attract and retain executives by keeping our annual compensation competitive with the market for the skills and experience necessary to meet the requirements of the executive's role with us.

Annual cash performance awards
Performance-based annual cash compensation earned based on Company/Team performance criteria against target performance levels based on the Company's annual business plan and individual performance goals; targeted at median market pay levels with the potential for paying above the market median to a maximum of 200% of target for outstanding achievement and 0% of target for failure to meet the target objectives.

Motivate and reward for the achievement and over-performance of our critical financial, operational and strategic goals as well as individual performance goals. Amounts earned for achievement of target Company performance levels based on our annual budget approved by the Board is designed to provide a market-competitive pay package at market median pay levels and at above market median for outstanding performance achievement; potential for lesser or greater amounts are intended to motivate participants to achieve or exceed our financial and other performance goals with no reward earned if performance goals are not met.

Long-term equity incentive awards (stock options and restricted stock)
Long-term equity awards are generally granted with time based vesting with one-half of the value of such award in stock options which have value to the extent that the price of our Common Stock increases over time and one-half of the value in restricted stock granted at the full value; and targeted pay levels are awarded at the 50th percentile with the potential for above market grant up to the 90th percentile of market for exceptional performance.

Align interest of management with stockholders; motivate and reward management to increase the value of the Company stock over the long-term; attract and retain employees through the grant of full value restricted stock. Vesting of stock options and restricted stock based on continued employment facilitates retention; amount realized from exercise of stock options awards and restricted stock ownership increased stockholder value of the Company. Reward employees for Company and individual performance.

Retirement savings opportunity
Tax-deferred plan in which all employees can choose to defer compensation for retirement. Beginning January 1, 2009, we provided a 25% match on the first 4% of eligible compensation. We do not allow employees to invest these savings in our Common Stock.
Provide employees the opportunity and the incentive to save for their retirement. Account balances are affected by contributions and investment decisions made by the employee.

Element	Characteristics	Purpose

Health & welfare benefits	Fixed component. The same/comparable health & welfare benefits (medical, dental, vision, disability insurance and life insurance) are available to all full-time employees.	Provides benefits to meet the health and welfare needs of employees and their families.
Base Salary

Our executive officers, including the Named Executive Officers, are assigned to pay grades determined by comparing position-specific duties and responsibilities with the market pay data and the Company's internal structure. Each pay grade has a salary range with corresponding annual cash performance award and long-term equity incentive award opportunities, which is based on market pay and other factors. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the pay of other executive officers, and other factors. We believe this is a reasonable and flexible approach to achieving the objectives of the executive compensation program of appropriately determining the pay of our executives based on their skills, experience, and performance.

Based on its review of competitive market data, including peer group data, and internal comparators among the officer positions, management recommends to the Compensation Committee a salary range target to be centered around the median market amount, including a minimum and maximum based on that median market amount, for each executive officer position. The range is established, among other things, based on the Compensation Committee's review of the median market data point and the executive officer's duties and internal comparisons between executive officers. For example, our Chief Executive Officer's base salary range was from a minimum $640,000 to a maximum of $1,050,000 with the median market at $850,000 for 2011. We believe it is important that we target paying our executives at the minimum of the target base salary range for the given position and, based on the executive's performance rating, skills and experience in his role, accelerate or increase his base salary to the median of the range. Once the median of his base salary is reached increases would moderate pending his individual performance through to the maximum of the range. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary. As noted we consider the executive officer's current base salary in relation to midpoint pay levels so that for the same individual performance, an executive officer with the same performance generally will receive larger increases when below midpoint and smaller increases when at or above the midpoint. In determining appropriate compensation levels for our executive officers, including our Named Executive Officers, we annually review, among other things, changes (if any) in market pay levels, the contributions made or to be made by the executive officer, the performance of the executive officer, the increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the marketability of managerial skills, the relevance of the executive officer's experience to other potential employers, the executive's salary in relationship to the minimum of his salary range and the pay of other executive officers, and the readiness of the executive officer to assume a more significant role with another organization.

Our Compensation Committee meets outside the presence of all of our executive officers, including the Named Executive Officers, to consider appropriate compensation for our Chief Executive Officer. For all other Named Executive Officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer, Senior Vice President of Human Resources and Vice Chairman, General Counsel and Secretary, each of whom recuses himself when the Compensation Committee discusses his compensation.

The base salaries paid to our Named Executive Officers are set forth in the 2011 Summary Compensation Table below. For the fiscal year ended December 31, 2011, cumulative base salary paid in cash compensation to our Named Executive Officers was approximately $2.64 million, with our Chief Executive Officer receiving approximately $0.87 million of that amount. The base salary of our CEO increased 9% over 2010 and the other three most highly compensated NEO's increased 8.6% effective as of February 12, 2011. We believe these increases are warranted given our performance. The base salaries for our NEO's which have been in their current position for several years is near the mid-point of the salary range and near the market median. We believe that the base salaries paid to our executive officers during 2011 achieve our executive compensation objectives, compares favorably to market pay levels and is within our target of providing a base salary near the market median, and achieving the objective of having a significant portion of each Named Executive Officer's salary based on Company and individual performance.
Annual Cash Performance Awards

Our executive compensation program emphasizes pay for performance. We believe that a substantial portion of each executive officer's compensation should be in performance-based pay. Annual cash performance awards are granted and earned under our 2010 Plan. Awards earned under the 2010 Plan are based on performance criteria that are aligned with our business strategy, operational goals, and financial plan and are recommended by the Compensation Committee and approved by the Board near the beginning of each fiscal year. We believe the annual cash performance awards granted under our 2010 Plan to our Named Executive Officers help focus their efforts on the Company's objectives and goals and reward the Named Executive Officers for annual operating results that help create value for our stockholders.

Performance is measured based on the achievement of specific, measurable Company/Team criteria and goals established by our Board relative to our Board approved annual business plan, operational and strategic goals and individual performance goals set by an executive's supervisor or, in the case of our Chief Executive Officer, the Board. The Company/Team performance goals and individual performance goals are established near the beginning of each year so that target attainment is not assured. The executive's supervisor, or the Board for our Chief Executive Officer, determines the individual performance component of the annual cash performance award within the guidelines established by the Company's review process and performance rating system. The attainment of payment for performance at the target level or above will require strong company performance and significant effort on the part of our executive officers. In order to emphasize the importance of our annual cash performance award plan, we provide the opportunity for individual executive officers who exceed targeted performance levels to receive total cash compensation above the median of market pay levels.

Specifically, target incentive opportunities as a percentage of base compensation for the annual cash performance award are set to achieve payments near the market median, assuming our target business objectives are achieved. If the target level for the performance goals is exceeded, executives have an opportunity to earn maximum cash payment up to twice (or 200%) of the target amount. If the target values for the performance criteria are not achieved, executives may earn less or no award payments under the annual cash performance award program. The target values for the Company/Team performance criteria used in our annual cash performance awards are determined through our annual planning process, which generally begins in October before the beginning of our fiscal year and the individual performance measures for the individual component as set by the Board for the CEO and by the CEO for the other four NEOs. The minimum and maximum values for the Company performance metrics used to pay annual cash performance awards are based on a range centered on the budgeted value. If performance is less than the bottom of the range, no payments are made with respect to that performance metric and if performance is at or greater than the top of the range, the payout on such metric is capped at 200%. Payouts against the metrics are calculated on a straight line between the bottom of the range and the top of the range. The Compensation Committee believes that having a range centered on the budgeted value and capping the payout at the top of the range prevents the Named Executive Officers from engaging in behavior which would be against the Company's financial, operational and strategic goals because over performance on a metric is capped at 200%. Having no payout for results below the bottom of the range ensures a minimum level of performance has been met before there is any award on that metric. A business plan which contains annual financial, operational and strategic objectives is developed each year by management, reviewed and recommended by our Finance and Planning Committee, presented to our Board with such changes that are deemed appropriate by the Finance and Planning Committee, and is ultimately reviewed and approved by the independent directors on our Board with such changes that are deemed appropriate by the Board. The business plan objectives include our budgeted results for the annual cash performance award measures and include all of our performance criteria. The structure of the annual cash performance award program along with the weighting of each performance metric and the ratio of the Company/Team performance versus individual performance is reviewed by the Compensation Committee during the first quarter of the plan year to ensure that incentive opportunities are properly aligned with the overall business plan, operational objectives and the strategy of the Company and are presented to the independent directors on our Board for their approval.

Actual annual cash performance awards are determined at year-end based on our performance against the previously Board approved annual cash performance award performance criteria. The Compensation Committee also exercises discretion in adjusting awards based on its consideration of each executive officer's individual performance against his established individual performance goals and, for each executive officer other than the Chief Executive Officer, based on the annual performance review of such executive as communicated to the Compensation Committee by the Chief Executive Officer, and our overall performance during the year. The payments under the annual cash performance award for all executive officers, including the Named Executive Officers, are reviewed and recommended by our Compensation Committee for approval and ultimately are approved by the independent directors of our Board before being paid.

An executive officer's annual cash performance award payout is calculated based on the following formula:

	Company/Team payout portion	+	Individual payout portion
Annual Cash Performance Award Payout =	Base Salary x set performance award target % x Company's performance against its goals x 70%	+	Base Salary x set performance award target % x executive's achievement of individual performance goals x 30%

Example:
	■	Executive's base salary was $500,000 and he was in his position for the entire year
	■	Performance target award % for his level of employment is set at 75%
	■	Company performance goal results are 110%
	■	Individual executive's performance rating of excellent results in a corresponding 125% individual payout

Company/Team Performance Payout Portion =	$500,000 x 75% = $375,000 x 110% = $412,500 x 70% = $288,750
Individual Payout Portion =	$500,000 x 75% = $375,000 x 125% = $468,750 x 30% = $140,625
Total Payout =	$288,750 + $140,625 = $429,375
Annual Cash Performance Award Criteria
The following table describes the weighting of the individual measures as well as the financial measures used to determine payments to the Named Executive Officers for the fiscal year ending December 31, 2011 shown as a percentage of the total payment opportunity:

2011 Performance Award Criteria and Basis	All NEOs
Company/Team performance criteria	70%
• Gross Margin
• Adjusted EBITDA per average monthly subscriber
• Net Subscriber Additions
• Capital Expenditures per ending subscriber
• Discretionary Component
Individual performance	30%

The criteria above and percentage mix between individual and Company/Team performance criteria have remained the same since fiscal year 2009. The Compensation Committee believes that keeping the metrics and the percentage of Company/Team versus individual component the same from year to year fosters predictability and comparisons between fiscal years. Further, keeping the metrics and the percentages the same year to year allows for the Compensation Committee to determine whether the metrics and the percentages are appropriate based on analysis from year to year and are achieving the desired results. For example, in 2010, the Company/Team payout percentage was 192.9% reflecting significantly above average performance against the Company/Team performance metrics. In 2011, however, the same metrics paid out at 106.0%, or target performance of the Company against the Company/Team metrics. This demonstrates that different levels of Company performance yields different payouts.

The Company/Team component of the performance criteria above for the annual cash performance award for the executive officers is determined based on the Company's consolidated results against the performance goals recommended by the Compensation Committee from the Company's business plan and approved by the independent directors on the Board. For purposes of the annual cash performance award under the 2010 Plan, the following terms are defined or determined as follows:

•	Gross margin is defined as the Company's gross revenues less Enhanced 911 revenues, Federal Universal Service Fund revenues and the total cost of equipment;

•	Adjusted EBITDA per average monthly subscriber is determined by dividing the Company's Adjusted EBITDA by the sum of the average monthly number of customers during the year;

•	Net subscriber additions are determined by subtracting the number of customers on our networks at the beginning of the year from the number of customers on our networks at the end of the year;

•
Capital expenditures per ending subscriber is determined by dividing the total balance of property and equipment and microwave relocation costs at the end of the year by the total number of customers at the end of the year; and

•	Individual performance goals, such as achievement of strategic objectives and individual goals are set by an individual's supervisor and demonstration of compliance with our core values.

The performance criteria is designed to create incentives for the executive officers of our Company to grow the Company's subscribers and revenue while at the same time ensuring that the Company maintains strict cost control and that the Company's growth is profitable. The measures are also designed to give executive management of the Company the flexibility to respond to changes in market conditions. The measures also are designed to provide checks and balances so that any over-achievement on one performance measure may reduce the level of achievement on another performance measure. The gross margin measure is designed to reflect our strategy of developing new markets, growing top line revenue, and expanding our market share in existing markets. To ensure we efficiently develop and expand our markets, the Adjusted EBITDA per average monthly subscriber measure motivates our executives to manage our costs and to take into account the appropriate level of expenses expected with our growth in number of subscribers. The net subscriber additions measure is designed to incent our executives to continue to grow the total number of subscribers of the Company. The capital expenditures per ending subscriber measure is designed to ensure that the appropriate level of investment is being made in our networks consistent with our growth.

As noted above, the Company/Team performance criteria also have a discretionary component which is recommended by the Compensation Committee and approved by the Board at the end of the fiscal year. This component provides the Board with flexibility to consider factors other than financial, operational or strategic performance. The discretionary component provides recognition for contributions made to the overall growth or health of the business or other strategic initiatives and is intended to capture how the Company has performed in areas that are not quantified in the major metrics. Historically, the discretionary performance portion of the annual cash performance award has been set at the overall performance of the Company against the other financial/operational measures. For 2011, the discretionary performance portion was set at the overall Company performance level.

The Compensation Committee and the Board have concluded that the actual targets and the relative weighting of the Company/Team component are confidential and proprietary and that a disclosure of such actual targets and relative weightings would cause the Company competitive harm by signaling the Company's strategic direction and focus.

Annual Cash Performance Award Opportunities Under the 2010 Plan

We have developed goals for our performance measures that would result in varying levels of annual cash performance award payments. If these goals are exceeded by a certain percentage, our executive officers have the opportunity to receive a maximum award equal to two times their target award, and if the goals are not achieved, our executive officers receive no payment. The target and maximum award opportunities for 2011 under the 2010 Plan were set based on competitive market pay levels and are shown as a percentage of annual base salary at corresponding levels of performance against our goals as shown in the following table:

2011 Annual Cash Performance Award Payment Level Based on Goal Achievement
Officer	Minimum Payment	At 100% (Target)	Maximum Payment

Chief Executive Officer	0% of base salary	140% of base salary	280% of base salary
President and Chief Operating Officer	0% of base salary	85% of base salary	170% of base salary
Vice Chairman and CFO	0% of base salary	75% of base salary	150% of base salary
Vice Chairman, General Counsel and Secretary	0% of base salary	75% of base salary	150% of base salary
Senior Vice President of Human Resources	0% of base salary	65% of base salary	130% of base salary

For annual cash performance awards for fiscal year 2012 to be paid in 2013, the Board has increased the target percentage of the President and Chief Operating Officer and the Vice Chairman and Chief Financial Officer by 5% each to 90% and 80% of base salary, respectively. This increase was driven by an increase in the percentage of base salary of the peer group and the other market data used by the Company.

2011 Performance

We believe that attainment of payments under our annual cash performance award plan requires strong Company performance. For example, for 2011, in order to achieve a minimum payment under the 2010 Plan, the Company needed to substantially grow units in service, gross margin, and Adjusted EBITDA, and to manage capital expenditures.

Performance Year	Company/Team Performance Criteria Payout percentage
2009	58.7%
2010	192.9%
2011	106.0%

The actual payments under our annual cash performance awards made to our Named Executive Officers for the fiscal year ended December 31, 2011 are set forth in the 2011 Summary Compensation Table. The total payouts of the annual cash performance awards as a percentage of the total cash compensation for 2011 for each Named Executive Officer were approximately:

Officer	Annual Cash Performance Award Payout as a Percentage (%) of Total Cash Compensation
Chief Executive Officer	64%
President and Chief Operating Officer	52%
Vice Chairman and Chief Financial Officer	49%
Vice Chairman, General Counsel and Secretary	49%
Senior Vice President of Human Resources	42%

We believe that the payments under our annual cash performance awards made to our Named Executive Officers for the fiscal year ended December 31, 2011 were appropriately aligned with our executive compensation objectives.
For 2010, the Company/Team portion of the annual performance award was paid at 192.9% of target whereas with the performance in 2011, the same Company/Team portion was paid at 106.0%. We believe this demonstrates that our annual cash performance awards reflects our pay for performance philosophy as the payments for the 2011 annual cash performance awards for our executive officers were significantly less than those paid in 2010 based on the Company's lower performance against the Company/Team performance criteria in 2011.
Clawback.  We have a policy for the adjustment or recovery of annual cash performance awards if performance measures upon which they are based are materially restated or otherwise adjusted in a manner that will reduce the size of an award or payment. This policy includes the return by any executive officer of any compensation based upon performance measures that require material restatement which are caused by such executive's intentional misconduct or misrepresentation.
Long-term Equity Incentive Compensation

Our long-term equity incentive program for 2011 provides for an award consisting of one-half of the value of the award in stock options to acquire our Common Stock, which requires growth in our Common Stock price in order for our executive officers to realize any value, and one-half of the value of the award in restricted stock, which will appreciate or decrease in value based on our stock price. This allocation is consistent with the approach we took in 2010. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves.

We believe our long-term equity incentive awards align the interests of our executive officers to the interests of the stockholders. We select the amount of the award based on the long-term component of the competitive market data established through the peer group and selected other survey data. Equity incentive awards make up the long-term component of an executive's total compensation. Annual long-term equity incentive awards are targeted at the median level of market pay practices, with those individual executive officers who exceed targeted performance levels having the opportunity to receive grants above the market median up to, and in certain circumstances, in excess of the 90th percentile level.

An executive's individual performance determines what level of long-term equity incentive award he will receive. Based on an executive's individual performance and contributions to our overall performance, the 2011 annual long-term equity incentive awards granted to the Named Executive Officers were between the 75th and 90th percentile. The President and Chief Operating Officer received an award just above the market 90th percentile based on the Compensation Committee's recommendation to the Board that he receive a slightly larger grant for his performance and based on the retention value of his existing long-term equity incentive awards. See the table entitled “2011 Grants of Plan-Based Awards” for the long-term equity incentive awards granted to the Named Executive Officers for 2011.

The Company utilizes a SVT methodology whereby approximately 2% of average outstanding shares are reserved for equity grants for all employees each year (including all officers, employees and new hires). This approach limits the number of shares available for grant to a set number each year and can vary in grant date value significantly depending upon the Company stock price on date of grant. For example, our annual awards 2011 grant price was $14.40 versus our annual awards 2010 grant price of $6.37. This 126% increase was the key driver in 2011 long-term equity incentive grant values being higher than 2010 levels.

The Compensation Committee also takes into consideration, among other things, the percentage of equity being awarded to the top four Named Executive Officers in comparison to the aggregate long-term equity incentive award made to all employees, the total dilution as a result of the long-term equity incentive award, and the retention value of existing long-term equity incentive awards.

Like our other pay components, long-term equity incentive awards are determined based on an analysis of competitive market levels. Each year the Compensation Committee works with its compensation consultant to evaluate the competitiveness of the long-term equity incentive structure to ensure that the program remains competitive in the market. Recommendations are reviewed by our Compensation Committee designated consultant, the Compensation Committee, and presented to our Board for approval. In addition, the Compensation Committee evaluates the retention value of existing long-term equity incentive awards and the awards realized by executive officers in prior long-term equity incentive awards. The long-term equity incentive amount is divided by the value of the stock equity award based on a Black Scholes valuation model at the time of grant for stock options and the grant date fair market value for restricted stock.

Long-term equity incentive awards were previously made pursuant to the Second Amended and Restated 1995 Stock Option Plan of MetroPCS, Inc., as amended, or the 1995 Plan. Since late 2005 and thereafter, long-term equity incentive awards were made under our 2004 Plan, and since May 2011, such awards were made under our 2010 Plan. The 1995 Plan terminated in November 2005 and no further awards can be made under the 1995 Plan, but all unexercised options granted before November 2005 remained outstanding in accordance with their terms. Under the 2004 Plan and 2010 Plan, repricing of awards is only allowable with stockholder approval. During 2011, we did not reprice any awards.

Stock options granted under our 2004 Plan and our 2010 Plan have an expiration period of 10 years while options granted under the 1995 Plan have a term of between 10 and 15 years. Long-term equity incentive awards in the form of options are earned on the basis of continued service to us and generally vest over a period of one to four years, and for multi-year awards, generally beginning with one-fourth of the award vesting one year after the date of grant, and the balance pro-rata vesting monthly thereafter. See “Potential Payments upon Termination or Change in Control” below for a discussion of the change in control provisions related to stock options. The exercise price of each stock option granted in 2011 was based on the closing price of our Common Stock on the NYSE on the date of the grant.

Long-term equity incentive awards in the form of restricted stock are valued based on the Company's closing stock price on the date of grant. The restricted stock generally vests over four years with one quarter vesting on the first anniversary of the grant date of the award of restricted stock and the balance vesting pro-rata monthly or quarterly thereafter. The long-term equity incentive awards vesting schedule is based solely upon continued service by the employee. We believe this vesting is appropriate since our long-term equity incentive awards vest over a substantial period of time with no vesting occurring in the first year after grant. We believe this approximately links stockholders interests and executive interests without the need for performance-based vesting. See “Potential Payments upon Termination or Change in Control” below for a discussion of the change in control provisions related to restricted stock.

Historically the Board has granted annual long-term equity incentive awards at its regularly scheduled meeting in February or, if no meeting occurs during an open window in February, the date that is two business days following the release of financial and operational results for the fourth quarter of the year. For fiscal year 2012, the Board decided to modify our grant procedure to be more aligned with general market grant practices. Starting in fiscal year 2012 the Board has determined the appropriate practice for our Board is to make our annual long-term equity incentive award grant during their first “in person” meeting during the year. For 2012 this occurred on February 7, 2012.

While the vast majority of equity incentive awards granted to our executive officers have been made pursuant to our annual long-term equity incentive award program or in connection with their hiring or a promotion, the Compensation Committee retains discretion to make long-term equity incentive awards to executive officers at other times, including rewarding executive officers for exceptional performance, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

For accounting purposes, we apply the guidance in ASC 718 (Topic 718, “Compensation - Stock Compensation”), or ASC 718, to record compensation expense for our grants of long-term equity incentive awards. ASC 718 is used to develop the assumptions necessary and the model appropriate to value the awards, as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award. See Note 12 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for a more detailed discussion of these assumptions.

Executive officers recognize taxable income from long-term equity incentive awards in the form of stock options when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise subject to any limitation under section 162(m) of the Code. For a more detailed discussion of section 162(m) limitations, see “Tax Deductibility of Executive Compensation” below. The amount included in the executive officer's wages and the amount we may deduct is equal to the Common Stock price when the stock options from a long-term equity incentive award are exercised, less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option or for the taxes due on vesting of restricted stock; however, we do allow all employees and executives to elect to have any taxes due on vesting of restricted stock be paid by the Company withholding restricted stock shares equal to the amount of taxes owed.
Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the executive officers, that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, life insurance benefits, and a 401(k) savings plan.

Perquisites

We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the Named Executive Officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the Named Executive Officers, except the Company's 401(k) program and match which are available to all full-time employees. As part of its sponsorship arrangements and otherwise, the Company occasionally is provided tickets to sporting, cultural and other events for use in connection with its business. On occasion, these tickets are provided to employees, including the Named Executive Officers, for personal use. There is no incremental cost associated with such use.

Retirement Savings Opportunity

All full-time employees with at least three months of service may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. Each employee may make before-tax contributions up to the current Internal Revenue Service limit of $16,500 for 2011. We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Beginning as of January 1, 2009, we began providing a 25% match each year of the first 4% of eligible compensation contributed by our employees, including our Named Executive Officers, to a 401(k) account. The plan has a four year vesting schedule based on years of service with the Company, with 25% vesting each year. For fiscal year ended December 31, 2011, we made an aggregate $1,298,540 discretionary matching contribution to the 401(k) Plan for all employees, including the Named Executive Officers. We do not provide an option for our employees to invest in our Common Stock in the 401(k) Plan and we do not have an employee stock purchase program. Historically, the Company has had to return a portion of contributions made by certain highly paid employees, including certain executive officers and more specifically, Named Executive Officers, to our 401(k) Plan because we did not pass the non-discrimination test, or more specifically, the Average Deferral Percentage test, required by the Internal Revenue Service.

Health and Welfare Benefits

All full-time employees, including our Named Executive Officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Relocation Benefits

Newly hired or promoted executives may be provided with relocation benefits if the work location of the executive is more than 50 miles from their current residence or, if currently employed by the Company, their current work location. The executive is not required to return any relocation benefit received if he leaves the Company. For non-executive officers, if the employee leaves during the first year of employment, the employee is obligated to repay the relocation benefits. In 2011, we did not pay any relocation benefits to the Named Executive Officers.
Stock Ownership Guidelines

Currently we do not require stock ownership for our executive officers or directors nor has the Compensation Committee adopted stock ownership guidelines for our executive officers or directors. A significant portion of the compensation of each executive officer and director is based on long-term equity incentive awards in the form of stock options and restricted stock which vest over a period of time, which we believe aligns the interests of our executive officers and directors with those of our stockholders and reduces the need for stock ownership requirements or guidelines. However, as part of our annual review of our compensation program, we may re-evaluate our position with respect to stock ownership guidelines in the future.
Securities Trading Policy

Our securities trading policy states that executive officers, including the Named Executive Officers, and directors may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, buy our securities on margin or engage in hedging transactions. In addition, our executive officers and directors are covered by the Policy on the Prevention of Insider Trading and Misuse of Confidential Information of MetroPCS Communications, Inc. and its Subsidiaries, or our Insider Trading Policy, and our Code of Ethics, both of which prohibit trading in our securities while in possession of material inside information or outside designated trading windows and the disclosure of material inside information to others that may buy or sell our securities. Our Insider Trading Policy permits employees, including officers, and directors to establish 10b5-1 trading plans. Certain of our officers and directors have established 10b5-1 trading plans and each of our Named Executive Officers has established a 10b5-1 trading plan.
Tax Deductibility of Executive Compensation

Limitations on deductibility of executive compensation may occur under section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its principal executive officer and the three most highly compensated executive officers, other than the principal executive officer and the principal financial officer, to $1 million in the year the compensation becomes deductible to the Company. There is an exception to the limit on deductibility for performance-based compensation if such compensation meets certain requirements.

A portion of our long-term equity incentive awards are in the form of restricted stock that are subject to time based vesting requirements and would not be considered performance-based compensation. We believe this is appropriate since our long-term equity incentive awards vest over a substantial period of time. We believe this appropriately links stockholder interests and our executive officer interests without the need for performance-based vesting.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time. However, as part of our annual review of our compensation programs, we may re-evaluate our position in the relative benefit of tax deductibility and how we compensate our executive officers.

The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under all circumstances.

EXECUTIVE COMPENSATION

Our executive compensation policies and practices, pursuant to which the compensation set forth below in the 2011 Summary Compensation Table and the 2011 Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” The following table sets forth certain information with respect to compensation for the years ended December 31, 2011, 2010 and 2009 earned by or paid to our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers, which are referred to as the Named Executive Officers:
2011 Summary Compensation Table

Name & Principal Position	Year	Salary	Stock Awards (6)	Option Awards (6)	Non-Equity Incentive Plan Compensation (7)	All Other Compensation (9)		Total
Roger D. Linquist CEO (1)	2011	$871,608	$3,168,000	$3,336,216	$1,560,900	$2,450		$8,939,174
	2010	$804,470	$1,560,650	$1,816,676	$2,119,400	$2,975		$6,304,171
	2009	$804,192	$3,535,350	$3,717,825	$861,500	$71,925	(8)	$8,990,792

Thomas C. Keys President and COO (2)	2011	$554,688	$1,440,000	$1,504,568	$602,900	$2,450		$4,104,606
	2010	$513,711	$1,401,400	$798,711	$821,700	$2,450		$3,537,972
	2009	$511,539	$1,803,750	$1,924,138	$334,000	$2,450		$4,575,877

J. Braxton Carter Vice Chairman/CFO (3)	2011	$510,299	$1,296,000	$1,373,736	$489,400	$2,450		$3,671,885
	2010	$472,615	$700,700	$422,847	$667,000	$2,184		$2,265,346
	2009	$472,308	$1,082,250	$1,174,050	$271,100	$2,319		$3,002,027

Mark A. Stachiw Vice Chairman/General Counsel and Secretary (4)	2011	$416,061	$792,000	$850,408	$399,000	$2,450		$2,459,919
	2010	$385,288	$445,900	$266,237	$543,800	$2,450		$1,643,675
	2009	$380,962	$721,500	$750,088	$221,000	$2,450		$2,076,000

Dennis T. Currier SVP of Human Resources (5)	2011	$287,043	$432,000	$607,802	$209,600	$—		$1,536,445
	2010	$256,856	$95,550	$—	$193,300	$—		$545,706
	2009	$187,500	$342,600	$387,755	$58,900	$—		$976,755

(1)	Roger D. Linquist resigned as our President in May 2011 and continues to serve as our Chief Executive Officer.

(2)	Thomas C. Keys was appointed as our President in May 2011 and continues to serve as our President and Chief Operating Officer.

(3)	J. Braxton Carter was appointed Vice Chairman in May 2011 and continues to serve as our Chief Financial Officer.

(4)	Mark A. Stachiw was appointed Vice Chairman in May 2011 and continues to serve as our General Counsel and Secretary.

(5)	Dennis T. Currier was hired in April 2009 and was promoted to Senior Vice President of Human Resources in May 2011.

(6)
The value of stock awards and option awards for 2011, 2010 and 2009 is determined using the aggregate grant date fair value computed in accordance with ASC 718. These amounts reflect the Company's accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 12 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

(7)
For 2010, the Company granted annual cash performance awards to executive officers pursuant to our 2010 Plan. The 2010 Plan provides annual cash performance awards based upon pre-established targets and maximum payouts approved by the Board at the beginning of each fiscal year. See “Compensation Discussion and Analysis - Our Executive Compensation Program - Annual Cash Performance Awards.” These amounts reflect the actual amount paid to each Named Executive Officer pursuant to annual cash performance awards under the 2010 Plan for the fiscal year ended December 31, 2011.

(8)
The Company paid $70,810 to cover certain Hart-Scott-Rodino (HSR) filing fees ($45,000) and the related tax gross up amount ($25,810) and the Company paid $1,115 in 2009 attributable to the Company's 401(k) matching contribution. See the section entitled "Comprehensive Benefits Package - Perquisites” in the Compensation Discussion and Analysis of our Definitive Proxy Statement filed with the SEC on April 19, 2010 for further discussion on the HSR related fees.

(9)	Consists of the Company's 401(k) matching contribution for each NEO that opts to participate.

2011 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2011 to the Named Executive Officers:

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value (3)
		Threshold	Target	Maximum
Roger D. Linquist		$—	$1,232,000	$2,464,000
	2/28/2011					510,000	$14.40	$3,336,216
	2/28/2011				220,000		$—	$3,168,000
Thomas C. Keys		$—	$475,830	$951,660
	2/28/2011					230,000	$14.40	$1,504,568
	2/28/2011				100,000		$—	$1,440,000
J. Braxton Carter		$—	$386,250	$772,500
	2/28/2011					210,000	$14.40	$1,373,736
	2/28/2011				90,000		$—	$1,296,000
Mark A. Stachiw		$—	$314,925	$629,850
	2/28/2011					130,000	$14.40	$850,408
	2/28/2011				55,000		$—	$792,000
Dennis T. Currier		$—	$191,750	$383,500
	2/28/2011					70,000	$14.40	$457,912
	2/28/2011				30,000		$—	$432,000
	5/12/2011					20,000	$18.10	$149,890

(1)	The grants dated as of February 28, 2011 reflect the annual long-term equity incentive awards in the form of stock option grants and restricted stock awards to each Named Executive Officer.

(2)
The Company grants annual cash performance awards to executive officers pursuant to our 2010 Plan. The 2010 Plan provides annual cash performance awards based upon pre-established targets and maximum award payouts approved by the Board at the beginning of each fiscal year. Amounts shown are possible payouts under the 2010 Plan for the fiscal year ended December 31, 2011. See “Compensation Discussion and Analysis - Our Executive Compensation Program - Annual Cash Performance Award Opportunities under the 2010 Plan." The actual amount paid to each Named Executive Officer pursuant to annual cash performance awards under the 2010 Plan for the fiscal year ended December 31, 2011 is set forth in the 2011 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

(3)
The grant date fair value of the restricted stock awards and the stock option awards for 2011 is determined using the fair value recognition provisions of ASC 718. These amounts reflect the Company's accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. See Note 12 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information with respect to all outstanding equity awards held by the Named Executive Officers as of December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Roger D. Linquist	445,955	(3)	—		$7.13	8/3/2015	76,563	(14)	$664,567
	2,418	(4)	—		$7.15	12/30/2015	137,813	(18)	$1,196,217
	513,900	(7)	—		$7.15	3/14/2016	220,000	(20)	$1,909,600
	2,250,000	(8)	—		$11.33	12/22/2016	—		$—
	1,149,000	(10)	—		$23.00	4/18/2017	—		$—
	1,167,187	(12)	77,813	(12)	$16.20	3/7/2018	—		$—
	391,875	(13)	178,125	(13)	$14.43	3/4/2019	—		$—
	253,750	(17)	326,250	(17)	$6.37	3/4/2020	—		$—
	—		510,000	(19)	$14.40	2/28/2021	—		$—
Thomas C. Keys	177,750	(10)	—		$23.00	4/18/2017	39,063	(14)	$339,067
	400,000	(11)	—		$31.76	8/8/2017	123,750	(18)	$1,074,150
	529,800	(12)	35,320	(12)	$16.20	3/7/2018	100,000	(20)	$868,000
	202,812	(13)	92,188	(13)	$14.43	3/4/2019	—		$—
	47,812	(17)	143,438	(17)	$6.37	3/4/2020	—		$—
	—		230,000	(19)	$14.40	2/28/2021	—		$—
J. Braxton Carter	94,600	(9)	—		$11.33	12/22/2016	23,438	(14)	$203,442
	291,000	(10)	—		$23.00	4/18/2017	61,875	(18)	$537,075
	234,375	(12)	15,625	(12)	$16.20	3/7/2018	90,000	(20)	$781,200
	123,750	(13)	56,250	(13)	$14.43	3/4/2019	—		$—
	17,062	(17)	75,938	(17)	$6.37	3/4/2020	—		$—
	—		210,000	(19)	$14.40	2/28/2021	—		$—
Mark A. Stachiw	120,000	(5)	—		$5.47	10/12/2014	15,625	(14)	$135,625
	87,216	(6)	—		$7.15	9/21/2015	39,375	(18)	$341,775
	60,000	(7)	—		$7.15	3/14/2016	55,000	(20)	$477,400
	18,900	(7)	—		$7.15	3/14/2016	—		$—
	89,225	(9)	—		$11.33	12/22/2016	—		$—
	207,000	(10)	—		$23.00	4/18/2017	—		$—
	30,833	(12)	11,563	(12)	$16.20	3/7/2018	—		$—
	16,771	(13)	35,938	(13)	$14.43	3/4/2019	—		$—
	37,187	(17)	47,813	(17)	$6.37	3/4/2020	—		$—
	—		130,000	(19)	$14.40	2/28/2021	—		$—
Dennis T. Currier	32,291	(15)	17,709	(15)	$17.13	5/12/2019	7,084	(16)	$61,489
	—		70,000	(19)	$14.40	2/28/2021	8,438	(18)	$73,242
	—		20,000	(21)	$18.10	5/12/2021	30,000	(20)	$260,400

(1)
Unless otherwise noted, options vest over a period of four years as follows: 25% of the option vests on the first anniversary of the grant date. The remainder vests in 36 successive, equal monthly installments beginning with the end of the month after the first anniversary of the grant date.

(2)	Represents aggregate market value of restricted shares based on the closing price of a share of our Common Stock on December 30, 2011 of $8.68.

(3)	Options granted on August 3, 2005.

(4)	Options granted on December 30, 2005 and vested over a one-year period as follows: 50% of the underlying shares vested on January 1, 2006 and the remaining 50% of the shares vested on January 1, 2007.

(5)	Options granted on October 12, 2004. Options repriced from $3.97 to $5.47 on December 28, 2005.

(6)	Options granted on September 21, 2005.

(7)	Options granted on March 14, 2006.

(8)	Options granted on December 22, 2006 and vested over a period of three years.

(9)	Options granted on December 22, 2006.

(10)	Options granted on April 18, 2007.

(11)	Options granted on August 8, 2007.

(12)	Options granted on March 7, 2008.

(13)	Options granted on March 4, 2009.

(14)
Restricted stock awards granted on March 4, 2009 and vest over a period of four years as follows: 25% of the awards vests on the first anniversary of the grant date and the remainder vests in a series of 36 successive, equal monthly installments beginning with the first anniversary of the grant date.

(15)	Options granted on May 12, 2009.

(16)
Restricted stock awards granted on May 12, 2009 and vest over a period of four years as follows: 25% of the awards vests on the first anniversary of service and the remainder vests upon the awardees’ completion of each additional month of service, in a series of 36 successive, equal monthly installments beginning with the end of the month after the first anniversary of the grant date.

(17)	Options granted on March 4, 2010.

(18)
Restricted stock awards granted on March 4, 2010 and vest over a period of four years as follows: 25% of the awards vests on the first anniversary of service and the remainder vests upon the awardees’ completion of each three month of service, in a series of 12 successive, equal quarterly installments beginning with the end of the month after the first anniversary of the grant date.

(19)	Options granted on February 28, 2011.

(20)
Restricted stock awards granted on February 28, 2011 and vest over a period of four years as follows: 25% of the awards vests on the first anniversary of service and the remainder vests upon the awardees’ completion of each three month of service, in a series of 12 successive, equal quarterly installments beginning with the end of the month after the first anniversary of the grant date.

(21)	Options granted on May 12, 2011.
Option Exercises and Stock Vested for Fiscal Year 2011
The following table sets forth certain information with respect to option exercises and restricted stock vesting during the fiscal year ended December 31, 2011 with respect to the Named Executive Officers.
Option Exercises and Stock Vested for 2011

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roger D. Linquist	100,000	1,019,314	168,437	2,274,306
Thomas C. Keys	378,750	1,472,990	127,500	1,732,205
J. Braxton Carter	547,400	2,504,949	66,875	906,902
Mark A. Stachiw	520,470	2,630,628	43,125	584,530
Dennis T. Currier	—	—	11,562	155,034

(1)	Options were exercised and underlying shares sold pursuant to a Rule 10b5-1 trading plan established by the applicable officer.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement, other than under our Equity Plans. Under our 2010 Plan, a Participant who is an employee will be deemed to have retired if such Participant's age plus total number of years of cumulative service with the Company is 55 and such Participant has at least 10 years of service with the Company. The Compensation Committee approved the adoption of the definition of retirement under the 2010 Plan to serve as an event of separation of employment under the 1995 Plan and the 2004 Plan. Under our 1995

Plan and 2004 Plan, upon retirement, which is deemed a cessation of employment, the affected officer, director or employee would have one year to exercise all options vested on the date of retirement. Under our 2010 Plan, an affected officer, director, or employee which retires would have one year to exercise all options vested on the date of such retirement.
Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments upon Termination or Change in Control
Severance Pay Plan
The Board has adopted and approved the MetroPCS Communications, Inc. Severance Pay Plan and Summary Plan, or the Severance Plan. The Severance Plan provides for severance benefits to all of the Company's officers as eligible employees, including the Company's Named Executive Officers. Under the Severance Plan, if an eligible employee's employment is terminated (1) by the Company without Cause (as defined below) or (2) by the eligible employee for Good Reason (as defined below), such two events a Qualifying Termination Event, the eligible employee would be entitled to a severance payment as follows:

Tier	Position	Severance Payment	Severance Period
Tier 1	Chief Executive Officer	2.0 times Annual Compensation + Pro-Rata Annual Bonus	24 months
Tier 2	Direct Officer Reports to the Chief Executive Officer and Senior Vice Presidents	1.5 times Annual Compensation + Pro-Rata Annual Bonus	18 months
Tier 3	Vice Presidents	.75 times Annual Compensation + Pro-Rata Annual Bonus	9 months

A Termination of Employment (as defined below) resulting from an eligible employee's death, Disability (as defined in the Severance Plan) or Normal Retirement (as defined in the Severance Plan) shall not be deemed a Qualifying Termination Event.

For purposes of the calculation of the severance payments, “Annual Compensation” consists of an amount equal to the annualized base salary for the eligible employee, plus a pro-rated amount of the eligible employee's annual cash performance incentive bonus target amount based upon the number of days the eligible employee was employed by the Company during the year in which his or her employment was severed, or the Pro-Rata Annual Bonus. Additionally, the eligible employee would receive a one-time payment equal to the eligible employee's Pro-Rata Annual Bonus attributable to the year in which the Qualifying Termination Event occurs.

For a Tier 1, Tier 2 or Tier 3 employee to be deemed an eligible employee and receive the benefits described above in full, the employee must have been continuously employed by the Company for a period of two or more years following the employee's hire date. In certain circumstances, new employees and other employees who have not been in continuous service with the Company for a period of two years will be entitled to a pro-rata portion of the severance payments described above based upon the employee's length of service with the Company.

In addition to the severance payments described above, upon a Qualifying Termination Event the Company also will pay the eligible employee an amount equal to the sum of all accrued and unpaid salary as of the date of termination, plus reimbursement of any business expenses incurred prior to termination, plus any accrued vacation pay not paid, plus any vested and unpaid annual cash performance awards, plus payment for any vested or accrued other benefits and shall also reimburse the eligible employee for continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, during the eligible employee's applicable severance period.

Under the terms of the Severance Plan, the severance payments and the COBRA reimbursements will be paid monthly in substantially equal increments in accordance with the Company's normal payroll practices during the eligible employee's applicable severance period as set forth in the chart above. The first such monthly payment will be made on the 60th day following the eligible employee's termination of employment. The payment of the severance payments and the COBRA reimbursements is conditioned upon the eligible employee's execution and delivery of a customary release agreement in favor of the Company. In addition to customary release language, the release agreement includes a non-compete provision applicable for a period equal to the eligible employee's applicable severance period. If the eligible employee elects to accept employment with a Company competitor or breaches the non-compete provisions of the release agreement, the Company may stop making severance payments and reimbursing for COBRA coverage.

Upon a Qualifying Termination Event, an eligible employee's outstanding awards under the Company's equity incentive plans will receive the following treatment:

•
All unvested stock option awards granted pursuant to the 1995 Plan, the 2004 Plan and the 2010 Plan, collectively with the 1995 Plan, the 2004 Plan, the 2010 Plan and any other equity incentive compensation plan adopted by the Company after the effective date of the Severance Plan, the Equity Plans, will be immediately forfeited without any further payment;

•
All vested but unexercised stock option awards granted pursuant to the 1995 Plan shall remain exercisable by the eligible employee for a period of three months following an eligible employee's "Termination of Employment;"

•
All vested but unexercised stock option awards granted pursuant to the 2004 Plan or the 2010 Plan shall remain exercisable by the eligible employee for a period of six months following Termination of Employment;

All unvested restricted stock awards granted pursuant to the Equity Plans shall be immediately forfeited without further payment;

•
Any unvested annual performance awards granted pursuant to the Equity Plans shall be immediately forfeited without further payment subject to payment of a pro-rated portion based on the number of days during the year the severed employee was employed by the Company; and

•	All other awards under the Equity Plans shall be immediately forfeited without further payment.

For purposes of the Severance Plan, the following terms have the following meanings:

•
“Cause” has the same meaning as in any effective employment agreement the employee has entered into with the Company; provided, however, that in the event that the employee does not have an employment agreement or any employment agreement does not define “Cause,” then “Cause” shall mean the employee's (a) engagement in any act of gross negligence, recklessness, or willful misconduct on a matter that is not inconsequential, as reasonably determined by the administrator of the Severance Plan in good faith or material violation of any duty of loyalty to the Company or its affiliates, (b) conviction by, or a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for (i) any felony, or (ii) any crime of moral turpitude, or (c) commission of an act of fraud, embezzlement or dishonesty. For purposes hereof, no act or failure to act, on the employee's part, shall be deemed “Cause” if the administrator of the Severance Plan, in its sole discretion, believes such acts or omissions were in the best interests of the Company.

•
“Good Reason” means, without the express written consent of the employee, the occurrence of any of the following: (a) the material reduction or diminution in the employee's authority, duties or responsibilities with the Company (or any affiliate of Company or any successor thereof); (b) a material reduction in employee's annualized cash and benefits compensation opportunity, which shall include employee's base compensation, employee's annual target bonus opportunity and employee's aggregate employee benefits, as in effect immediately prior to a Termination of Employment; or (c) the relocation of the employee to an office or location which would increase his daily commute distance by more than 50 miles (one-way) from the location at which the employee normally performed employee's services immediately prior to the Termination of Employment, except for travel reasonably required in the performance of the employee's responsibilities or the employee being required to travel away from the his office in the course of discharging the his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of the employee prior to the Termination of Employment. Notwithstanding the foregoing, in the case of the employee's allegation that his Termination of Employment was due to a Good Reason termination: (i) employee shall provide notice to the Company of the event alleged to constitute a Good Reason termination within 90 days of the occurrence of such event, and (ii) the Company shall be given the opportunity to remedy the alleged Good Reason termination event within 10 calendar days from receipt of notice of such allegation.

•	“Termination of Employment” means a separation from service within the meaning of Treasury regulation Section 1.409A-1(h).

The preceding description of the Severance Plan is a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the Severance Plan, which was filed with the SEC as Exhibit 10.1 to the Company's

Quarterly Report on Form 10-Q filed on August 9, 2010.

Change in Control Agreements

On May 4, 2010, the Board approved, and the Company entered into, Change in Control Agreements with the Company's officers, including all of the Named Executive Officers. Under the Change in Control Agreement, if an officer, including a Named Executive Officer, suffers a Termination Event (as defined below) during the 18 month period following a Change in Control (as defined below), or the Protection Period, the officer, including a Named Executive Officer, is entitled to, among other things, the following:

Position	Lump Sum Severance Payment	Severance Benefit Period
Chief Executive Officer	2.5 times annual base salary + Bonus (as defined in the Change in Control Agreement)	30 months
Direct Officer Reports to the Chief Executive Officer and Senior Vice Presidents	2 times annual base salary + Bonus	24 months
Vice Presidents	1 times annual base salary + Bonus	12 months

In addition to the Severance Benefits, consisting of the Lump Sum Severance Payment noted above, together with health and dental benefits coverage for the stated Severance Benefit Period for the Named Executive Officer and their dependents following termination, the officer, including a Named Executive Officer, would be paid for all amounts owed to him as of the date of termination, including among other things, accrued and unpaid salary, reimbursement of business expenses, accrued vacation pay, plus any vested and unpaid annual cash performance award, plus any pro-rata portion of his annual cash incentive award for the year in which he was terminated. Further, all outstanding equity awards and incentive compensation awards held by the officer, including a Named Executive Officer, under any of the Equity Plans would become immediately vested and exercisable upon the occurrence of a Change in Control.

The Severance Benefits are payable on the 60th day following the officer's termination and are conditioned upon the officer's execution and delivery of a customary release agreement in favor of the Company. In addition to customary release language, the release agreement includes a non-compete provision applicable for a certain period following termination. If the officer elects to accept employment with a Company competitor listed in the Change of Control Agreement or breaches the non-compete provisions, the officer will be required to re-pay certain of the Severance Benefits payable under the Change in Control Agreement and the Company shall cease providing any health and dental benefit coverage on a prospective basis.

The benefits payable to the officer under the Change in Control Agreements are in lieu of any other payments or benefits payable under any other severance plan, policy or arrangement maintained by the Company, including the Severance Plan.

For the purposes of the Change of Control Agreements, the following terms have the following meanings:

•
“Change of Control” means the occurrence of one of the following: (i) A “change in the ownership of the Company” which shall occur on the date that any or group acquires more than 50% of our Common Stock, other than transactions by us or by one of our affiliates, our employee benefit plans, acquisitions by current investors or by an underwriter; (ii) a “merger of the Company” which shall occur on the date a merger, reorganization, or other similar business combination results in our current equity holders owning less than 50% of the combined voting power of our equity securities following the transaction; (iii) A “change in the effective control of the Company” which shall occur on the date that either (a) any person or group acquires ownership of the Common Stock possessing more than 35% of the total voting power of our Common Stock, unless such an acquisition was conducted by one of our employee benefit plans, our investors for financing purposes, any merger or acquisition with a company-controlled entity, or an underwriter, or (b) the majority of the members of our Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of directors prior to such appointment or election; or (iv) A “change in the ownership of a substantial portion of the Company's assets” which shall occur on the date that any person or group acquires 40% or more of the fair market value of our assets.

•	“Cause” has the same meaning as set forth above with respect to the Severance Plan.

•
“Disability” means an inability to perform the employee's material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365 day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent.

•	“Good Reason” has the same meaning as set forth above with respect to the Severance Plan.

•
“Termination Event” means the employee's “separation from service” with the Company within the meaning of Treas. Reg Section 1.409A-1(h)(1)(ii) either: (i) by the Company or its successor without Cause, excluding terminations due to the employees death or Disability; (ii) by the Company or its successor as a condition to the consummation of (or entry into, provided the transaction is consummated) the Change in Control transaction; or (iii) by the employee for Good Reason.

The preceding description is a summary of the Change in Control Agreements and should be read in conjunction with and is qualified in its entirety by reference to, the full text of the form of Change in Control Agreement which was filed with the SEC as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q, filed on August 9, 2010.

Change in Control Provision within the Equity Plans

The Equity Plans also contain certain change in control provisions. We have change in control provisions in our Equity Plans to ensure that if our Company experiences a change of control our executives and other key employees who have received awards under such Equity Plans will remain with the Company through any change in control event.

The 1995 Plan

Under our 1995 Plan, in the event of a “Corporate Transaction,” defined as a stockholder-approved merger or consolidation transferring greater than 50% of the voting power of our outstanding securities to a person(s) different from the persons holding those securities immediately prior to such transaction, or a stockholder approved disposition of all or substantially all of our assets in complete liquidation or dissolution, the following occurs with respect to stock options granted under the 1995 Plan:

•
Each outstanding option automatically accelerates so that each option becomes fully exercisable for all of the shares of Common Stock at the time subject to such option immediately prior to the corporation transaction;

•	All outstanding repurchase rights automatically terminate and the shares of Common Stock subject to those terminated rights immediately vest in full;

•
Immediately following a corporate transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation and thereafter adjusted in accordance with the 1995 Plan; and

•
In the event of an “involuntary termination” of an optionee's “service” with us within 18 months following a corporate transaction, any fully-vested options issued to such holder remain exercisable until the earlier of (i) the expiration of the option term, or (ii) the expiration of one year from the effective date of the involuntary termination.

On May 4, 2010, the Board adopted and approved amendments to all outstanding stock option award agreements under our 1995 Plan to modify the definition of “Corporate Transaction” as defined in the 1995 Plan to include the following:

•
Any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

•
A merger or consolidation transferring greater than 50% of the voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction;

•	The disposition of all or substantially all of our assets, other than to the current holders of 50% or more of the voting power of our voting securities; or

•	The disposition of all or substantially all of our assets in a complete liquidation or dissolution.

Individuals who, as of the effective date, constitute the incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the incumbent Board shall be considered as though such individual were a member of the incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

The 2004 Plan

Under our 2004 Plan, unless otherwise provided in an award or the award agreement, if certain events in the definition of a “Change of Control,” including consummation of any merger, organization, business combination or consolidation of us or one of our subsidiaries transferring greater than 50% of the voting power of our outstanding securities to a person(s) different from the persons holding those securities immediately prior to such transaction, the disposition of all or substantially all of our assets, other than to current holders of 50% or more of the voting power of our voting securities, and the approval by the stockholders of a plan of complete liquidation or dissolution occurred, then the following would result:

•	All options and stock appreciation rights then outstanding become immediately vested and fully exercisable;

•
All restrictions and conditions of all restricted stock and phantom stock then outstanding are deemed satisfied, and the restriction period or other limitations on payment in full with respect thereto are deemed to have expired, as of the date of the Change of Control; and

•
All outstanding performance awards and any other stock or performance-based awards, which would include our annual cash performance awards, become fully vested, deemed earned in full and are to be promptly paid to the participants as of the date of the Change of Control.

On May 4, 2010, the Board adopted and approved new award agreements and amendments to all outstanding stock option and restricted stock award agreements under the 2004 Plan. The events which would cause a Change of Control to occur for all awards outstanding under the 2004 Plan were modified to include the following as follows:

•
Any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

•
A merger, organization, business combination or consolidation of us or one of our subsidiaries transferring greater than 50% of the voting power of our outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction;

•	The disposition of all or substantially all of our assets, other than to the current holders of 50% or more of the voting power of our voting securities; or

•	The approval by the stockholders of a plan for the complete liquidation or dissolution.

Individuals who, as of the Effective Date of the 2004 Plan, constitute the incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Additionally, under the 2004 Plan, if approved by our Board prior to or within 30 days after such a Change of Control, the Board has the right for a 45-day period immediately following the Change of Control to require all, but not less than all, participants to transfer and deliver to us all awards previously granted to the participants in exchange for an amount equal to the cash value of the awards.

The 2010 Plan

The 2010 Plan was adopted by the Board on March 4, 2010 subject to stockholder approval and was approved by the majority of our stockholders at the 2010 Annual Meeting of Stockholders. Under our 2010 Plan, unless otherwise provided by the Committee, upon an event of a Change of Control (as defined below):

•	All outstanding options, stock appreciation rights and restricted stock units shall immediately become fully vested and exercisable in full;

•	The restriction period of any restricted stock or phantom stock then outstanding shall immediately be deemed satisfied and the restrictions shall expire; and

•	The performance goals established under any Performance Award will be deemed to have been met in full for all performance periods.

The 2010 Plan defines a change of control to include:

•
A “change in the ownership of the Company,” which shall occur on the date that any person or group acquires more than 50% of our Common Stock, other than transactions by us or by one of our affiliates, our employee benefit plans, acquisitions by current investors or by an underwriter;

•
A “merger of the Company,” which shall occur on the date a merger, reorganization, or other similar business combination results in our current equity holders owning less than 50% of the combined voting power of our equity securities following the transaction;

•
The “change in the effective control of the Company,” which shall occur on the date that either (a) any person or group acquires ownership of the Common Stock possessing more than 35% of the total voting power of our Common Stock, unless such an acquisition was conducted by one of our employee benefit plans, our investors for financing purposes, any merger or acquisition with a company-controlled entity, or an underwriter, or (b) the majority of the members of our Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of directors prior to such appointment or election; or

•	A “change in the ownership of a substantial portion of the Company's assets,” which shall occur on the date that any person or group acquires 40% or more of the fair market value of our assets.

Payment of an award needs to comply with Section 409A of the Code in order to prevent a 20% excise tax from being imposed on such an award. A “Change of Control” above shall be defined as an event specifically noted within Section 409A of the Code or the regulations thereto.

Under the 2010 Plan, the Compensation Committee also has the authority and the discretion to cash out awards in the forty-five day period following a change of control; the 2010 Plan provides for various methods of calculating the fair market value of an award prior to cash out depending on the type of change of control that has occurred.
The table below describes and quantifies the incremental compensation that would be payable by the Company to each Named Executive Officer in the event of a change in control or a termination of employment. For the purposes of the following table, the change in control or termination of employment is assumed to have occurred on December 30, 2011, the last business day of fiscal year 2011. Payments for change in control or termination of employment arise out of the Company's Equity Plans, Severance Plan, and Change in Control agreements. For more information on these plans and agreements and the specific events that result in payments in connection with a change in control or termination of employment, see above under “Severance Pay Plan,” “Change in Control Agreements,” and “Change in Control Provision within the Equity Plans.” The Severance Plan and the Change in Control Agreements are mutually exclusive and upon a qualifying event that would trigger a termination of employment under both the Severance Plan and the Change in Control Agreements, the officer shall not be entitled to receive payment under both the Severance Plan and the Change in Control Agreement. In such an event, the Change in Control Agreements would govern and no payments would be payable under the Severance Plan.
The analysis contained in this section does not consider or include payments made to the Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent that they do not discriminate in scope, term or operation, in favor of the Named Executive Officers and that they are generally available to all full-time salaried employees, including any rights or payments under our Equity Plans, health and welfare benefits and group insurance coverage.

Potential Payments upon Change in Control or Termination of Employment

Name	Type of Payment	Severance Plan: Qualifying Termination Event	Change in Control: No Termination Event(1)	Change in Control: Termination Event(2)
Roger D. Linquist	Cash Severance	$5,591,385	$1,232,000	$5,280,000
	Benefits	$16,790		$16,790
	Equity Incentives		$4,524,021	$4,524,021
	Total	$5,608,175	$5,756,021	$9,820,811

Thomas C. Keys	Cash Severance	$2,076,056	$475,830	$2,071,260
	Benefits	$24,985		$24,985
	Equity Incentives		$2,612,559	$2,612,559
	Total	$2,101,041	$3,088,389	$4,708,804

J. Braxton Carter	Cash Severance	$1,806,234	$386,250	$1,802,500
	Benefits	$24,648		$24,648
	Equity Incentives		$1,697,134	$1,697,134
	Total	$1,830,882	$2,083,384	$3,524,282

Mark A. Stachiw	Cash Severance	$1,470,690	$314,925	$1,469,650
	Benefits	$24,985		$24,985
	Equity Incentives		$1,065,248	$1,065,248
	Total	$1,495,675	$1,380,173	$2,559,883

Dennis T. Currier	Cash Severance	$941,599	$191,750	$973,500
	Benefits	$24,648		$24,648
	Equity Incentives		$395,131	$395,131
	Total	$966,247	$586,881	$1,393,279

(1)
Upon a Change in Control, all outstanding unvested stock options and restricted stock attributable to the NEO would immediately vest and any annual cash performance awards attributable to each Named Executive Officer would immediately vest and be deemed earned in full at the target level as of the date of the Change in Control without regard to any applicable performance cycle, restriction or condition being completed or satisfied. Such vesting and payment is not conditioned on a termination of employment. These amounts reflect the value of the unvested outstanding awards of each Named Executive Officer upon an occurrence of a Change in Control. The closing price per share of the Company's Common Stock on December 30, 2011, $8.68, was used for the purpose of the valuations. For an example of the nature and amounts of the annual cash performance awards granted to our Named Executive Officers in 2011, see the column entitled “Non-Equity Incentive Plan Compensation” in the “2011 Summary Compensation Table.”

(2)
Upon a Change in Control, in addition to all the awards attributable to the NEO immediately vesting as noted in (1) above, if a resulting termination of employment also occurs, the Named Executive Officer would be entitled to receive the Cash Severance consisting of the Lump Sum Severance Payment described in more detail in “Change in Control Agreements” above, together with the Benefits consisting of certain health and dental benefits. Additionally, if a resulting termination event occurred, each Named Executive Officer would be paid any amounts owed to him as of the date of termination, including among other things, accrued and unpaid salary, reimbursement of business expenses, accrued vacation pay, plus any vested and unpaid annual cash performance award, plus any pro-rata portion of his annual cash incentive award for the year in which he was terminated, which payments are not included in this table.

Security Ownership of Principal Stockholders

The following table sets forth information as of February 29, 2012 regarding the beneficial ownership of each class of MetroPCS Communications outstanding capital stock by:

•	each of our directors;

•	each Named Executive Officer;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.
The beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock used to calculate each listed person’s percentage ownership of each such class includes the shares of Common Stock underlying options or other convertible securities held by such person that are exercisable or vest within 60 days after February 29, 2012.

	Common Stock Beneficially Owned
	Number	Percentage
Directors and Named Executive Officers(1)(16):

Roger D. Linquist(2)	13,069,425	3.50%
Thomas C. Keys(3)	1,640,097	*
J. Braxton Carter(4)	960,502	*
Mark A. Stachiw(5)	794,631	*
Dennis T. Currier(6)	74,403	*
W. Michael Barnes(7)	325,763	*
John (Jack) F. Callahan, Jr. (8)	75,532	*
C. Kevin Landry(9)	4,898,481	1.33%
Arthur C. Patterson(10)	5,379,836	1.46%
James N. Perry, Jr.(11)(12)	30,835,044	8.39%
All directors and Named Executive Officers as a group (10 persons)	58,053,714	15.37%

Beneficial Owners of More Than 5%:

BlackRock Inc.(13)	31,215,093	8.50%
40 East 52nd Street
New York, New York 10022
Capital Research Global Investors(14)	44,340,112	12.07%
333 South Hope Street
Los Angeles, CA 90071
Madison Dearborn Capital Partners IV, L.P.(11)(12)	30,581,312	8.33%
Three First National Plaza, Suite 4600
Chicago, IL 60602
Prudential Financial, Inc.(15)	24,652,023	6.71%
751 Broad Street
Newark, New Jersey 07102-3777

*    Represents less than 1%

(1)	Unless otherwise indicated, the address of each person is c/o MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.

(2)
Includes 6,496,481 shares of Common Stock issuable upon exercise of options and 81,668 shares of restricted stock as granted under our Equity Plans, 4,791,276 shares of Common Stock held directly by Mr. Linquist, and 1,700,000 shares of Common Stock held by THCT Partners, LTD, a partnership with which Mr. Linquist is affiliated, may be deemed to be a member of a “group” under Section 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Linquist disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in THCT Partners, LTD. Mr. Linquist has dispositive power with respect to the Common Stock held by THCT Partners, LTD.

(3)	Includes 1,506,410 shares of Common Stock issuable upon exercise of options and 47,605 shares of restricted stock as granted under our Equity Plans.

(4)	Includes 863,912 shares of Common Stock issuable upon exercise of options and 27,188 shares of restricted stock as granted under our Equity Plans.

(5)	Includes 733,277 shares of Common Stock issuable upon exercise of options and 17,917 shares of restricted stock as granted under our Equity Plans.

(6)	Includes 56,874 shares of Common Stock issuable upon exercise of options and 7,188 shares of restricted stock as granted under our Equity Plans.

(7)	Includes 295,219 shares of Common Stock issuable upon exercise of options and 500 shares of restricted stock as granted under our Equity Plans.

(8)	Includes 69,532 shares of Common Stock issuable upon exercise of options and 500 shares of restricted stock as granted under our Equity Plans.

(9)
Includes 16,800 shares of Common Stock issuable upon exercise of stock options and 500 shares of restricted stock as granted to Mr. Landry under our Equity Plans and 3,500 shares of Common Stock held directly by Mr. Landry. All other shares attributed to Mr. Landry are owned directly by TA Atlantic and Pacific V L.P., TA Investors II L.P., TA IX L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P. and TA/Atlantic and Pacific IV L.P., with which Mr. Landry is affiliated, may be deemed to be a member of a “group” (hereinafter referred to as TA Associates, et al) under Section 13d-3 of the Exchange Act and may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Landry disclaims beneficial ownership of such shares, except to the extent of his interest in such shares arising from his interests in TA Associates, et al.

(10)
Includes 194,356 shares of Common Stock issuable upon exercise of options and 500 shares of restricted stock as granted to Mr. Patterson under our Equity Plans and 392,662 shares of Common Stock held directly by Mr. Patterson. All other shares attributed to Mr. Patterson are owned directly by ACP Family Partnership L.P., Ellmore C. Patterson Partners, ACP 2007 Accel-7 GRAT U/A/D 4/2/07 and ACP 2007 Accel-10 GRAT U/A/D 4/2/07, with which Mr. Patterson may be deemed to share voting and/or investment power with respect to the shares owned by such entities. Mr. Patterson disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(11)
Includes 247,732 shares of Common Stock issuable upon exercise of options and 500 shares of restricted stock subject as granted to Mr. Perry under our Equity Plans and 5,500 shares of Common Stock held directly by Mr. Perry. All other shares attributed to Mr. Perry are owned directly by Madison Dearborn Capital Partners IV, L.P. (“MDCP IV”) and Madison Dearborn Partners IV, L.P. (“MDP IV”). Mr. Perry is a Managing Director of the general partner of MDP IV and a limited partner of MDP IV, and therefore may be deemed to share voting and investment power over such shares and therefore to beneficially own such shares. Mr. Perry disclaims any beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares arising from his interests in MDP IV.

(12)
MDCP IV and MDP IV may be deemed to be a “group” under Section 13d-3 of the Exchange Act and the shares held by MDCP IV may be deemed to be beneficially owned by MDP IV, the sole general partner of MDCP IV. As the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares held directly by MDCP IV, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff have shared voting and investment power over such shares. Messrs. Canning, Finnegan and Mencoff, and MDP IV each disclaims any beneficial ownership of any shares held by MDCP IV, except to the extent of their respective pecuniary interests therein

(13)
Based on a Schedule 13G reporting beneficial ownership as of December 30, 2011, BlackRock, Inc. as the parent holding company of the subsidiaries listed in such Schedule 13G, has sole voting power and sole dispositive power over 31,215,093 shares of Common Stock.

(14)
Based on a Schedule 13G reporting beneficial ownership as of December 30, 2011, Capital Research Global Investors is deemed to be the beneficial owner of 44,340,112 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(15)
Based on a Schedule 13G reporting beneficial ownership as of December 31, 2011, Prudential Financial, Inc. may have direct or indirect voting and/or investment discretion over 24,229,623 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. In addition, Prudential Financial, Inc. through its indirect ownership of The Prudential Insurance Company of America ("PICOA") may be deemed to presently hold 422,400 shares of Common Stock for the benefit of PICOA's general account. Prudential Financial, Inc. is also a Parent Holding Company and the indirect parent of Jennison Associates LLC (“Jennison”), which separately filed a Schedule 13G reporting beneficial ownership as of December 31, 2011, of 22,153,773 shares held by entities to which it furnishes investment advice. Jennison reports that it has sole voting power and shared dispostive power over these shares. Jennison does not file jointly with Prudential, as such, shares of Common Stock reported by Jennison may be included in the shares reported by Prudential Financial, Inc.

(16)	Does not include the following number of shares of unvested restricted stock that are not beneficially owned and have no voting and/or investment power, but are held by the following individuals:

Name	Number of Shares
Roger D. Linquist	507,500
Thomas C. Keys	285,000
J. Braxton Carter	217,500
Mark A. Stachiw	285,000
Dennis T. Currier	60,000
W. Michael Barnes	12,000
John (Jack) F. Callahan, Jr.	12,000
C. Kevin Landry	12,000
Arthur C. Patterson	12,000
James N. Perry, Jr.	12,000
TRANSACTIONS WITH RELATED PERSONS AND APPROVAL
Under the rules of the SEC, we must disclose certain “Related Persons Transactions” in which (1) the Company is a participant in a transaction exceeding $120,000 and (2) a director, executive officer, director nominee (or an immediate family member of any of the foregoing) or a holder of greater than 5% of our Common Stock has a direct or indirect material interest.
Corey A. Linquist co-founded the Company and is the son of our Chief Executive Officer and Chairman of our Board, Roger D. Linquist, and has served as our Vice President and General Manager, Sacramento since January 2001. In 2011, we paid Mr. Corey Linquist $290,736 in base salary and a performance based bonus for 2011 of $131,200, and we granted him options to purchase up to 30,000 shares of our Common Stock at an exercise price of $14.40 per share. These options expire on February 28, 2021. Additionally, we awarded Mr. Linquist 15,000 shares of restricted stock in 2011.
Todd C. Linquist, the son of our Chief Executive Officer and Chairman of our Board, Roger D. Linquist, has held several positions with us since July 1996, and since December 2008 has been our Vice President Product Management and previously served as our Staff Vice President, Wireless Data Services from September 2006 to November 2008. In 2011, we paid Mr. Todd C. Linquist a salary of $132,574, and we granted him options to purchase 50,000 shares to acquire our Common Stock at an exercise price of $14.40 per share and expiring on February 28, 2021. Additionally, we awarded Mr. Linquist 20,000 shares of restricted stock in 2011. Mr. Linquist resigned from the Company on July 1, 2011.

Phillip R. Terry, the son-in-law of our Chief Executive Officer and Chairman of our Board, Roger D. Linquist, since March 2009 has been our Senior Vice President, Corporate Marketing and previously served as our Vice President of Corporate Marketing from December 2003 to February 2009. In 2011, we paid Mr. Terry $269,200 in base salary, and a performance based bonus for 2011 of $196,300, and we granted him options to purchase 45,000 shares to acquire our Common Stock at an exercise price of $14.40 per share. These options will expire on February 28, 2021. Additionally, we awarded Mr. Terry 15,000 shares of restricted stock in 2011.

A private equity fund advised by Madison Dearborn Partners LLC, is one of our greater than 5% stockholders. Investment funds advised by Madison Dearborn Partners, LLC own:

•
Less than 20% interest in New Asurion, or Asurion, a company that provides services to our customers, including handset insurance programs. Pursuant to our agreement with Asurion, we bill our customers directly for these services and we remit the fees collected from our customers for these services to Asurion. As compensation for providing this billing and collection service, Asurion paid the Company approximately $10.9 million since January 1, 2011. Asurion also purchased replacement handsets through our third-party distributor for approximately $19.7 million since January 1, 2011.

•	Less than 20% equity interest in Univision Communications, which we paid approximately $5.0 million since January 1, 2011 for advertising services.

•
Less than 60% interest in NextG Networks, or NextG, and have the right to appoint a majority of the directors on the NextG board of directors. NextG provides DAS leases and maintenance of the DAS operations to us and other wireless carriers. DAS leases are accounted for as capital or operating leases in the Company's financial statements. The Company paid NextG approximately $70.7 million for these DAS services since January 1, 2011, with an additional $247.2 million due through the remaining term of the agreement.

Each of these agreements with the Company was negotiated at arms-length, and we believe each represents market terms.
Procedures for Approval of Related Person Transactions
Our written Related Person Transaction Policy requires that each director, officer and employee involved in a Related Person Transaction notify the Company's legal department and the Audit Committee, and that each such transaction be approved or ratified by the Audit Committee, except with respect to any “Material Related Person Transaction” (defined below) which will be recommended for approval or disapproval by the Audit Committee to the Board. Additionally, all Material Related Person Transactions involving a director shall be reviewed and recommended by the Nominating and Corporate Governance Committee to the Board as to whether such transaction will cause such director to cease being independent under applicable law and regulations, our Corporate Governance Guidelines, or the listing standards of the NYSE. A “Material Related Person Transaction” is a Related Person Transaction determined by the Audit Committee to be potentially or actually material to the Company or to any director or officer of the Company, including whether such transaction might impact the independence of any outside director.
In determining whether to approve a Related Person Transaction, the Audit Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

•	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person;

•	whether there are business reasons and benefits for the Company to enter into the Related Person Transaction;

•
whether the Related Person Transaction would impair the independence of an outside director, and whether such transaction is with immediate family members or an entity which is owned or controlled in substantial part by a director; and

•
whether the Related Person Transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related person, the direct or indirect nature of the director's, executive officer's or other related person's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.
Indemnification

We indemnify our Directors and our officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our Bylaws, and we have also entered into agreements with our Directors, officers and certain other covered employees which require us to indemnify and advance expenses to such directors, officers and employees to the fullest extent permitted by applicable law if the person is or threatened to be made a party to any threatened, pending or completed action, suit, proceeding, investigation, administrative hearing whether formal or informal, governmental or non-governmental, civil, criminal, or investigative, if such Director, officer or employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company or in a manner otherwise expressly permitted under our Certificate of Incorporation or Bylaws, as either may be amended from time to time.
Registration Rights Agreement

In connection with our initial public offering in April 2007, we amended and restated our existing stockholder agreement and renamed it as a registration rights agreement. The stockholder parties to the registration rights agreement are entitled to certain rights with respect to the registration of the sale of such shares under the Securities Act. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, holders who cannot otherwise sell our Common Stock without restriction are entitled to notice of such registration and are entitled to include shares in the registration. Stockholders benefiting from these rights may also require us to file a registration statement under the Securities Act at our expense with respect to their shares of Common Stock, and we will be required to use our best efforts to effect such registration. Further, these stockholders may require us to file additional registration statements on Form S-3 at our expense. These rights are subject to certain conditions and limitations, among them the rights of underwriters to limit the number of shares included in such registration.

Proposal 2
Ratification of the Appointment of Deloitte & Touche LLP
As Our Independent Registered Public Accounting Firm for Fiscal Year 2012
The Audit Committee appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to ratification by the stockholders of the Company at the 2012 Annual Meeting. Although ratification is not required, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2005 and is considered by management to be well qualified.
One or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Audit and All Other Fees
Fees for services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2011 and 2010 were as follows (dollars in thousands):

	2011	2010
Audit Fees (1)	$3,600	$3,675
Audit-Related Fees (2)	55	279
Tax Fees (3)	551	143
All Other Fees (4)	7	2
Total Fees	$4,213	$4,099

(1)
Consists of fees billed for the audits of our consolidated financial statements for the years ended December 31, 2011 and 2010, reviews of our interim financial statements, and auditing the Company’s assessment of its compliance with Section 404 of the Sarbanes-Oxley Act as it relates to internal controls over financial reporting.

(2)
Consists of fees billed for assurance and related services, other than those included in Audit Fees and includes fees in 2011 and 2010 for XBRL Agreed Upon Procedures. Fees billed in 2010 also include procedures performed related to our 7 7/8% Senior Notes due 2018 and 6 5/8% Senior Notes due 2020 offerings.

(3)	Consists of fees billed in 2011 related to state tax policy analysis, tax credit studies and tax advise and fees billed in 2010 related to tax credit studies.

(4)	Consists of subscription fees billed for the Deloitte Accounting Research Tool in 2011 and 2010. 2011 also includes seminar registration fees.

Audit Committee Pre-Approval of Independent Registered Public Accounting Firm Services
In order to assure continued independence of our independent registered public accounting firm, the Audit Committee has adopted a policy requiring pre-approval of audit, audit related, and non-audit services performed by our independent registered public accounting firm. The Committee has approved all of our independent registered accounting firm’s engagements and fees presented above.
Required Vote
Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
The Board of Directors recommends you vote
FOR
the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

Other Information and Business

Company Information

The Company's website contains the Company's current Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, the Code of Ethics and the Company's SEC filings. You may view or download any of these documents free of charge at www.metropcs.com by clicking on the “About Us” tab and selecting Investor Relations then Corporate Governance and SEC Filings & Reports. You will also find a copy of this Proxy Statement, a copy of the Company's Annual Report to Stockholders for 2011, or Annual Report, a copy of the Company's annual report on Form 10-K for fiscal year ended December 31, 2011 as filed with the SEC, and a copy of the Company's quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain a copy of any of the above-listed documents, including the Company's annual report on Form 10-K, upon request, free of charge, by sending a request in writing to the Company's Investor Relations department at MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082.
Duplicate Mailings (Householding)

The Company is required to provide an Annual Report and Proxy Statement to all stockholders of record on the Record Date. If you have more than one account in your name or another person at the same address has an account, the Company or your broker may deliver only one copy of this Proxy Statement and the Annual Report as permitted by the Securities Act, unless you notify the Company of your desire to receive multiple copies.

The Company will promptly deliver, upon oral or written request, at no charge, additional copies of the Proxy Statement and the Annual Report to any stockholder residing at the same address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Investor Relations department at MetroPCS Communications, Inc., 2250 Lakeside Blvd., Richardson, Texas 75082, or by calling the Investor Relations department at 214-570-4641.

Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement and Annual Report may contact our Investor Relations department at the address and phone above or our transfer agent, AST, to request that only a single copy of the Proxy Statement and the Annual Report be mailed in the future. You may contact AST at 800-937-5449 or by mail at American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038.
Stockholder Proposals for the 2012 and 2013 Annual Meetings of Stockholders
Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our 2013 Annual Meeting of Stockholders. To be eligible for inclusion in our 2013 Proxy Statement under Rule 14a-8, your proposal must be received by us no later than the close of business December 17, 2012, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8. In 2011, the Company received a proposal from a stockholder for inclusion in our Proxy Statement for the Annual Meeting to eliminate our classified board, which was subsequently withdrawn upon our commitment of our intention to seek stockholder approval at the 2013 Annual Meeting of Stockholders of an amendment to our Certificate of Incorporation to declassify our Board, see “Board Composition” in the “Corporate Governance” section.
Business Proposals and Nominations Pursuant to our Bylaws. Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2013 Annual Meeting of Stockholders that will not be included in our Proxy Statement pursuant to Rule 14a-8, you must comply with the procedures and timing specifically described in our Bylaws. In addition, assuming the date of the 2013 Annual Meeting of Stockholders is not more than 30 days before and not more than 60 days after the anniversary date of the 2012 Annual Meeting, you must notify us in writing and such written notice must be delivered to our Secretary no earlier than January 24, 2013, and no later than February 23, 2013.
A copy of our Bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained free of charge from the Company's Secretary at the address indicated on the first page of this Proxy Statement or on our website at www.metropcs.com under the Investor Relations tab, Corporate Governance. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company's proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of 10% or more of the Company's outstanding Common Stock to file reports concerning their ownership (Form 3) and changes in ownership (Form 4 and Form 5) of Company equity securities with the SEC. Based solely upon our review of such reports, the Company believes that all persons filed on a timely basis all reports required by Section 16(a), except for: Dennis T. Currier, with respect to a Form 4 filed with the SEC on May 19, 2011 due to an inadvertent corporate administrative error and a Form 4 filed with the SEC on November 9, 2011 due to a third party administrative error, each of which reported one transaction; Roger D. Linquist, with respect to a Form 4 reporting two transactions filed with the SEC on June 21, 2011 due to a third party administrative error; and Christine B. Kornegay, with respect to a Form 4 reporting two transactions filed with the SEC on May 19, 2011 due to an inadvertent corporate administrative error.
Other Business
Management does not know of any other items or business, other than those in the accompanying Notice of Annual Meeting of Stockholders, which may properly come before the Annual Meeting or other matters incident to the conduct of the Annual Meeting.
As to any other item or proposal that may properly come before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
The form of proxy, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement, and this Proxy Statement have been approved by the Board and are being provided to stockholders by its authority.
By Order of the Board of Directors,
Roger D. Linquist
Chairman of the Board of Directors and Chief Executive Officer

2012 ANNUAL MEETING ADMISSION TICKET

ANNUAL MEETING OF STOCKHOLDERS OF

metroPCS®
Wireless for All.

Thursday, May 24, 2012
10:00 A.M., CDT

At the Annual Meeting, stockholders will vote upon the proposals outlined in the Notice of Annual Meeting of Stockholders of MetroPCS Communications, Inc. and any other business as may properly come before the Annual Meeting. We look forward to your participation.

Upon arrival please present this Admission Ticket, together with a valid government-issued photo identification to enter the Annual Meeting. This Admission Ticket only admits the stockholder identified on the reverse side and is non-transferable.

0

metroPCS®
Wireless for All.

2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If the proxy card is signed, dated and returned with no specific direction, your shares will be voted in accordance with the Board of Directors' recommendations as stated in the Proxy Statement. The proxies cannot vote your shares unless you sign and date and return this card.

The undersigned stockholder of MetroPCS Communications, Inc. ("MetroPCS") acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2011. The undersigned hereby revokes any proxy heretofore given with respect to such Annual Meeting and hereby appoints Messrs. J. Braxton Carter, Vice Chairman and CFO, and Thomas C. Keys, President and COO, with full authority and power to act, which may be exercised by either one or both of them, with power of substitution, as proxies and attorneys-in fact and hereby authorizes them to represent and to vote all shares of common stock of MetroPCS (the "Common Stock") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MetroPCS, and any adjournment(s) or postponement(s) thereof, as indicated on the reverse side, and in their discretion on all other matters as may properly come before the Annual Meeting, which shall be held in the Bank of America Theater at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082 at 10:00 a.m. (CDT) on May 24, 2012 (the "Annual Meeting").

(Continued and to be marked, signed and dated on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

metroPCS®
Wireless for All.

May 24, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available at http://www.allianceproxy.com/metropcs/2012

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20230000000000000000 0 052412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class II Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John (Jack) F. Callahan, Jr.
- ○ W. Michael Barnes

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The shares will be voted as recommended by the Board of Directors UNLESS otherwise indicated in which case they will be voted as marked.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

metroPCS
Wireless for All.

May 24, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available at http://www.allianceproxy.com/metropcs/2012

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 052412

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class II Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ John (Jack) F. Callahan, Jr.
○ W. Michael Barnes

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The shares will be voted as recommended by the Board of Directors UNLESS otherwise indicated in which case they will be voted as marked.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.